                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    ROCK BOTTOM RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $.01 per share, of Rock Bottom Restaurants,
         Inc.
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         8,163,755 shares of Common Stock based on the number of shares outstanding on June 14, 1999.
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         The filing fee of $12,423 was calculated pursuant to Exchange Act Rule 0-11(c)(1), and is the product of multiplying (A) 1/50 of 1% by an amount equal to (B) the sum of (x) the product of 163,755 shares of Common Stock, less the 2,200,173 shares of Common Stock contributed by certain persons to RB Capital, Inc. by, $10.00 per share, and (y) the aggregate amount anticipated to be paid to certain persons holding options to purchase shares of Common Stock in consideration of the cancellation of such options.
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $62,112,544.
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $12,423.
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
             $12,423.
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Schedule 13E-3.
         -----------------------------------------------------------------------
     (3) Filing Party:
         Rock Bottom Restaurants, Inc., RB Capital, Inc., RBR Acquisition Corp., Frank B. Day, Robert D. Greenlee, Arthur Wong and David M. Lux
         -----------------------------------------------------------------------
     (4) Date Filed:
         April 19, 1999.
         -----------------------------------------------------------------------

                 As filed with the Commission on June 24, 1999

                                     [LOGO]

                       248 CENTENNIAL PARKWAY, SUITE 100
                           LOUISVILLE, COLORADO 80027
                                 (303) 664-4000

Dear Stockholder:                                                  June 24, 1999

    You are cordially invited to attend a Special Meeting of Stockholders of Rock Bottom Restaurants, Inc. to be held at Hotel Boulderado, 2115 13th Street, Boulder, Colorado on Friday, July 23 at 10:00 a.m., Mountain Daylight Time.

    At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of March 18, 1999, by and among RB Capital, Inc., RBR Acquisition Corp. and Rock Bottom, as it may be amended from time to time, providing for the merger of RBR Acquisition, a wholly owned subsidiary of RB Capital, with and into Rock Bottom, with Rock Bottom as the surviving corporation. Pursuant to the proposed merger, you will be entitled to receive $10.00 in cash, without interest, for each of your shares of common stock of Rock Bottom. RB Capital is and after the proposed Merger will be controlled principally by Frank B. Day Chairman of the Board of Directors, President and Chief Executive Officer of Rock Bottom, and certain other directors of Rock Bottom. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully.

    Rock Bottom's board of directors formed a special committee of disinterested directors to mitigate any conflict of interest in evaluating this merger proposal and other proposals and indications of interest in Rock Bottom, and to negotiate the proposals, including the terms of the merger agreement with RB Capital and RBR Acquisition and related agreements.

    The board of directors of Rock Bottom, acting on the unanimous recommendation of the special committee, has unanimously approved the merger agreement and declared the merger agreement advisable. The special committee and the entire board of directors believe that the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of Rock Bottom's stockholders (other than RB Capital, RBR Acquisition and their affiliates). Therefore, THE BOARD OF DIRECTORS, BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching its decision, the board of directors considered, among other things, the written opinion of U.S. Bancorp Piper Jaffray Inc., the special committee's financial advisor, that, as of March 18, 1999, the $10.00 per share cash consideration to be received by Rock Bottom's stockholders in the proposed Merger was fair to Rock Bottom's stockholders (other than RB Capital, RBR Acquisition and their affiliates) from a financial point of view.

    The proposed merger is an important decision for Rock Bottom and its stockholders. The proposed merger cannot occur unless, among other things, the merger agreement is approved by the affirmative vote of the holders of a majority of all outstanding shares of common stock of Rock Bottom. Whether or not you plan to attend the special meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Failure to return an executed proxy card will constitute, in effect, a vote against approval of the merger agreement and the transactions contemplated thereby.

    On behalf of the board of directors, I urge you to consider the enclosed materials carefully and, based on the recommendation of the special committee, recommend you vote "FOR" approval of the merger agreement and the transactions contemplated thereby.

                                          Sincerely,

                                          Duncan H. Cocroft
                                          CHAIRMAN OF THE SPECIAL COMMITTEE
                                          OF THE BOARD OF DIRECTORS

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    This proxy statement and proxy are being mailed to Rock Bottom's stockholders beginning about June 24, 1999.

                                     [LOGO]

                       248 CENTENNIAL PARKWAY, SUITE 100
                           LOUISVILLE, COLORADO 80027
                                 (303) 664-4000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:      July 23, 1999
Time:      10:00 a.m., Mountain Daylight Time
Place:     Hotel Boulderado, 2115 13th Street, Boulder, Colorado

    A special meeting of the stockholders of Rock Bottom Restaurants, Inc. is being held for the following purposes:

    - To consider and vote upon the Agreement and Plan of Merger, dated as of March 18, 1999, by and among RB Capital, Inc., RBR Acquisition Corp. and Rock Bottom Restaurants, Inc., as it may be amended from time to time, and the transactions contemplated thereby, including the merger of RBR Acquisition with and into Rock Bottom, with Rock Bottom as the surviving corporation and with stockholders of Rock Bottom (other than RB Capital, RBR Acquisition and their affiliates) entitled to receive $10.00 in cash, without interest, for each share of Rock Bottom's common stock.

    - To consider any other matters that may properly be brought before the special meeting or any adjournment(s) or postponement(s) thereof.

    Only stockholders of record on June 14, 1999 are entitled to notice of, and to vote at, the special meeting. During the ten day period prior to the special meeting, any stockholder may examine a list of Rock Bottom's stockholders of record, for any purpose related to the special meeting, during ordinary business hours at the offices of Rock Bottom: 248 Centennial Parkway, Suite 100, Louisville, Colorado 80027.

    Stockholders of Rock Bottom who do not vote in favor of the merger agreement will have the right to dissent and to seek appraisal of the fair value of their shares if the merger is completed and they comply with the Delaware law procedures explained in the accompanying proxy statement.

    The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Annex A to the accompanying proxy statement.

                                          By Order of the Board of Directors

                                          Robert D. Greenlee
                                          SECRETARY

Louisville, Colorado
June 24, 1999

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
QUESTIONS AND ANSWERS ABOUT THE MERGER.........          1

SUMMARY........................................          4

  The Special Meeting..........................          4

  Special Factors..............................          4

  The Merger Agreement.........................          4

    The Merger Consideration...................          4

    Conditions to the Merger...................          4

    Termination of the Merger Agreement........          5

    Acquisition Proposals......................          5

    Fees and Expenses..........................          5

  Dissenters' Rights of Appraisal..............          5

  Selected Consolidated Financial Data of the
    Company....................................          6

THE PARTIES....................................          8

  The Company..................................          8

  RB Capital...................................          8

  RBR Acquisition..............................          8

SPECIAL FACTORS................................          8

  Background of the Merger.....................          8

  Recommendation of the Special Committee and
    Board of Directors; Fairness of the
    Merger.....................................         18

    Special Committee..........................         18

    Board of Directors of the Company..........         21

  Opinion of Financial Advisor to the Special
    Committee..................................         22

    Proposed Consideration.....................         24

    Market Analysis............................         24

    Comparable Company Analysis................         24

    Comparable Transaction Analysis............         25

    Premiums Paid Analysis.....................         26

    Discounted Cash Flow Analyses..............         27

    LBO Analysis...............................         27

  Certain Projections..........................         29

                                                   PAGE
                                                 ---------

  RB Capital's and RBR Acquisition's Purpose
    and Reason for the Merger..................         31

  Interests of Certain Persons in the Merger;
    Certain Relationships......................         32

    Retained Equity Interest...................         32

    Directors and Management of the Surviving
      Corporation..............................         34

    Management Employment Agreements...........         34

    Restricted Stock...........................         35

    Affiliated Leases..........................         35

    Other Arrangements with Affiliates.........         36

  Certain Effects of the Merger................         36

  Plans for the Company after the Merger.......         37

  Conduct of the Business of the Company if the
    Merger is not Consummated..................         38

  Accounting Treatment.........................         38

  Financing of the Merger......................         38

    Senior Secured Revolving Credit and Term
      Loan Facility............................         38

    Subordinated Credit Facility and Junior
      Equity...................................         40

    Equity Contributions.......................         43

    Sale-Leaseback Transactions................         43

  Regulatory Requirements; Third Party
    Consents...................................         44

  Material Federal Income Tax Consequences of
    the Merger.................................         45

    Treatment of Holders of Common Stock.......         45

    Backup Withholding.........................         46

  Fees and Expenses............................         46

INFORMATION CONCERNING THE SPECIAL MEETING.....         47

  Time, Place and Date.........................         47

  Purpose of the Special Meeting...............         47

  Record Date; Voting at the Meeting; Quorum...         48

                                                   PAGE
                                                 ---------
  Required Vote................................         48

  Voting and Revocation of Proxies.............         49

  Action to be Taken at the Special Meeting....         49

  Proxy Solicitation...........................         49

THE MERGER AGREEMENT...........................         50

  The Merger; Merger Consideration.............         50

  Treatment of Certain Shares Held by the
    Founders and Certain Other Individuals.....         51

  The Exchange Fund; Payment for Shares of
    Common Stock...............................         51

  Transfers of Common Stock....................         52

  Treatment of Stock Options...................         52

  Conditions...................................         53

  Representations and Warranties...............         53

  Covenants....................................         55

  Acquisition Proposals........................         56

  Termination..................................         57

  Fees and Expenses............................         58

  Amendment/Waiver.............................         60

THE VOTING AGREEMENT...........................         60

CERTAIN LITIGATION.............................         61

DISSENTERS' RIGHTS OF APPRAISAL................         61

MARKET FOR THE COMMON STOCK....................         65

  Common Stock Market Price Information;
    Dividend Information.......................         65
                                                   PAGE
                                                 ---------

  Common Stock Purchase Information............         65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT...............................         66

DIRECTORS AND MANAGEMENT.......................         67

  The Company..................................         67

  RB Capital and RBR Acquisition...............         68

CAUTIONARY STATEMENT REGARDING FORWARD--LOOKING
  STATEMENTS...................................         69

INDEPENDENT AUDITORS...........................         70

STOCKHOLDER PROPOSALS..........................         70

WHERE YOU CAN FIND MORE INFORMATION............         70

OTHER BUSINESS.................................         71

AVAILABLE INFORMATION..........................         71

LIST OF DEFINED TERMS..........................         72

ANNEX A--Agreement and Plan of Merger, dated as
  of March 18, 1999, by and among RB Capital,
  Inc., RBR Acquisition Corp., and Rock Bottom
  Restaurants, Inc.............................        A-1

ANNEX B--Opinion of U.S. Bancorp Piper Jaffray
  Inc..........................................        B-1

ANNEX C--Section 262 of the Delaware General
  Corporate Law Relating to Dissenters'
  Rights.......................................        C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: RB Capital will acquire Rock Bottom by merging RBR Acquisition, a wholly-owned subsidiary of RB Capital, into Rock Bottom with Rock Bottom as the surviving corporation.

Q: WHO ARE RB CAPITAL AND RBR ACQUISITION?

A: RB Capital and RBR Acquisition were formed in connection with the proposed merger by Frank B. Day, Chairman of the board of directors, President and Chief Executive Officer of Rock Bottom; Robert D. Greenlee, Secretary of Rock Bottom; Arthur Wong; and David M. Lux (collectively, the "Founders"). Each of the Founders is a director and stockholder of Rock Bottom. RBR Acquisition is a wholly owned subsidiary of RB Capital. Currently, the only individuals committed to become stockholders of RB Capital are the Founders, but certain other officers and employees of Rock Bottom may enter into agreements with RB Capital and Rock Bottom to become RB Capital stockholders. Each of the Founders and other stockholders of RB Capital will have a direct ownership interest in RB Capital and an indirect ownership interest in RBR Acquisition and, following the merger, in Rock Bottom.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Stockholders of Rock Bottom (other than RB Capital, RBR Acquisition and stockholders who dissent and seek appraisal of the fair value of their shares) will be entitled to receive $10.00 in cash, without interest, for each share of Rock Bottom's common stock. If you own stock options of Rock Bottom, you will be entitled to receive, for each stock option, the difference between $10.00 and the exercise price of such stock option unless you have agreed in writing with RB Capital and Rock Bottom prior to the effective time of the merger to exchange such options for options or restricted stock of RB Capital.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
    AGREEMENT?

A: In the opinion of the board of directors, based upon the unanimous recommendation of the special committee, the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of Rock Bottom's stockholders (other than RB Capital, RBR Acquisition and their affiliates), and the board of directors has accordingly unanimously approved the merger agreement and declared it advisable. To review the background and reasons for the merger in greater detail, see pages 8 to 22.

Q: SINCE CERTAIN MEMBERS OF THE BOARD OF DIRECTORS ARE ALSO STOCKHOLDERS OR
    FUTURE STOCKHOLDERS OF RB CAPITAL, WHAT CONFLICTS OF INTEREST DOES THE BOARD OF DIRECTORS HAVE IN RECOMMENDING APPROVAL OF THE MERGER AGREEMENT?

A: Four of the seven members of the board of directors have a conflict of interest in recommending approval of the merger agreement because they are committed to become stockholders of RB Capital. If the merger occurs, these four individuals will indirectly own a majority of Rock Bottom's common stock following the merger and as a result will receive the majority of the benefit of future earnings, growth and increased value of Rock Bottom, while you will no longer receive any such benefit. To counteract this conflict of interest, the board of directors recommendation is based on the unanimous recommendation of the special committee, which did not have a conflict of interest in making the recommendation. To review the factors considered by the special committee and the board of directors in approving the merger agreement, see pages 18 to 22.

Q: HOW DID THE BOARD OF DIRECTORS MAKE SURE THE PRICE PER SHARE I WILL RECEIVE
    IN THE PROPOSED MERGER IS FAIR TO ME?

A: The board of directors formed a special committee consisting of three disinterested directors to evaluate and negotiate the terms of the merger agreement with the company formed by the Founders. The special committee independently selected and retained legal and financial advisors to assist it in the negotiation, and received an opinion from its financial advisor, on which the special committee and the entire board of directors relied, that as of its date (assuming you are a person other than RB Capital, RBR Acquisition or an affiliate of either) the $10.00 per share you will receive in the proposed merger is fair to you from a financial point of view.

Q: WHAT ARE THE DISADVANTAGES TO ME OF MERGING ROCK BOTTOM WITH RBR ACQUISITION?

A: Following the proposed merger, the holders of Rock Bottom's common stock will no longer benefit from the earnings or growth of Rock Bottom.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A: The holders of a majority of all outstanding shares of Rock Bottom's common stock must vote to approve the merger agreement. The Founders currently own approximately 28.0% of Rock Bottom's common stock in the aggregate, which they have agreed to vote in favor of the merger agreement.

Q: WHAT DO I NEED TO DO NOW?

A: Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Stockholders who oppose the merger may dissent and seek appraisal of the fair value of their shares, but only if they comply with all of the Delaware law procedures explained on pages 61 to 64 and in Annex C to this proxy statement.

Q: WHO CAN VOTE ON THE MERGER?

A: All stockholders of record as of the close of business on June 14, 1999 will be entitled to notice of, and to vote at, the special meeting to approve the merger agreement and the transactions contemplated thereby.

Q: SHOULD I SEND MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will ONLY vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or another signed proxy card with a later date to American Stock Transfer & Trust, Inc., Rock Bottom's transfer agent, before the special meeting or simply attend the special meeting and vote in person. American Stock Transfer's address is 938 Quail Street, Lakewood, Colorado 80215.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The cash you receive for your shares generally will be taxable for U.S. federal income tax purposes. To review the federal income tax consequences to stockholders in greater detail, see pages 45 to 46.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect that any other matters will be voted upon at the special meeting.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Theresa Shelton, Vice President-Finance, Treasurer and Assistant Secretary of Rock Bottom at (303) 664-4379.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU, AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE ANNEXES TO IT, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE. TO UNDERSTAND THE PROPOSED MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE PROPOSED MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES TO IT, AND THE DOCUMENTS INCORPORATED BY REFERENCE.

THE SPECIAL MEETING (SEE PAGE 47)

    A Special Meeting of Stockholders of Rock Bottom will be held at 10:00 a.m., Mountain Daylight Time, on Friday, July 23, 1999 at Hotel Boulderado, 2115 13th Street, Boulder, Colorado. At the special meeting, you will be asked to consider and vote on a proposal to approve the merger agreement described in this proxy statement.

    Only holders of shares of Rock Bottom common stock who are holders at the close of business on the record date, June 14, 1999, will be entitled to notice of, and to vote at, the special meeting. On the record date, there were 8,163,755 shares of common stock outstanding and entitled to vote held by approximately 250 stockholders of record.

    Each share of common stock is entitled to one vote per share. As of June 14, 1999, 8,163,755 votes were eligible to be cast at the special meeting.

    Delaware law requires that the holders of a majority of the voting power of all outstanding shares of Rock Bottom common stock vote to approve the merger agreement. The Founders currently own 2,250,173 shares of Rock Bottom common stock in the aggregate, representing approximately 28.0% of the outstanding shares of common stock as of the record date. To review a more detailed description of the interests of the Founders and other future stockholders of RB Capital, see pages 32 to 36.

    Each of the Founders, together with RB Capital and RBR Acquisition, entered into a voting agreement, dated as of March 18, 1999 with Rock Bottom, which provides, among other things, that each of them will vote all their shares in favor of the merger agreement and the transactions contemplated thereby. The executive officers of Rock Bottom who are not Founders also intend to vote all their shares (69,714 shares in the aggregate or approximately 0.9% of the outstanding shares of common stock as of June 14, 1999) in favor of the merger agreement and the transactions contemplated thereby.

SPECIAL FACTORS (SEE PAGE 8)

    There are a number of factors that you should consider in connection with voting your shares. They include:

    - the background of the merger;

    - the factors considered by the special committee and the board of directors;

    - the opinion of the financial advisor to the special committee;

    - the recommendation of the special committee and the board of directors;

    - the purpose and effect of the merger;

    - the interests of certain persons in the merger; and

    - the financing of the merger.

    These factors, in addition to several other factors to be considered in connection with the merger, are described in this proxy statement. For a detailed discussion of each of these factors, see pages 8 to 47.

THE MERGER AGREEMENT (SEE PAGE 50)

    THE MERGER CONSIDERATION (SEE PAGE 50)

    If the merger is completed, you will be entitled to receive $10.00 per share in cash for each share of Rock Bottom common stock you own, without interest.

    CONDITIONS TO THE MERGER (SEE PAGE 53)

    A number of conditions must be satisfied before any of Rock Bottom, RB Capital or RBR

Acquisition is obligated to complete the merger, including, among others, the following:

    - the merger must be approved by a majority of the voting power held by the stockholders of Rock Bottom; and

    - there must be no legal or judicial restraints or prohibitions preventing completion of the merger.

    Additional conditions involving the funding of the financing for the merger and compliance with representations, warranties and covenants must be satisfied by Rock Bottom or waived by RB Capital or RBR Acquisition before either RB Capital or RBR Acquisition is obligated to complete the merger.

    Additional conditions involving the compliance with representations, warranties and covenants must be satisfied by RB Capital and RBR Acquisition or waived by Rock Bottom before Rock Bottom is obligated to complete the merger.

    TERMINATION OF THE MERGER AGREEMENT
      (SEE PAGE 57)

    Rock Bottom and RB Capital may agree at any time (including any time after the special meeting) to terminate the merger agreement. In addition, either Rock Bottom or RB Capital may terminate the merger agreement without the agreement of the other party under certain circumstances.

    ACQUISITION PROPOSALS (SEE PAGE 56)

    In the merger agreement, Rock Bottom agrees not to solicit or encourage any acquisition proposal for 30% or more of Rock Bottom's assets or common stock. In addition, Rock Bottom agrees not to engage in any discussions or provide access to information about Rock Bottom with respect to any acquisition proposal for 30% or more of Rock Bottom's assets or stock except under certain circumstances.

    Under the terms of the merger agreement, neither the board of directors nor the special committee is permitted to engage in negotiations with respect to an acquisition proposal, withdraw or modify its recommendation of the merger and the merger agreement or approve, declare advisable or recommend an acquisition proposal other than the merger, except under certain circumstances.

    FEES AND EXPENSES (SEE PAGE 58)
    Under certain circumstances, Rock Bottom will pay RB Capital a termination or "break up" fee equal to $1,000,000 PLUS, in certain circumstances, an additional amount of unutilized expense reimbursement up to $250,000.

    In addition, under certain circumstances, Rock Bottom will reimburse RB Capital for its costs and expenses incurred in connection with the transactions contemplated by the merger agreement in an amount up to $1,750,000 in the aggregate, PLUS an additional amount of up to $500,000, in the event no termination or "break up" fee is payable to RB Capital under the merger agreement. Under no circumstances will the sum of the termination or "break up" fee and the amount of the expense reimbursement payable to RB Capital as described above, exceed $2,750,000 in the aggregate.

    For a more detailed discussion of the circumstances under which a termination or "break up" fee may be payable to RB Capital by, or RB Capital's expenses may be reimbursed by, Rock Bottom, see pages 58 to 60.

DISSENTERS' RIGHTS OF APPRAISAL (SEE PAGE 61)

    Any stockholder who does not wish to accept $10.00 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

    - you must NOT vote in favor of the merger agreement; and

    - you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement.

    Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains the Delaware statute relating to your right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your right of appraisal.

SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

    The following table sets forth selected consolidated financial data for Rock Bottom and its subsidiaries as of and for each of the five fiscal years in the period ended December 27, 1998, and as of and for each of the fiscal quarters ended March 29, 1998 and March 28, 1999. No separate financial information is provided for RB Capital or RBR Acquisition since each is a special purpose entity formed in connection with the proposed merger and has no independent operations. No pro forma data giving effect to the proposed merger is provided because Rock Bottom does not believe such information is material to stockholders in evaluating the proposed merger and merger agreement since (1) the proposed merger consideration is all cash and (2) if the proposed merger is completed, the common stock of Rock Bottom would cease to be publicly traded.

    The financial information for Rock Bottom as of and for each of the five fiscal years in the period ended December 27, 1998 has been derived from the consolidated financial statements of Rock Bottom which have been audited by Arthur Andersen LLP. The financial information for Rock Bottom as of and for the fiscal quarters ended March 29, 1998 and March 28, 1999, has been derived from the unaudited consolidated financial statements of Rock Bottom which, in the opinion of Rock Bottom's management, include all adjustments necessary for a fair presentation of Rock Bottom's financial position and results of operations. All such adjustments, except for acquisition transaction costs, are of a normal recurring nature. The results of operations for the fiscal quarter ended March 28, 1999, is not necessarily indicative of the results that may be achieved for the full fiscal year, and cannot be used to indicate financial performance for the entire year. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements of Rock Bottom and the notes thereto included in Rock Bottom's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1999, which are enclosed with this proxy statement.

                                                                                                        AS OF OR FOR THE
                                              AS OF OR FOR THE FISCAL YEAR ENDED                      FISCAL QUARTER ENDED
                            ----------------------------------------------------------------------  ------------------------
                            DECEMBER 25,   DECEMBER 31,   DECEMBER 29,  DECEMBER 28,  DECEMBER 27,   MARCH 29,    MARCH 28,
                                1994           1995           1996          1997          1998         1998         1999
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)            (UNAUDITED)
INCOME STATEMENT DATA:
REVENUES:
  Old Chicago
    restaurants...........    $  22,201      $  40,499     $   58,328    $   73,117    $   74,131    $  18,388    $  18,359
  Brewery restaurants.....       16,652         33,465         50,902        77,131        85,971       20,206       22,481
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
    Total revenues........       38,853         73,964        109,230       150,248       160,102       38,594       40,840
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
OPERATING EXPENSES:
  Cost of sales...........        9,785         18,509         27,100        37,672        40,625        9,719       10,182
  Restaurant salaries &
    benefits..............       12,727         24,739         35,552        51,086        53,632       12,819       13,842
  Operating expenses......        8,044         15,135         23,529        30,627        31,906        7,686        8,338
  Selling expenses........        1,272          2,855          4,272         5,773         5,099        1,274        1,244
  General &
    administrative........        2,468          4,577          5,620         9,073         9,818        2,638        2,833
  Depreciation &
    amortization..........        1,325          4,200          7,802        12,136         8,615        2,169        2,177
  Start-up costs(1).......           --             --             --            --         1,809          247          677
  Restructuring charges
    and other, net........           --             --             --         9,707          (138)         234          115
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
    Total operating
      expenses............       35,621         70,015        103,875       156,074       151,366       36,786       39,407
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------

                                                                                                        AS OF OR FOR THE
                                              AS OF OR FOR THE FISCAL YEAR ENDED                      FISCAL QUARTER ENDED
                            ----------------------------------------------------------------------  ------------------------
                            DECEMBER 25,   DECEMBER 31,   DECEMBER 29,  DECEMBER 28,  DECEMBER 27,   MARCH 29,    MARCH 28,
                                1994           1995           1996          1997          1998         1998         1999
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
                                                                                                          (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (Loss) From
  Operations..............    $   3,232      $   3,949     $    5,355    $   (5,826)   $    8,736    $   1,808    $   1,433
  Equity in joint venture
    earnings..............           --             --            223           330           688          175           --
  Gain on sale of
    investment in joint
    venture...............           --             --             --            --           728           --           --
  Interest income
    (expense), net........         (106)           831            (74)       (1,763)       (2,378)        (583)        (512)
  Other income (expense),
    net...................            8             40             (1)           --            --           --         (985)
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
Income (Loss) Before
  Taxes...................        3,134          4,820          5,503        (7,259)        7,774        1,400          (64)
Income (Loss) Before
  Cumulative Effect of
  Accounting Change(1)....        1,924          3,270          4,025        (4,691)        5,248          945         (363)
Net Income (Loss)(1)(2)...    $   1,924      $   3,270     $    4,025    $   (4,691)   $    3,998    $    (305)   $    (363)
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
DILUTED NET INCOME (LOSS)
  PER SHARE:
  Income (loss) before
    cumulative effect of
    accounting change.....    $     .47      $     .45     $      .52    $     (.58)   $      .65    $     .12    $    (.05)
  Cumulative effect of
    accounting change.....           --             --             --            --          (.15)        (.16)          --
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
Diluted Net Income (Loss)
  Per Share...............    $     .47      $     .45     $      .52    $     (.58)   $      .50    $    (.04)   $    (.05)
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
Diluted Weighted Average
  Shares Outstanding(3)...        4,072          7,264          7,725         8,027         8,056        8,056        8,046
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
                            -------------  -------------  ------------  ------------  ------------  -----------  -----------
BALANCE SHEET DATA
(AT END OF PERIOD):
  Working Capital
    (deficit).............    $   1,113      $   9,335     $     (732)   $   (5,567)   $  (26,747)   $  (7,092)   $ (44,163)
  Total assets............       26,359         64,169         84,948       107,413       102,497      105,020      103,939
  Long-term debt
    (including current
    portion)..............          706            641         11,564        28,940        21,425       27,812       23,374
  Obligations under
    capital leases
    (including current
    portion)..............        1,794          1,667          1,372         2,079         2,481        3,043        2,450
  Stockholders' equity....       17,924         55,341         65,337        61,219        65,423       60,930       65,011
OTHER DATA:
  Book Value per share....    $    3.38      $    7.53     $     8.26    $     7.60    $     8.12    $    7.57    $    8.08

--------------------------
(1) Rock Bottom adopted Statement of Position No. 98-5 "Reporting on the Costs of Start-up Activities" effective December 29, 1997. Adoption of this standard resulted in a charge of approximately $1.3 million, net of taxes, for the cumulative effect of the accounting change.

(2) Rock Bottom was taxed as an S corporation through July 10, 1994 and, therefore, the income statement data includes certain adjustments to reflect a provision for income taxes through that date as if Rock Bottom had been taxed as a C corporation.

(3) Weighted average common shares outstanding for the year ended December 25, 1994 include (a) 3,000,000 shares of common stock issued to stockholders of certain predecessor corporations and (b) 62,375 additional shares of common stock deemed issued at December 26, 1993, to fund undistributed S corporation earnings at that date.

    FOR YOUR CONVENIENCE, WE HAVE INCLUDED ON PAGE 72 A LIST OF CERTAIN DEFINED TERMS USED IN THIS PROXY STATEMENT.

                                  THE PARTIES

THE COMPANY

    Rock Bottom Restaurants, Inc. (the "Company") was incorporated in April 1994 and as of the date hereof operated 24 brewery restaurants and 39 Old Chicago-Registered Trademark- restaurants in 17 states and the District of Columbia. The Company's brewery restaurants operate under the names Rock Bottom Restaurant & Brewery( SM) (19 restaurants), Walnut Brewery (two restaurants) and ChopHouse & Brewery (three restaurants). All of the Company's restaurants are casual dining restaurants that feature high quality, moderately priced food and a distinctive selection of microbrewed and specialty beers. Two of the Company's brewery restaurants also operate Sing Sing nightclubs, which emphasize comedy shows performed by dueling pianists.

    For additional information concerning the Company, see "Where You Can Find More Information" and "Available Information."

RB CAPITAL

    RB Capital, Inc. ("RB Capital") was incorporated in Delaware on November 30, 1998 by Mr. Day in connection with the proposed Merger. RB Capital has not been engaged in any business activities other than those in connection with the Merger. The principal office and business address of RB Capital is c/o Mr. Frank
B. Day, President, 1227 Spruce Street, Boulder, Colorado 80302. The telephone number of RB Capital is (303) 443-8424.

RBR ACQUISITION

    RBR Acquisition Corp. ("RBR Acquisition") was incorporated in Delaware on March 18, 1999 by the Founders in connection with the proposed Merger. RBR Acquisition has not been engaged in any business activities other than those in connection with the Merger. The principal office and business address of RBR Acquisition is c/o Mr. Frank B. Day, President, 1227 Spruce Street, Boulder, Colorado 80302. The telephone number of RBR Acquisition is (303) 443-8424.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    During the summer of 1997, the Company determined to explore strategic alternatives to enhance stockholder value. The Company engaged U.S. Bancorp Piper Jaffray Inc. (formerly known as Piper Jaffray Inc.) ("U.S. Bancorp Piper Jaffray") to advise the Company in connection with its evaluation of strategic alternatives. U.S. Bancorp Piper Jaffray had previously advised the Company in connection with, among other things, its initial public offering in July 1994 and its secondary equity offering in February 1995. During the late summer and fall of 1997, in connection with its evaluation of strategic alternatives, the Company authorized U.S. Bancorp Piper Jaffray to contact third parties on the Company's behalf to solicit their interest with respect to a merger or other business combination with or acquisition of the Company and, under certain circumstances (including the execution of appropriate confidentiality agreements), to provide certain non-public information to interested parties.

    Over the course of several months, U.S. Bancorp Piper Jaffray contacted forty-one such parties. Of the parties U.S. Bancorp Piper Jaffray contacted, six submitted written indications of interest to the Company. Each of these six parties (together with an additional party which had submitted an oral indication of interest) were invited to meet with the Company's management to conduct further due diligence on the Company. Four of the seven parties submitted firm offers to the Company in

October 1997. Three of the firm offers were structured as all-cash tender offer or merger transactions (including one offer to purchase only the Company's brewery concept for cash) and the remaining firm offer was structured as a stock-for-stock merger.

    In October 1997, the Company determined to engage the party proposing the stock-for-stock merger in the negotiation of a definitive agreement. Negotiations were, however, terminated with the potential acquiror in December 1997 due to, among other factors, a decline in the Company's performance during the fourth quarter of 1997 and a material decrease in the stock price of the potential acquiror resulting in a decrease in the offering price in the proposed stock-for-stock transaction. Following such termination, the board of directors of the Company (the "Board") concluded, in light of the circumstances at the time, that it was in the best interests of the Company's stockholders to focus on operating the business of the Company rather than continuing to consider a sale of the Company.

    In May 1998, Cracken, Harkey, Street & Hartnett, L.L.C. ("CHSH"), a third party which was not involved in the strategic alternative review process in 1997 informally contacted the Company regarding an indication of interest in the Company. CHSH was informed that the Company was not interested in a business combination at that time.

    In November 1998, Mr. Day informed the Board that he and Messrs. Greenlee, Wong and Lux were in the preliminary stages of exploring the feasibility of acquiring the Company at a price "around $8.00 per share." In light of the continuing low prices for Rock Bottom's common stock and the failure of the markets to respond favorably to Rock Bottom's change in expansion strategy and improvement in financial results, the Board decided that it would consider an affiliate-led proposal if such proposal were received. The Board, following consultation with the Company's outside legal counsel, Davis, Graham & Stubbs LLP ("Davis Graham"), unanimously determined that, in view of possible conflicts of interest in connection with any affiliate-led proposal, it was advisable to form a special committee of the Board comprised of disinterested directors. At a meeting of the Board on November 24, 1998, the Board resolved to form a special committee, consisting of Messrs. Cocroft and Hornbeck and Ms. Hacking (the "Special Committee"), for the purpose of evaluating and negotiating the terms of any potential acquisition proposal from Messrs. Day, Greenlee, Wong and/or Lux or any entity organized by any of them and any related matters.

    At the November 24, 1998 meeting of the Board, Mr. Day indicated to the newly-constituted Special Committee that RB Capital expected to engage Davis Graham to represent the affiliated group in connection with any potential acquisition proposal and to engage BancBoston Robertson Stephens Inc. ("BancBoston Robertson Stephens") as independent financial advisor to the affiliated group in connection with an analysis of the feasibility of a transaction with the Company. Following the November 24, 1998 Board meeting and pursuant to the authority of the Board granted at that meeting, the members of the Special Committee engaged in discussions regarding the retention of an investment bank and law firm as its financial and legal advisors. The Special Committee determined to explore with U.S. Bancorp Piper Jaffray the possibility of engaging U.S. Bancorp Piper Jaffray as financial advisor to the Special Committee, based upon its familiarity and expertise with the restaurant industry generally, and with the Company and its potential acquirors (based on the 1997 alternative strategic review process).

    In late November 1998, the Special Committee preliminarily determined to retain Latham & Watkins as its legal advisor.

    The Special Committee met telephonically on December 23, 1998 (the "December 23 Meeting"). Latham & Watkins participated in the December 23 Meeting to review with the Special Committee its fiduciary duties and other responsibilities under applicable law. The Special Committee ratified the engagements of U.S. Bancorp Piper Jaffray as its financial advisor and Latham & Watkins as its legal counsel. In reaching its decision, the Special Committee reviewed the nature and extent of the advisory services previously furnished by U.S. Bancorp Piper Jaffray to the Company and concluded that those prior engagements, coupled with the representations of principals of U.S. Bancorp Piper Jaffray that there was no material relationship between U.S. Bancorp Piper Jaffray and Mr. Day or any entity controlled by Mr. Day, would not impair the ability of U.S. Bancorp Piper Jaffray to independently advise the Special Committee. At the December 23 Meeting, the Special Committee also considered a request from Mr. Day that the Company agree to reimburse all expenses incurred in evaluating and making an acquisition proposal for the Company, including financing commitment fees which would be incurred to facilitate a transaction. The Special Committee deferred any decision on the possible reimbursement of expenses until such time as a proposal was made by Mr. Day and/or the affiliated group and until, among other things, further information on the estimated fees and expenses to be incurred was provided to the Special Committee.

    On January 11, 1999, each member of the Board received an unsolicited letter from ConQuest Partners ("ConQuest") regarding an "initial indication of interest" in acquiring all of the capital stock of the Company for "approximately $10" per share (the "Initial ConQuest Proposal"), subject to certain conditions and further due diligence. The Initial ConQuest Proposal requested an exclusive opportunity to negotiate a transaction and noted that ConQuest would not participate in an auction. Later on January 11, the Special Committee met telephonically with its legal and financial advisors to discuss the Initial ConQuest Proposal, after which discussion, the Special Committee authorized U.S. Bancorp Piper Jaffray to contact ConQuest to obtain additional information regarding ConQuest and the Initial ConQuest Proposal, including the sources and status of its debt and equity financing and any additional contingencies to its proposal.

    On January 13, the Special Committee received a proposal from RB Capital to acquire all of the equity interests in the Company, in either a cash merger or a reverse stock split, at a price of $9.50 per share (the "Initial RB Capital Proposal"). The Initial RB Capital Proposal requested that, for a period of 15 days, the Special Committee negotiate with RB Capital and the Company not agree to sell the Company to any other party or solicit other offers for such a transaction. The Initial RB Capital Proposal further requested reimbursement of expenses, including financing commitment fees. In addition, through its counsel, RB Capital requested non-disclosure of the Initial RB Capital Proposal as well as an amount, which included the reimbursement of expenses requested in the Initial RB Capital Proposal, equal to approximately 5% of the aggregate transaction value in the event any transaction with RB Capital was subsequently terminated. The Special Committee met telephonically with its legal and financial advisors on January 14 to consider the Initial RB Capital Proposal and to receive an update on the status of discussions with ConQuest. The Special Committee requested advice from its legal and financial advisors regarding RB Capital's requests. After discussing the issues involved, the Special Committee determined that it was not prepared to accept the negotiation terms proposed by RB Capital, particularly in light of the fact that another proposal was pending. The Special Committee further decided that it needed to receive additional information from RB Capital regarding, among other things, its planned capital structure and financing for the transaction and a more detailed analysis of the Company from U.S. Bancorp Piper Jaffray, in order to fully consider the other issues raised by the Initial RB Capital Proposal. The Special Committee directed U.S. Bancorp Piper Jaffray to contact ConQuest and RB Capital and its financial advisor, BancBoston Robertson Stephens, to obtain additional information on the Initial ConQuest Proposal and the Initial RB Capital Proposal, respectively.

    The Special Committee also discussed its alternatives regarding solicitation of other potential purchasers of the Company with U.S. Bancorp Piper Jaffray. After considering the matter with its advisors, the Special Committee determined that a public announcement of the proposals received from ConQuest and RB Capital would be sufficient to notify the marketplace that the Company was considering acquisition proposals and precipitate the disclosure of any additional interest in the

Company which might exist, particularly from parties which were already familiar with the Company through the October 1997 process.

    During the week of January 18, the Special Committee's advisors updated the Special Committee on the status of the Initial ConQuest Proposal and the Initial RB Capital Proposal and on certain discussions with ConQuest and RB Capital and its advisors. With respect to ConQuest, U.S. Bancorp Piper Jaffray informed the Special Committee that it had received a due diligence request from ConQuest. Following discussions of the matter, the Special Committee directed U.S. Bancorp Piper Jaffray to procure an executed confidentiality agreement prior to furnishing any information to ConQuest. With respect to RB Capital, U.S. Bancorp Piper Jaffray and Latham & Watkins reported on discussions with BancBoston Robertson Stephens and Davis Graham, respectively, in which each of RB Capital's advisors had indicated a willingness on the part of RB Capital to increase the price of its offer in exchange for certain considerations, including the Company's agreement (1) to reimburse RB Capital's expenses upon the signing of a definitive agreement; (2) to provide RB Capital a "meaningful" level of expense reimbursement and "break-up" or termination fees upon termination of any definitive agreement between the parties; and (3) to permit RB Capital an exclusive period within which to negotiate with the Special Committee. Based on the advice of its advisors, the Special Committee directed U.S. Bancorp Piper Jaffray to continue discussions with each bidder and determined to defer the discussion of RB Capital's exclusivity request until such time as the Special Committee had received a financial analysis of the Company from U.S. Bancorp Piper Jaffray, which had been scheduled for January 22, 1999.

    On January 22, the Special Committee met in Chicago, Illinois with its legal and financial advisors (the "January 22 Meeting"). At the January 22 Meeting, U.S. Bancorp Piper Jaffray reviewed the recent events surrounding the Company, including the 1997 exploration of strategic alternatives and the recent receipt of acquisition proposals from ConQuest and RB Capital. The Special Committee and U.S. Bancorp Piper Jaffray discussed the background of the Company since its initial public offering, its recent financial performance and the casual dining restaurant industry and market as a whole. U.S. Bancorp Piper Jaffray outlined for the Special Committee certain factors affecting the Company's financial position, including the Company's relative performance in terms of same store sales, relative profitability and inconsistent earnings history, and market position, including actual earnings versus market expectations, large insider holdings, limited trading volume and float and general contraction of price to earnings multiples for restaurant companies which are not larger market capitalization companies with a pattern of steady growth. U.S. Bancorp Piper Jaffray provided a preliminary financial evaluation of the Company based on analyses of acquisition transactions involving companies deemed similar to the Company, premiums paid in recent public market transactions, publicly traded companies similar to the Company, the value of implied future cash flows of the Company discounted to present value and the feasibility of a leveraged buyout of the Company. These analyses were substantially similar to those used by U.S. Bancorp Piper Jaffray in the preparation of its fairness opinion delivered on March 18, except for the absence of a specific transaction price, timing differences in available stock market and financial data, and U.S. Bancorp Piper Jaffray's reliance, in analyses dependent on forward looking Company information, on Company management projections prepared in January, 1999, which were subsequently revised as indicated below under "--Certain Projections." See "--Opinion of Financial Advisor to the Special Committee." Following U.S. Bancorp Piper Jaffray's presentation and questions to and discussions with U.S. Bancorp Piper Jaffray, the Special Committee discussed with its advisors issues relating to pursuing the offers received from ConQuest and RB Capital on parallel paths. The Special Committee directed U.S. Bancorp Piper Jaffray to continue discussions with ConQuest and to provide all diligence materials requested by ConQuest immediately upon receiving an executed confidentiality agreement. In addition, the Special Committee authorized its financial advisor to contact BancBoston Robertson Stephens to solicit an increase in the price of the Initial RB Capital Proposal.

    On January 25, the Special Committee met telephonically with its legal and financial advisors to discuss the status of negotiations with each of RB Capital and ConQuest following the January 22 Meeting. U.S. Bancorp Piper Jaffray informed the Special Committee that RB Capital had offered to increase its purchase price to $10.00 per share in exchange for increased termination fees and expense reimbursement of approximately 3% of the aggregate transaction value. After discussing the matter, the Special Committee rejected RB Capital's revised proposal, but, after discussions with U.S. Bancorp Piper Jaffray and Latham & Watkins about the nature of expense reimbursement and termination fees and the implication of such reimbursement and fees on future bidders for, and their bids to acquire, the Company, authorized U.S. Bancorp Piper Jaffray to advise RB Capital that the Special Committee would consider an expense reimbursement of up to $1.5 million and a termination fee of equal to $750,000 if RB Capital were to increase its bid to greater than $10.00 per share.

    Later in the evening on January 25, the Company received an unsolicited proposal from CHSH, the third party that had previously contacted the Company regarding an indication of interest in the Company in May 1998, to acquire, through Consolidated Restaurant Companies, Inc., a holding company formed by CHSH to acquire and manage CHSH's portfolio of restaurant companies, 100% of the capital stock of the Company for $9.25 per share, subject to certain conditions (the "CHSH Proposal"). CHSH also publicly announced on January 26 that it was interested in acquiring the Company, but did not disclose its proposed acquisition price.

    The Special Committee met in the afternoon of January 26 with its legal and financial advisors to discuss the CHSH Proposal and other matters. Prior to discussing the CHSH Proposal, U.S. Bancorp Piper Jaffray informed the Special Committee that BancBoston Robertson Stephens had indicated that RB Capital might be willing to increase its proposal to $10.25 per share in exchange for aggregate expense reimbursement and termination fees equal to 3% of aggregate transaction value (approximately $3.16 million). In light of the circumstances, including the receipt of the CHSH Proposal and its public disclosure, the Special Committee instructed its counsel to prepare a press release announcing the pendency of all three proposals to be issued prior to the opening of the market on January 27 and to contact Davis Graham to advise it of the planned issuance of the release. In addition, the Special Committee authorized U.S. Bancorp Piper Jaffray to solicit firm offers from, and to circulate a draft of a definitive merger agreement prepared by Latham & Watkins to, each of CHSH, ConQuest and RB Capital. On January 27, the Company issued a press release announcing the receipt of the Initial RB Capital Proposal, the Initial ConQuest Proposal and the CHSH Proposal and the formation of the Special Committee to evaluate the proposals it had received to date and any other expressions of interest received by the Company. ConQuest also issued a press release on January 27 announcing the Initial ConQuest Proposal and stating its "initial valuation" of the Company at $10.00 per share.

    On February 2, 1999, a lawsuit captioned ANDREW WOHLMAN V. FRANK B. DAY; DUNCAN H. COCROFT; ROBERT D. GREENLEE; MARY C. HACKING; GERALD A. HORNBECK; DAVID M. LUX; ARTHUR WONG; AND ROCK BOTTOM RESTAURANTS, INC., Case No. 99CV0639 (the "Stockholder Litigation") was filed in the Colorado District Court for the City and County of Denver. The Stockholder Litigation alleged, among other things, a breach of fiduciary duty on the part of the named director-defendants in connection with the "proposed acquisition of the outstanding shares of Rock Bottom common stock by its principal shareholder, to the exclusion of other bona fide bidders" and sought to enjoin such actions as well as unspecified monetary damages. In connection with the Stockholder Litigation, the Special Committee and the Company retained Latham & Watkins as its counsel and Messrs. Day, Greenlee, Wong and Lux retained Davis Graham as their counsel. See "Certain Litigation."

    The Special Committee met several times during the period from January 27 through February 7 to discuss the status of the three proposals, to review drafts of a merger agreement prepared by Latham & Watkins and to consider developments in the process. A letter from U.S. Bancorp Piper Jaffray was distributed to each of ConQuest, CHSH and RB Capital on January 29, together with a draft merger agreement for comment by such parties, requesting that firm offers be submitted to

U.S. Bancorp Piper Jaffray in writing no later than February 10. On February 3 and 5, Davis Graham provided comments upon and negotiated with counsel to the Special Committee the principal terms of the draft merger agreement distributed on January 29. Among other issues, at the outset of and throughout these negotiations, Latham & Watkins and Davis Graham negotiated (1) the circumstances under which the agreement could be terminated and under which the payment of a termination fee and/or the reimbursement of expenses was appropriate; (2) the scope of the representations and warranties of the Company and the nature of the qualifications thereto; (3) the treatment of Company stock options and restricted stock grants; (4) the terms of a voting agreement between RB Capital and its affiliates and the Company; and (5) the extent of the ability of the Company, the Special Committee and its representatives to pursue, respond to and accept third party acquisition proposals.

    On February 10, the Company received proposal letters from each of RB Capital (the "Revised RB Capital Proposal") and ConQuest (the "Revised ConQuest Proposal"), and a letter from counsel to ConQuest outlining general comments to the draft merger agreement. CHSH declined the Special Committee's invitation to conduct due diligence or to submit a firm offer, requesting that the Special Committee contact it when and if a transaction at $9.25 was competitive. The Special Committee met on February 11 (the "February 11 Meeting") to discuss the Revised ConQuest Proposal and the Revised RB Capital Proposal and the comments of ConQuest and RB Capital to the draft merger agreement. U.S. Bancorp Piper Jaffray outlined for the Special Committee the material financial differences in the proposals made by the two parties including, among other things, the differences in price, financing and certainty of financing sources, status of due diligence and transaction timing. Based on this presentation, the Special Committee directed U.S. Bancorp Piper Jaffray to contact ConQuest to confirm the price of the Revised ConQuest Proposal (which was not stated in such proposal) and to request access to ConQuest's lenders to determine the feasibility of ConQuest's financing structure. With respect to the Revised RB Capital Proposal, U.S. Bancorp Piper Jaffray noted at the February 11 Meeting that the Revised RB Capital Proposal offered a price of $10.00 per share and that draft commitment letters for senior financing from BankBoston, N.A. ("BankBoston"), for the placement of subordinated debt from BancBoston Robertson Stephens and for the contribution of cash equity and shares of Company common stock from each of Messrs. Day, Greenlee and Wong were included with the Revised RB Capital Proposal. U.S. Bancorp Piper Jaffray advised the Special Committee that the Revised RB Capital Proposal appeared to be financially more viable than the Revised ConQuest Proposal based on the failure of ConQuest to provide the Special Committee or U.S. Bancorp Piper Jaffray with meaningful information concerning its ability to secure equity or debt capital to finance its proposal. U.S. Bancorp Piper Jaffray also informed the Special Committee that, in its discussions with BancBoston Robertson Stephens, BancBoston Robertson Stephens had indicated that RB Capital would consider increasing its price to $10.25 per share, conditioned upon an aggregate of $3.16 million in expense reimbursement and termination fees. U.S. Bancorp Piper Jaffray also reported at the February 11 Meeting that it had received a telephone call from another party indicating a preliminary interest in the Company and that, at the request of U.S. Bancorp Piper Jaffray, such party would be providing U.S. Bancorp Piper Jaffray with additional information concerning its financial capabilities. At the conclusion of the February 11 Meeting, the Special Committee authorized its advisors to make the ConQuest inquiries described above, to continue to negotiate the economic terms of the Revised RB Capital Proposal and the terms of a related definitive agreement and to ascertain the level of interest of the new interested party. The Special Committee deferred its decision on RB Capital's proposal for increased aggregate expense reimbursement and termination fees until additional information was obtained from ConQuest and certain issues in the draft merger agreement were resolved.

    At a telephonic meeting on February 15, U.S. Bancorp Piper Jaffray updated the Special Committee on conversations with ConQuest which clarified that ConQuest was offering $10.00 per share and with BancBoston Robertson Stephens which indicated that RB Capital would offer $10.25 per share conditioned on aggregate expense reimbursement and termination fees in an amount no less than $3.16 million, and that this was the maximum price RB Capital would offer. In addition, U.S. Bancorp Piper Jaffray reported the results of its due diligence call with ConQuest and its lenders concerning the viability of the financing structure of the Revised ConQuest Proposal. ConQuest's proposed senior debt financing source indicated to U.S. Bancorp Piper Jaffray that it could not provide the senior debt financing contemplated by the Revised ConQuest proposal. The Special Committee was also advised that the party that had initially expressed an indication of interest on February 11 had not yet contacted U.S. Bancorp Piper Jaffray with the information requested of it.

    On February 17, 1999, the Special Committee's advisors and counsel to the plaintiffs in the Stockholder Litigation engaged in discussions with respect to the Special Committee's process in evaluating and responding to acquisition proposals and the preliminary financial evaluation concerning the Company presented by U.S. Bancorp Piper Jaffray to the Special Committee on January 22, 1999. Plaintiff's counsel and an expert hired by plaintiffs' counsel had previously been provided with copies of materials provided by U.S. Bancorp Piper Jaffray to the Special Committee on January 22, 1999.

    On February 17, the Special Committee met to receive reports on the status of the discussions with each of the bidders. The Special Committee received an update from counsel on the status of negotiations with Davis Graham with respect to the draft merger agreement, including the status of negotiations with respect to the non-solicitation, termination rights and expense reimbursement and termination fees provisions in the merger agreement. After considering the matter and consultation with U.S. Bancorp Piper Jaffray and Latham & Watkins, the Special Committee determined that it would be willing to increase its proposal on expense reimbursement and termination fees to $1.75 million of expense reimbursement and $1.4 million as a termination fee in certain circumstances, and to grant certain of the requested provisions in the draft merger agreement, in consideration of a firm price of $10.25 per share. The Special Committee further concluded, with the advice of its advisors, that U.S. Bancorp Piper Jaffray should contact ConQuest and CHSH prior to the meeting of the Special Committee scheduled for February 19 to determine whether they had made further progress on their respective proposals.

    On February 19, the Special Committee met in Denver, Colorado (the "February 19 Meeting"). Prior to the February 19 Meeting, the Special Committee, anticipating the progress of negotiations with RB Capital, had requested U.S. Bancorp Piper Jaffray to make a financial presentation to the Special Committee at the February 19 Meeting and, in connection therewith, had instructed U.S. Bancorp Piper Jaffray to be prepared to deliver its opinion as to the fairness, from a financial point of view, of the $10.25 per share consideration being proposed by RB Capital. However, at the outset of the February 19 Meeting, Latham & Watkins informed the Special Committee that negotiations with respect to the draft merger agreement had not yet been finalized. After discussing the matter with its advisors, the Special Committee determined to receive and analyze the financial presentation of U.S. Bancorp Piper Jaffray, but not to request a fairness opinion.

    At the February 19 Meeting, U.S. Bancorp Piper Jaffray summarized its discussions and contacts with ConQuest, CHSH and the party that had contacted U.S. Bancorp Piper Jaffray on February 11. U.S. Bancorp Piper Jaffray reported:

    - ConQuest had not distinguished its proposal on price or on the basis of its financing structure, which was not sufficient to support its offer;

    - CHSH had consistently stated that it would not increase its bid above $9.25 per share and had declined an invitation to conduct due diligence and submit a firm offer; and

    - U.S. Bancorp Piper Jaffray had engaged in discussions with the party that had initially expressed an indication of interest on February 11 and reported that, based on such discussions, such party had given no indication it was prepared to move forward with a meaningful proposal.

U.S. Bancorp Piper Jaffray further indicated that it had not received any other inquiries. U.S. Bancorp Piper Jaffray and Latham & Watkins also informed the Special Committee that they had each reviewed a revised draft commitment letter for the senior debt financing to be furnished by BankBoston. Although negotiations between RB Capital and BankBoston with respect to the senior debt commitment letter had not been completed, U.S. Bancorp Piper Jaffray and Latham & Watkins each advised the Special Committee that they were generally satisfied with the form and substance of the commitment. U.S. Bancorp Piper Jaffray further indicated that revised commitments for the subordinated debt and equity were to be forthcoming from BancBoston Robertson Stephens and, as a result, had not yet been reviewed. Latham & Watkins reviewed with the Special Committee the status of negotiations with Davis Graham and outlined for the Special Committee the open issues, with respect to the draft merger agreement, which principally involved the non-solicitation and termination provisions of the merger agreement and the merger agreement provisions relating to expense reimbursement and termination fees. The Special Committee discussed these matters.

    At the request of the Special Committee, U.S. Bancorp Piper Jaffray then provided a detailed financial evaluation of the $10.25 RB Capital proposal and of the Company. The analyses used by U.S. Bancorp Piper Jaffray in preparing the financial evaluation were substantially similar to those used to prepare its fairness opinion on March 18, except for the $10.25 per share proposed acquisition price, timing differences in available stock market and financial data and U.S. Bancorp Piper Jaffray's reliance, in analyses dependent on forward-looking Company information, on the January 1999 management projections, which were subsequently revised as indicated below under "--Certain Projections." At the Special Committee's request, U.S. Bancorp Piper Jaffray did not deliver an opinion as to the fairness of RB Capital's $10.25 per share proposal at the February 19 Meeting.

    Following presentation of its financial evaluation, U.S. Bancorp Piper Jaffray addressed inquiries from the Special Committee regarding RB Capital's request for an increased termination fee. The Special Committee concluded, after such consultation with U.S. Bancorp Piper Jaffray and Latham & Watkins, that the $3.16 million in aggregate expense reimbursement and termination fees would not be preclusive of other potential acquirors. After extensive discussions with and questions to its advisors, the Special Committee authorized its advisors to finalize RB Capital's $10.25 per share purchase price proposal and to offer RB Capital a $200,000 increase to the $1.4 million termination fee previously considered by the Special Committee, provided that the additional $200,000 would only be payable to the extent of any unutilized expense reimbursement.

    Later in the day on February 19, prior to being notified of the decision of the Special Committee, Davis Graham informed Latham & Watkins and BancBoston Robertson Stephens concurrently informed U.S. Bancorp Piper Jaffray that RB Capital was withdrawing its $10.25 per share proposal in light of its concerns regarding recent developments in the Company's financial and operating performance and the amount and terms of financing to support such offer. Specifically, RB Capital was concerned over the Company's revenues and earnings in January and February, 1999 and the preliminary projections of financial results for the first quarter. Upon receipt of this information, the Special Committee promptly withdrew its proposals on the draft merger agreement, including that with respect to expense reimbursement and a termination fee, and directed U.S. Bancorp Piper Jaffray and Latham & Watkins to obtain additional information with respect to the Company's financial results and the reasons for the withdrawal of RB Capital's $10.25 per share proposal.

    During the week of February 22, 1999, the Special Committee met to receive reports from its advisors with respect to the status of the RB Capital proposal. U.S. Bancorp Piper Jaffray reported that RB Capital had requested a period of time to reevaluate the economics of its proposal given the Company's results of operations from the first two months of 1999 and the revised projections being generated by the Company, and that BancBoston Robertson Stephens accordingly requested additional time to revise its analysis of the Company which analysis was to assist its affiliate bank and mezzanine lending groups in structuring financing for the Merger. U.S. Bancorp Piper Jaffray indicated to the Special Committee that it had contacted and was working with the Company's management to obtain the Company's revised projections based on the Company remaining public and reflecting the Company's recent operating performance and to evaluate the first quarter financial results.

    On February 27, the Special Committee convened by telephone (the "February 27 Meeting") and the Chairman of the Special Committee reported on a series of discussions with Mr. Day in which Mr. Day indicated that the first quarter results adversely impacted RB Capital's proposal. The Special Committee was informed by Mr. Cocroft and U.S. Bancorp Piper Jaffray that they had been informed that BancBoston Robertson Stephens and RB Capital were close to submitting a revised proposal, which was likely to reduce RB Capital's proposal from $10.25 to $10.00 per share. U.S. Bancorp Piper Jaffray also reported that it had received another inquiry from, on behalf of a client of, an investment bank on February 25 and that U.S. Bancorp Piper Jaffray had requested additional information from such investment bank with regard to the inquiry, which additional information was never received. U.S. Bancorp Piper Jaffray also indicated, at the February 27 Meeting, that it was awaiting revised projections from the Company as the Company was still finalizing its compilation of the financial results of January and February, 1999. In addition, the Special Committee and its advisors considered the status of ConQuest and CHSH in light of the recent developments with respect to the RB Capital proposed transaction, and the Special Committee instructed U.S. Bancorp Piper Jaffray to provide the Company's revised 1999 projections to ConQuest and CHSH promptly upon receiving them from the Company, and to reassess their interest in and capabilities for a transaction.

    The Special Committee met telephonically on March 1, 1999 to further discuss its response to a potential decrease in offering price by RB Capital. The Special Committee directed U.S. Bancorp Piper Jaffray to prepare a review of the Company's financial results for the first two months of 1999.

    On March 5, 1999, at a telephonic meeting of the Special Committee, U.S. Bancorp Piper Jaffray advised the Special Committee that RB Capital and its advisors were prepared to proceed with a transaction at $10.00 per share. Also on March 5, 1999, U.S. Bancorp Piper Jaffray reported to the Special Committee that it had been informed by CHSH that, in light of the recent announcement of a business combination involving a subsidiary of CHSH and a third party, the post-closing combined entity might have a renewed interest in the Company. No price, however, was specified by CHSH. The Special Committee authorized U.S. Bancorp Piper Jaffray to contact CHSH to obtain further information, specifically with respect to the price the combined company would be willing to pay for the Company and the timing of the pending transaction.

    During the period from February 20, 1999 through March 10, 1999, U.S. Bancorp Piper Jaffray engaged in discussions with the Company and BancBoston Robertson Stephens with respect to the financial condition of the Company and the status of the Company's revised projections. The revised projections, which were delivered by the Company in preliminary form to U.S. Bancorp Piper Jaffray on March 10, 1999, included revised first quarter 1999, fiscal year 1999 and five-year projections. The Company revised its first quarter 1999 and fiscal year 1999 projections based on actual performance in January and February. The Company believed the revised projections were more indicative of the Company's future performance, especially as to the Company's projected short term financial results and its continuation as a publicly traded Company.

    At a telephonic meeting held on the evening of March 10, 1999 (the "March 10 Meeting"), U.S. Bancorp Piper Jaffray reviewed with the Special Committee, the Company's adverse financial results for January and February, 1999 and presented the revised projections described above. U.S. Bancorp Piper Jaffray advised the Special Committee that the revised projections reflected decreases in overall brewery sales as a result of decreased same-store sales and delayed new store openings in January and February, 1999. Sales of liquor as a percentage of overall sales and sales of beer as a percentage of liquor sales had also decreased at the Company's brewery restaurants for this period. Additionally, in January and February, 1999, the Company experienced increases in cost of sales and cost of labor, each as a percentage of revenues. The combination of these factors led to overall declines in operating income and EBITDA for January and February, 1999 from initial projections.

U.S. Bancorp Piper Jaffray also discussed the revised first quarter and fiscal year 1999 projections. The Special Committee and U.S. Bancorp Piper Jaffray then discussed the reasons for such results, including bad weather conditions, and the impact of these factors on the Company and a proposed transaction with the Company.

    U.S. Bancorp Piper Jaffray also informed the Special Committee at the March 10 Meeting that the proposed transaction involving CHSH and a third party announced on March 5 had been terminated and that CHSH had indicated to U.S. Bancorp Piper Jaffray that, as a result, CHSH had not modified its original proposal to acquire the Company for no more than $9.25 per share and was again not interested in participating in the sale process until its proposal was competitive. Additionally, U.S. Bancorp Piper Jaffray indicated that the revised 1999 Company projections would be distributed to ConQuest. Neither the Special Committee nor U.S. Bancorp Piper Jaffray received any response from ConQuest after delivery of such revised projections. After questions of and discussions with U.S. Bancorp Piper Jaffray, the Special Committee authorized its advisors to renew negotiations with RB Capital.

    The Special Committee met during the week of March 14 to discuss the status of negotiations with RB Capital on price and the terms of the draft merger agreement. The Special Committee proposed expense reimbursement of up to $1.5 million and a termination fee of $750,000 to RB Capital and, in response, RB Capital indicated that it was still seeking its previous proposal ($3.16 million in aggregate expense reimbursement and termination fees) based on an expected increase in fees and expenses to be incurred by RB Capital in connection with the transaction. The Special Committee rejected RB Capital's proposal, but authorized U.S. Bancorp Piper Jaffray to obtain a revised estimate of RB Capital's expenses. After discussions with members of the Special Committee, Latham & Watkins proposed to Davis Graham and U.S. Bancorp Piper Jaffray proposed to BancBoston Robertson Stephens that the Special Committee would be prepared to offer expense reimbursement of $1.5 million and a termination fee of $1 million.

    On March 18, the Special Committee met via telephone conference (the "March 18 Meeting") and reviewed with counsel a draft of the merger agreement in substantially final form other than the provisions on expense reimbursement and termination fees. Counsel reported to the Special Committee that it had proposed to Davis Graham and that Davis Graham had agreed to a $1.75 million limit on expense reimbursement and $1.0 million as a termination fee, provided that RB Capital would have the ability to apply up to $250,000 of unreimbursed expenses as an additional termination fee and up to $500,000 of unearned termination fees as additional expense reimbursement under certain circumstances. At the March 18 Meeting, U.S. Bancorp Piper Jaffray provided a detailed financial evaluation of the Company and the pending RB Capital proposal to the Special Committee and advised the Special Committee that, in its opinion, as of that date, the $10.00 price was fair, from a financial point of view, to the stockholders of the Company other than RB Capital, RBR Acquisition or their affiliates. A discussion with and questions to U.S. Bancorp Piper Jaffray by the Special Committee followed U.S. Bancorp Piper Jaffray's fairness presentation. The Special Committee then concluded, after also considering the Company's prospects of increasing shareholder value as a public company in light of, among other things, the Company's stock price performance and restaurant industry stock performance generally, that in the circumstances then existing, the $10.00 per share offer was, for stockholders other than RB Capital, RBR Acquisition or their affiliates, preferable to continuing to hold shares in the public company. The Special Committee then unanimously determined to approve the Agreement and Plan of Merger, dated as of March 18, 1999, by and among the Company, RB Capital and RBR Acquisition, as heretofore and hereafter amended (the "Merger Agreement") and declare that the Merger Agreement was advisable and fair to and in the best interests of the stockholders of the Company other than RB Capital, RBR Acquisition and their affiliates, and approved resolutions recommending that the Board approve the Merger Agreement and cause the Company to execute and deliver the Merger Agreement and the Voting Agreement dated as of March 18, 1999 (the "Voting Agreement"). Following the March 18 Meeting of the Special Committee, the entire Board met telephonically. U.S. Bancorp Piper Jaffray was present at the Board meeting, presented a summary of its report and responded to questions from the members of the Board as to the bases for its opinion as to fairness of the stockholders' right to receive $10.00 per share in cash, without interest, under the Merger Agreement (the "Merger Consideration"). After considering the matters presented to the Board, the Board unanimously resolved to approve the Merger Agreement. Subsequent to the Board meeting, on March 18, 1999, the Company, RB Capital and RBR Acquisition entered into the Merger Agreement and the Voting Agreement.

    The Company issued a press release on the morning of March 19, 1999 announcing the execution of the Merger Agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE
  MERGER

    On March 18, 1999, the Special Committee approved the Merger Agreement, determined that the merger of RBR Acquisition with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"), and the terms and provisions of the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than RB Capital, RBR Acquisition and their affiliates), and unanimously recommended to the entire Board that it, among other things, approve and declare advisable the Merger Agreement.

    At a meeting of the Board held immediately following the Special Committee's meeting on March 18, 1999, at which all directors of the Company were present, the Board considered the recommendations of the Special Committee. The Board unanimously concluded that the terms and provisions of the Merger Agreement are advisable and fair to and in the best interests of the Company's stockholders (other than RB Capital, RBR Acquisition and their affiliates), approved the Merger Agreement, declared the Merger Agreement advisable and recommended that the stockholders approve the Merger Agreement and the transactions contemplated thereby.

    SPECIAL COMMITTEE

    In approving, and recommending that the entire Board approve, the Merger Agreement, and in declaring, and recommending that the entire Board declare, the Merger Agreement advisable and the transactions contemplated thereby to be fair to and in the best interests of the Company's stockholders, the Special Committee considered the following factors, each of which, in the opinion of the Special Committee, supported its determination.

    - LIMITATIONS AS A PUBLIC COMPANY. The Special Committee considered the fact that the Company's limited trading volume, institutional sponsorship and public float, small market capitalization, and diminishing research attention from market analysts, had adversely affected the trading markets for, and the value of, the Company's common stock. In addition, the Company's stock price performance since the Company's secondary offering in 1995 had been erratic. The Special Committee also considered the fact that restaurant stocks had underperformed major indices over the past four years. In recent years, the Company's failure to demonstrate consistent profitability, revenue growth and maintain restaurant development and expansion highlighted the Company's inability to generate and sustain the rate of rapid growth generally expected by the public equity markets for small capitalization casual dining restaurant companies. The Special Committee also considered its discussions with U.S. Bancorp Piper Jaffray with respect to these market and trading considerations. The Special Committee concluded that in the circumstances then existing, the $10.00 per share cash consideration to be received by stockholders other than RB Capital, RBR Acquisition and their affiliates pursuant to the Merger Agreement was preferable to continuing to hold shares in the public company. Accordingly, the Special Committee concluded that stockholder value was not likely to be maximized were the Company to remain a public company.

    - FINANCIAL PERFORMANCE AND FUTURE PROSPECTS. The Special Committee considered the inconsistent results of operations, slowed earnings growth of the Company over a period of several years and the Company's related results of operations in the months of January and February 1999. The Special Committee also considered the impact that these factors had and could have on the value of the Company's shares in the future and the Company's overall value as a going concern.

    - OPINION OF U.S. BANCORP PIPER JAFFRAY. The Special Committee received the financial presentation of U.S. Bancorp Piper Jaffray and U.S. Bancorp Piper Jaffray's oral opinion delivered at the March 18, 1999 meeting of the Special Committee (which was subsequently confirmed in writing) to the effect that, as of the date of its opinion and based upon and subject to the matters stated in its opinion, the $10.00 per share Merger Consideration to be received by the Company's stockholders in the Merger was fair to the Company's stockholders (other than RB Capital, RBR Acquisition and their affiliates) from a financial point of view. THE FULL TEXT OF U.S. BANCORP PIPER JAFFRAY'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY U.S. BANCORP PIPER JAFFRAY, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION OF U.S. BANCORP PIPER JAFFRAY CAREFULLY. In addition, the presentation of and the factors considered by U.S. Bancorp Piper Jaffray in its fairness opinion as discussed under "Special Factors--Opinion of Financial Advisor to the Special Committee" supported the Special Committee's determination.

    - MARKET PRICE AND PREMIUM. The Special Committee considered that (1) the $10.00 per share to be received by the Company's stockholders in the Merger exceeded by $2.44 the highest price per share of the common stock as quoted by Nasdaq for the 12 months prior to January 26, 1999 and (2) the Merger Consideration represented a 50.8% premium to the closing sale price of the shares of common stock on January 25, 1999, the day prior to the public announcement by a third party of its indication of interest in the Company, a 63.7% premium to the stock price for the period between January 1, 1998 and January 26, 1999 and a 68.6% of premium to the average closing sale price for the six months prior to January 26, 1999.

    - NEGOTIATIONS WITH RB CAPITAL. The Special Committee considered the history of negotiations with respect to the Merger Agreement and the transactions contemplated thereby as the product of arm's-length negotiations between RB Capital and the Special Committee which, among other things, led to:

       - an increase in RB Capital's offer from "around $8.00" per share in December 1998 to the $10.00 per share to be received by the Company's stockholders in the Merger, combined with the Special Committee's belief that $10.00 per share was the highest price that RB Capital would offer;

       - a decrease in the aggregate and individual maximum amounts of the termination or "break up" fees and expense reimbursement being requested by RB Capital from approximately $4.6 million in the aggregate to $1 million as a termination fee (plus, under certain circumstances, an additional amount of unutilized expenses reimbursement not to exceed $250,000) and $1.75 million in expense reimbursement (plus, under certain circumstances, an additional amount not to exceed $500,000), which in no event would aggregate to greater than $2.75 million; and

       - provisions providing that the Company may, under certain circumstances, engage in discussions or negotiations with, and furnish information or access to, third parties who submit a written acquisition proposal for a transaction, together with the ability of the

         Company to terminate the Merger Agreement in order to permit the Company to enter into such a transaction.

      See "Special Factors--Background of the Merger" and "The Merger
      Agreement."

    - FINANCING COMMITMENTS. The Special Committee considered (1) the commitment letters received by RB Capital from BankBoston and BancBoston Robertson Stephens to arrange, fund and administer certain of the financing for the Merger; (2) the commitment letters from Messrs. Day, Greenlee, Wong and Lux for their contributions of common stock and/or cash to the equity of RB Capital; and (3) the status of negotiations with respect to certain ancillary sale-leaseback transactions, the proceeds of which will be used to reduce the Company's debt, which is a condition to the financing. The Special Committee and its advisors reviewed the terms and conditions of, and were satisfied with, such commitment letters and such negotiations.

    - COMPARISON TO OTHER PROPOSALS. The Special Committee, together with its advisors, evaluated the viability of the indications of interest received by the Special Committee during its process and the relative strength of the RB Capital proposal when compared to all other proposals and concluded that the RB Capital proposal was stronger than each of the other proposals in substantially all respects, and specifically in the amount and specificity of the purchase price being offered, the viability and certainty of the financing structure and the Company's ability to negotiate representations and warranties, covenants, conditions and other provisions in the Merger Agreement which are more favorable to the Company's stockholders than those which would have been available in a transaction with an unaffiliated third party. Accordingly, the Special Committee believed that it was not likely that any party other than RB Capital and the Founders would propose and complete a transaction on terms more favorable to the Company's stockholders than the Merger.

    - OTHER POTENTIAL BUYERS. The Special Committee believed that the length of time between the public announcement of indications of interest in the Company and the date of the Merger Agreement provided a substantial amount of time within which to gauge the current level of interest in the Company and to permit potential buyers to come forward. The Special Committee also believed, based on discussions with U.S. Bancorp Piper Jaffray, that the prospects for a transaction between the Company and potential unaffiliated strategic or financial third party buyers were limited due to the Company's multi-concept structure, that it would be difficult to attain value through the divestiture of Company assets and that there were limitations on the ability of a financial buyer to finance a leveraged buyout of the Company at a price materially above the prices considered during the course of negotiations with interested parties. In addition, the members of the Special Committee considered their experience as directors in connection with the Company's exploration of strategic alternatives in late 1997 and the limited results of that process. The Special Committee also considered the provisions of the Merger Agreement which legally and practically permit the Company to meaningfully respond to third party proposals for alternative transactions. In specific, the terms of the Merger Agreement authorize the Company under certain circumstances to (1) engage in negotiations with third parties who submit in writing an acquisition proposal for a transaction which, among other things, the Special Committee determines in good faith is as or more likely to occur than the Merger and would be more favorable to the stockholders of the Company and (2) terminate the Merger Agreement in order to permit the Company to enter into such a transaction. See "--Negotiations with RB Capital" and "The Merger Agreement--Acquisition Proposals."

    - SPECIAL COMMITTEE COMPOSITION AND RETENTION OF ADVISORS. The Special Committee considered that it was composed of disinterested directors, none of whom were employed by or affiliated with the Company (except in their capacities as directors) or would have any equity interest in the Surviving Corporation, RB Capital or RBR Acquisition. The Special Committee also considered that it had retained and was advised by its own legal counsel and its own financial advisor who negotiated on behalf of the Special Committee, assisted the Special Committee in evaluating proposed transactions and provided the Special Committee with financial and legal advice.

    - REGULATORY APPROVALS. The Special Committee considered that there are relatively few regulatory approvals required to consummate the Merger, and the favorable prospects for receiving those approvals.

    - AVAILABILITY OF DISSENTERS' RIGHTS. The Special Committee considered that dissenters' rights of appraisal will be available to the holders of common stock under Delaware law.

    - LOSS OF EQUITY INTEREST. The Special Committee considered the fact that if the Merger Agreement is approved, the holders of the common stock will not participate in the future growth of the Company. Because of the risks and uncertainties associated with the Company's future prospects, the Special Committee concluded that the Merger was preferable to enabling the holders of such stock to have a speculative potential future return.

    - INTERESTS OF CERTAIN PARTIES. The Special Committee also recognized that the Founders would have an opportunity, subject to the risks of the Surviving Corporation's business, to benefit from any increases in the value of the Surviving Corporation following the Merger. The Special Committee recognized that this represented a potential conflict between the interests of the Founders and the Company's other stockholders. However, the Special Committee considered its assessment of the risks associated with the Company's future and recognized that under the terms of the Merger Agreement, the Founders would reinvest substantially all of their existing equity investment in the Company into an investment in the Surviving Corporation, thereby assuming such risks. The Special Committee considered that the assumption of risk involved in the proposed transaction mitigated the potential conflict of interest.

    The foregoing discussion of the information and factors discussed by the Special Committee is not meant to be exhaustive, but includes all material factors considered by the Special Committee to support their decision to recommend the approval of the Merger Agreement and to determine that the transactions contemplated thereby are fair to, and in the best interests of, the Company and the holders of the Company's common stock (other than RB Capital, RBR Acquisition and their affiliates). The Special Committee did not assign relative weights or additional quantifiable values to the above factors; rather, the Special Committee viewed its position and recommendations as being based on the totality of the information presented to and considered by the members. Certain factors which might be considered when evaluating a transaction similar to the Merger were not considered by the Special Committee. These factors include whether the Merger Consideration offered to the holders of the Company's common stock (other than RB Capital, RBR Acquisition and their affiliates) constitutes fair value in relation to (1) liquidation value or net book value, which factors were not considered because these factors are not indicative of the value of the Company as a going concern, or (2) the prices paid by the Company or any of the Founders in connection with purchases of Company common stock by any of such persons during the last two full fiscal years of the Company, which factor was not considered because no significant purchases of such kind were made during the last two full fiscal years.

    BOARD OF DIRECTORS OF THE COMPANY

    The Board unanimously formed the Special Committee to act solely on behalf of the unaffiliated stockholders of the Company for purposes of negotiating the Merger Agreement. The Special Committee, in turn, retained U.S. Bancorp Piper Jaffray to prepare and deliver an opinion as to the fairness of the Merger Consideration to the Company's stockholders (other than RB Capital, RBR Acquisition and their affiliates) from a financial point of view.

    In reaching its determination referred to above, the Board considered, relied upon and adopted the Special Committee's conclusions, recommendations, unanimous approval of the Merger Agreement, declaration of the Merger Agreement's advisability and U.S. Bancorp Piper Jaffray's opinion (which opinion expressly permitted reliance thereon by the entire Board) that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $10.00 per share in cash to be received by the Company's stockholders in the Merger was fair to such stockholders (other than RB Capital, RBR Acquisition and their affiliates) from a financial point of view, and the related analyses presented by U.S. Bancorp Piper Jaffray.

    In addition, the Company undertook the transaction with RB Capital at this time as a result of (1) the Special Committee's consideration of the factors outlined above relating to the limitations of the Company as a public company, the inconsistent results of the Company's operations and its recent financial performance and the impact of such performance on future prospects and the long-standing concerns of the entire Board (including the disinterested members comprising the Special Committee) regarding the continuing depressed stock price of the Company's common stock, (2) the lack of interest in the Company on the part of third parties, including those parties involved in the Company's exploration of strategic alternatives in 1997, subsequent to the Company's January 27, 1999 public announcement that the Company had received various indications of interest and would consider other proposals and (3) each of the other factors considered by the Special Committee and described above.

    The Board believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to effectively represent the interests of the holders of the Company's common stock (other than RB Capital, RBR Acquisition and their affiliates) were present, and therefore there was no need for the majority of the directors who are not employees of the Company to retain any additional unaffiliated representative to act on behalf of the holders of the Company's common stock or to require the approval of at least a majority of unaffiliated holders of the Company's common stock. The Board reached this conclusion in view of (1) the unaffiliated status of the members of the Special Committee whose sole purpose was to represent the interests of the holders of the Company's common stock (other than RB Capital, RBR Acquisition and their affiliates); (2) retention by the Special Committee of independent legal counsel and financial advisors; and (3) the fact that the Special Committee, even though consisting of directors of the Company and therefore not completely unaffiliated with the Company, is a mechanism well recognized under Delaware law to provide for fairness in transactions of this type.

    THE BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE HOLDERS OF COMMON STOCK (OTHER THAN RB CAPITAL, RB ACQUISITION AND THEIR AFFILIATES) AND, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY TO THE COMPANY'S STOCKHOLDERS.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    The Special Committee retained U.S. Bancorp Piper Jaffray to act as the Special Committee's financial advisor in connection with certain proposals, including the proposal of RB Capital, to acquire the Company or any other business combination or extraordinary disposition of assets or stock of the Company. U.S. Bancorp Piper Jaffray was selected by the Special Committee based on U.S. Bancorp Piper Jaffray's experience, expertise in the casual dining restaurant industry and long-standing familiarity with the Company and its businesses as the Company's financial advisor in connection with, among other things, the Company's initial and secondary public offerings and its exploration of strategic alternatives in 1997. U.S. Bancorp Piper Jaffray is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    At the meeting of the Special Committee held on March 18, 1999, U.S. Bancorp Piper Jaffray rendered its oral opinion to the Special Committee that, as of such date, based on and subject to the assumptions, factors and limitations set forth in the opinion and as described below, the consideration proposed to be paid to the unaffiliated stockholders of the Company in the merger pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. For purposes of this opinion, unaffiliated stockholders means stockholders of the Company other than RB Capital or persons affiliated with RB Capital. Such opinion was subsequently confirmed in writing and is dated March 18, 1999. Except as set forth below, no limitations were imposed by the Special Committee upon U.S. Bancorp Piper Jaffray with respect to the investigations made or procedures followed by it in rendering its opinion.

    While U.S. Bancorp Piper Jaffray acted as financial advisor, participated in negotiations on behalf of and provided financial analyses and a fairness opinion to the Special Committee, U.S. Bancorp Piper Jaffray was not requested and did not make any recommendation to the Special Committee as to the form or amount of the consideration to be received by the unaffiliated stockholders of the Company in the Merger, which was determined through negotiations between the parties to the Merger. The opinion was rendered to the Special Committee and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. The opinion does not address the Company's underlying business decision to proceed with or effect the Merger.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

    - the Merger Agreement;

    - publicly available financial, operating and business information related to the Company;

    - internal historical interim and forecasted financial information of the Company furnished by the Company management;

    - publicly available securities and market data related to the Company;

    - to the extent publicly available, financial terms of selected acquisition transactions;

    - financial and securities data of public companies deemed comparable to the Company;

    - internal forecasted financial information of the Company furnished by the Company; management and adjusted to give effect to operation as a private company following the merger; and

    - unsolicited indications of interest from persons other than RB Capital.

In addition, U.S. Bancorp Piper Jaffray engaged in discussions with members of the Special Committee and management of the Company concerning the financial condition, current operating results and business outlook of the Company and plans and business outlook for the Company following the merger.

    THE FULL TEXT OF THE WRITTEN OPINION OF U.S. BANCORP PIPER JAFFRAY DATED MARCH 18, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE OPINION IN ITS ENTIRETY. U.S. BANCORP PIPER JAFFRAY'S WRITTEN OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE (BUT EXPRESSLY PERMITS RELIANCE THEREON BY THE ENTIRE BOARD), IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE OPINION DOES NOT ADDRESS THE COMPANY'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER. THE SUMMARY OF THE OPINION OF U.S. BANCORP PIPER JAFFRAY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY

REFERENCE TO THE FULL TEXT OF SUCH OPINION. COPIES OF THE WRITTEN OPINION ARE ALSO AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY DURING REGULAR BUSINESS HOURS BY ANY INTERESTED STOCKHOLDER OF THE COMPANY, OR A REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING, AND MAY BE INSPECTED AND COPIED, OR OBTAINED BY MAIL, BY WRITTEN REQUEST DIRECTED TO CORPORATE SECRETARY, ROCK BOTTOM RESTAURANTS, INC., 248 CENTENNIAL PARKWAY, SUITE 100, LOUISVILLE, COLORADO 80027.

    In delivering the opinion to the Special Committee on March 18, 1999, U.S. Bancorp Piper Jaffray prepared and delivered to the Special Committee certain written materials containing various analyses material to the opinion. The following is a summary of these analyses:

    PROPOSED CONSIDERATION

    Giving effect to the proposed merger consideration of $10 per share and outstanding common stock and options of the Company, U.S. Bancorp Piper Jaffray calculated the implied aggregate equity value of the Company to be approximately $82.9 million and the implied aggregate enterprise or company value (equity value plus debt less cash as of December 27, 1998) to be approximately $106.4 million.

    MARKET ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed market and stock trading information concerning the Company. U.S. Bancorp Piper Jaffray presented the following stock price data for the Company common stock for specified periods to and after announcement of an indication of interest on January 26, 1999 relative to a possible business combination:

Closing stock price as of 3/12/99...........................           $8.50
Closing stock price as of 1/25/99...........................           $6.63
30, 60, 90 and 180 trading day average as of 1/25/99........     $5.66-$5.93
Market capitalization (based on 3/12/99 close)..............   $68.5 million
Market capitalization (based on 1/25/99 close)..............   $53.4 million
12-month high and low stock price (as of 1/25/99)...........     $4.63-$7.56
6-month high and low stock price (as of 1/25/99)............     $4.63-$7.13
3-month high and low stock price (as of 1/25/99)............     $5.13-$7.13
Volume weighted average stock price (1/1/98-1/25/99)........           $6.11
Volume weighted average stock price (7/22/94-1/25/99).......          $13.24

    U.S. Bancorp Piper Jaffray also presented a comparison of weekly price performance of the Company common stock relative to various indices and the comparable group described below.

    COMPARABLE COMPANY ANALYSIS

    U.S. Bancorp Piper Jaffray compared financial information relating to the Company to corresponding data from a group of 12 selected publicly traded companies deemed comparable to the Company. The comparable companies included Avado Brands, Inc., Cooker Restaurant, Darden Restaurants, Inc., Famous Dave's America, Inc., Il Fornaio America Corp., Landry's Seafood Restaurants, Lone Star Steakhouse Saloon, Rainforest Cafe Inc., Rare Hospitality International, Roadhouse Grill, Taco Cabana and Uno Restaurant Corp. U.S. Bancorp Piper Jaffray characterized this group as comparable restaurant chains with performance issues, including missed earnings estimates, declining same store sales, and low or negative margins. U.S. Bancorp Piper Jaffray also calculated for these comparable companies valuation multiples equal to the quotient of selected valuation data, such as company value and market capitalization, and selected operating data, such as revenue and operating income. U.S. Bancorp Piper Jaffray then calculated implied values for the Company equal to the product of the comparable company valuation multiples and the corresponding operating data for the Company.

    U.S. Bancorp Piper Jaffray presented the following implied value and valuation multiple data for the Company and the comparable companies:

                                                         COMPANY IMPLIED
                                                         VALUE PER SHARE
                                                       BASED ON COMPARABLE
                                                          GROUP MULTIPLE                    COMPARABLE COMPANIES
                                                       --------------------  --------------------------------------------------
                                                         MEAN      MEDIAN       MINIMUM       MEAN       MEDIAN       MAXIMUM
                                                       ---------  ---------  -------------  ---------  -----------  -----------
P/E Ratios:
  Calendar 1999 Estimated(1).........................  $    7.75  $    7.93         8.2x        13.0x       13.0x        22.9x
  Calendar 2000 Estimated(1).........................  $   10.27  $   10.51         7.1x        10.2x       10.5x        13.0x
Company Value/Revenue................................  $    9.13  $    8.09         0.4x         0.6x        0.6x         1.1x
Company Value/Operating Income.......................  $    6.21  $    4.85         4.3x         8.5x        7.2x        16.3x
Company Value/EBITDA.................................  $    7.75  $    6.53         2.9x         5.0x        4.4x        10.1x

------------------------

(1) Based on internal Company management forecasts and publicly available analyst estimates.

    COMPARABLE TRANSACTION ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed recent merger and acquisition transactions for which information was publicly available involving two groups of announced restaurant company transactions since January 1, 1997:

    - 23 transactions involving restaurant chains experiencing performance issues as described above under "Comparable Company Analysis"

    - 9 "going private" restaurant transactions involving business combinations where parties affiliated with the target acquired or sought to acquire 50% or more of the target's equity

    U.S. Bancorp Piper Jaffray calculated for these transactions valuation multiples equal to the quotient of selected valuation data, such as company value and equity value derived from the comparable transactions, and selected operating data, such as revenue and operating income, for the acquired company in the comparable transactions. U.S. Bancorp Piper Jaffray then compared these multiples to the multiples derived from corresponding Company data and the merger consideration, and also calculated implied values for the Company equal to the product of the comparable transaction valuation multiples and the corresponding operating data for the Company. U.S. Bancorp Piper Jaffray presented the following implied value and valuation multiple data for the underperforming restaurant comparable transactions group:

                                          COMPANY IMPLIED
                                          VALUE PER SHARE
                                        BASED ON COMPARABLE
                                            TRANSACTION
                                             MULTIPLES            MERGER               COMPARABLE TRANSACTION MULTIPLE
                                        --------------------   CONSIDERATION   ------------------------------------------------
                                          MEAN      MEDIAN       MULTIPLE        MINIMUM      MEAN       MEDIAN       MAXIMUM
                                        ---------  ---------  ---------------  -----------  ---------  -----------  -----------
Company Value/Revenue.................  $   10.45  $    8.87          .67x           .24x        .69x        .60x        1.35x
Company Value/EBITDA..................  $   10.22  $   10.16          6.2x           4.2x        6.3x        6.3x         8.8x
Company Value/EBIT....................  $   10.58  $    7.96         12.4x           7.0x       13.0x       10.2x        35.5x
Equity Value/Operating Net
  Income(1)...........................  $   10.38  $    8.50         19.1x          13.0x       19.8x       15.9x        38.2x
Equity Value/Reported Net Income(1)...  $    9.57  $    7.84         20.9x          13.0x       19.8x       15.9x        38.2x

------------------------

(1) "Operating Net Income" is publicly reported net income adjusted to eliminate one time gains and losses, restructuring charges, discontinued operations or accounting changes. For purposes of determining the Company implied value per share based on the multiple of equity value to reported net income, U.S. Bancorp Piper Jaffray used the same multiples as it derived for the equity value to operating net income analysis.

    U.S. Bancorp Piper Jaffray presented the following implied value and valuation multiple data for the going private comparable transaction group:

                                          COMPANY IMPLIED
                                          VALUE PER SHARE
                                        BASED ON COMPARABLE
                                            TRANSACTION
                                             MULTIPLES            MERGER               COMPARABLE TRANSACTION MULTIPLE
                                        --------------------   CONSIDERATION   ------------------------------------------------
                                          MEAN      MEDIAN       MULTIPLE        MINIMUM      MEAN       MEDIAN       MAXIMUM
                                        ---------  ---------  ---------------  -----------  ---------  -----------  -----------
Company Value/Revenue.................  $   10.48  $   11.03          .67x           .29x        .69x        .72x        1.35x
Company Value/EBITDA..................  $   10.23  $    9.60          6.2x           5.0x        6.3x        6.0x         8.2x
Company Value/EBIT....................  $   10.82  $    9.80         12.4x           8.1x       13.2x       12.2x        22.2x
Equity Value/Operating Net Income.....  $   10.92  $    8.64         19.1x          14.7x       20.9x       16.2x        38.2x
Equity Value/Reported Net Income......  $   10.05  $    7.97         20.9x          14.7x       20.9x       16.2x        38.2x

    PREMIUMS PAID ANALYSIS

    U.S. Bancorp Piper Jaffray analyzed the implied premium or discount paid or proposed to be paid in acquisitions relative to recent public market pre-announcement trading prices for two groups of announced transactions since January 1, 1997:

    - 27 restaurant sector acquisitions involving $15 million or more in equity value

    - 57 "going private" transactions involving $30 to $300 million in equity value and resulting ownership by the acquiror or proposed acquiror of greater than 80% of the target

    U.S. Bancorp Piper Jaffray calculated a one-day, one-week and one-month implied premium based upon the $10.00 per share offer price as a percentage of the Company's closing stock price on the corresponding date prior to public announcement of a third party indication of interest on January 26,

1999. U.S. Bancorp Piper Jaffray also calculated an implied value per share for the Company based on the mean and median percentage premium of the applicable transaction groups.

                                                                                     RESTAURANT SECTOR TRANSACTION
                                       IMPLIED      IMPLIED VALUE   IMPLIED VALUE                GROUP
                                      PREMIUM IN      BASED ON        BASED ON         IMPLIED PREMIUM (DISCOUNT)
                                        MERGER          MEAN           MEDIAN       --------------------------------
                                     BASED ON $10    PERCENTAGE      PERCENTAGE     MINIMUM   MEAN  MEDIAN   MAXIMUM
                                     ------------   -------------   -------------   -------   ----  ------   -------
1 month prior to announcement......      86.0%          $7.34           $6.61         (9.0)%  36.5%  22.9%    176.2%
1 week prior to announcement.......      66.7%          $7.85           $7.05        (35.5)%  30.9%  17.5%    169.8%
1 day prior to announcement........      50.9%          $8.29           $7.70        (33.3)%  25.2%  16.2%    132.0%

                                       IMPLIED      IMPLIED VALUE   IMPLIED VALUE   GOING PRIVATE TRANSACTION GROUP
                                      PREMIUM IN      BASED ON        BASED ON         IMPLIED PREMIUM (DISCOUNT)
                                        MERGER          MEAN           MEDIAN       --------------------------------
                                     BASED ON $10    PERCENTAGE      PERCENTAGE     MINIMUM   MEAN  MEDIAN   MAXIMUM
                                     ------------   -------------   -------------   -------   ----  ------   -------
1 month prior to announcement......      86.0%          $6.73           $6.62        (29.8)%  25.3%  23.1%     80.3%
1 week prior to announcement.......      66.7%          $7.32           $7.15        (44.1)%  22.0%  19.1%    103.2%
1 day prior to announcement........      50.9%          $7.98           $7.81        (43.3)%  20.4%  17.9%     88.2%

    DISCOUNTED CASH FLOW ANALYSES

    Using discounted cash flow analysis, U.S. Bancorp Piper Jaffray estimated the present value of the projected cash flows of the Company as a public company using the projections prepared by the Company in March 1999. See "--Certain Projections". U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of projected operating income of 9.0x to 11.0x and a range of discount rates of 20.0% to 24.0%, based on weighted average cost of capital computations, qualitative assessments of the projections and relevant industry experience. This analysis yielded a range of estimated present values of the Company equity of approximately $66.409 million to $100.853 million, or $8.16 to $11.99 per fully diluted common share, with a midpoint of $82.5 million in aggregate and $9.95 per share.

    U.S. Bancorp Piper Jaffray also used discounted cash flow analyses to estimate the present value of the Company as a private company following the Merger. U.S. Bancorp Piper Jaffray modified the projections referenced above based on information concerning the Company as a private company furnished by the Company. These modifications include principally a slower pace of new store openings, decreased capital expenditures and decreased general and administrative expenses. U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of projected operating income of 8.0x to 10x and a range of discount rates of 18% to 22%. This analysis yielded a range of estimated present values of the Company equity of approximately $67.270 million to $102.341 million, or $8.26 to $12.16 per share, with a midpoint of $83.632 million in aggregate and $10.08 per share.

    LBO ANALYSIS

    U.S. Bancorp Piper Jaffray analyzed the feasibility of a leveraged buyout at the $10.00 merger consideration by estimating the investment returns for sources of equity and debt and comparing those to expected industry returns. For purposes of this analysis, U.S. Bancorp Piper Jaffray utilized the private company projections for the Company described under "Discounted Cash Flow Analyses" and the anticipated capital structure of the Company as a private company. U.S. Bancorp Piper Jaffray noted that based on this analysis of the $10.00 merger consideration, estimated investment returns to debt and equity investors in RB Capital would be within a range of expected industry returns.

    In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the Special Committee, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analysis and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

    The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading value of the companies. In this regard, U.S. Bancorp Piper Jaffray noted relatively lower profitability characteristics of the Company when compared to comparable companies and a lower base of owned real estate when compared to target companies in comparable transactions. In the view of U.S. Bancorp Piper Jaffray, these factors would contribute to the proposed merger consideration, although well within the range of valuation data points presented, being lower than certain mean or median valuation data points calculated in the comparable company and comparable transaction analyses. Accordingly, U.S. Bancorp Piper Jaffray viewed these analyses, together with the other analyses performed and factors considered, to be supportive of its opinion.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of such information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of the Company that (1) the information provided to it by the Company was prepared on a reasonable basis, (2) the financial planning data and other business outlook information reflects the best currently available estimates of management, (3) management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading and (4) there were no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to U.S. Bancorp Piper Jaffray.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of the Company, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed the Company as a going concern and accordingly expressed no opinion as to its liquidation value. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of the Company common stock have traded or at which these shares may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

    Although U.S. Bancorp Piper Jaffray was authorized to evaluate, respond to and negotiate with respect to the indications of interest in a business combination announced by the Company on January 27, 1999, U.S. Bancorp Piper Jaffray was not engaged or authorized to solicit, and it did not solicit, any other business combination transaction or strategic alternative transaction to the merger.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the Company and the restaurant industry in general. U.S. Bancorp Piper Jaffray makes a market in the common stock of the Company and provides research coverage on the Company. Since 1994, U.S. Bancorp Piper Jaffray has provided investment banking services to the Company for which it has received customary fees. In May 1997, the Company engaged U.S. Bancorp Piper Jaffray to advise its Board of Directors concerning its evaluation of strategic alternatives for the Company and in December 1997, the Company engaged U.S. Bancorp Piper Jaffray to advise its Board of Directors regarding a shareholder rights plan for the Company. The Company paid U.S. Bancorp Piper Jaffray an aggregate of $40,000 in fees for these services. In the ordinary course of business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of the Company for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

    The Special Committee and U.S. Bancorp Piper Jaffray are parties to a letter agreement dated December 22, 1998 (the "Engagement Letter"). The Engagement Letter provides that the Company, on behalf of the Special Committee, shall pay U.S. Bancorp Piper Jaffray (1) a $50,000 retainer upon execution of the Engagement Letter (which has been paid by the Company); (2) a fee of $250,000 upon the delivery of U.S. Bancorp Piper Jaffray's fairness opinion (which has been paid by the Company); (3) a fee equal to 1.25% of the aggregate transaction value of any transaction involving the acquisition of 50% or more of the Company's assets or common stock which is consummated during the term of the engagement or within 12 months thereafter (but not to exceed 18 months after the date of the engagement letter) (less $125,000 if the Company has paid a fee under (2) above); and (4) in the event a fee under (3) above is not payable and if a transaction involving the acquisition of 15% or more of the Company's assets or common stock is consummated during the term of the engagement or within 12 months thereafter (but not to exceed 18 months after the date of the engagement letter), a fee of $100,000. The contingent nature of the fees described under (3) and (4) above may have created a potential conflict of interest in that the Company would be unlikely to consummate the merger unless the Special Committee had received the opinion. Pursuant to the terms of the Engagement Letter, upon the consummation of the Merger, the Company will have paid, or otherwise be obligated to pay, U.S. Bancorp Piper Jaffray an aggregate fee of approximately $1,463,750. The Engagement Letter also provides that the Company will reimburse U.S. Bancorp Piper Jaffray for its out-of-pocket expenses and will indemnify U.S. Bancorp Piper Jaffray and its affiliates from and against certain liabilities. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Special Committee.

CERTAIN PROJECTIONS

    The Company does not as a matter of course make public forecasts as to future operations, but the Company did prepare certain projections in March 1999 which it provided to U.S. Bancorp Piper Jaffray in connection with their analysis of the RB Capital proposal and the financial evaluation of the Company at that time. The projections set forth below are included in this proxy statement solely because such information was available to RB Capital, was provided by the Company to U.S. Bancorp Piper Jaffray in March, 1999 and was used in connection with U.S. Bancorp Piper Jaffray's March 18, 1999 fairness opinion and related presentation to the Special Committee. See "Special Factors-- Background of the Merger" and "Special Factors--Opinion of Financial Advisor to the Special Committee."

    THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED BY THE COMPANY WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED

PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION, NOR WAS THE INFORMATION PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY OR RB CAPITAL OR ANY OF THEIR RESPECTIVE FINANCIAL ADVISORS OR OTHER REPRESENTATIVES, OR THEIR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, WE CAUTION UNDUE RELIANCE ON SUCH INFORMATION. WE DO NOT INTEND TO UPDATE, REVISE OR CORRECT SUCH PROJECTIONS IF THEY BECOME INACCURATE (EVEN IN THE SHORT TERM).

                                                           FISCAL YEARS ENDING
                                          -----------------------------------------------------
                                            1999       2000       2001       2002       2003
                                          ---------  ---------  ---------  ---------  ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Net Sales...............................  $ 178,773  $ 207,482  $ 232,365  $ 265,882  $ 303,038
  % NET SALES GROWTH....................       11.7%      16.1%      12.0%      14.4%      14.0%
Cost of Sales...........................  $  44,550  $  51,798  $  58,091  $  66,470  $  75,759
                                          ---------  ---------  ---------  ---------  ---------
Gross Profit............................  $ 134,223  $ 155,684  $ 174,274  $ 199,412  $ 227,279
  GROSS MARGIN %........................       75.1%      75.0%      75.0%      75.0%      75.0%
Operating Expenses......................  $ 111,862  $ 128,882  $ 144,390  $ 165,215  $ 188,904
General & Administrative Expenses.......  $  12,902  $  12,608  $  12,987  $  13,376  $  13,956
                                          ---------  ---------  ---------  ---------  ---------
Operating Income........................  $   9,459  $  14,194  $  16,897  $  20,820  $  24,419
  OPERATING MARGIN %....................        5.3%       6.8%       7.3%       7.8%       8.1%
Interest and Other Expense..............  $   2,141  $   1,511  $   1,254  $   1,016  $     815
                                          ---------  ---------  ---------  ---------  ---------
Income Before Income Taxes..............  $   7,318  $  12,682  $  15,643  $  19,805  $  23,604
Provision for Income Taxes..............  $  (2,488) $  (4,312) $  (5,319) $  (6,734) $  (8,025)
                                          ---------  ---------  ---------  ---------  ---------
Net Income..............................  $   4,830  $   8,370  $  10,325  $  13,071  $  15,579
  NET MARGIN %..........................        2.7%       4.0%       4.4%       4.9%       5.1%
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------

    The following sets forth certain material assumptions used in the Company's preparation of the foregoing projections and other relevant information:

    (1) General & Administrative expenses include corporate D&A expenses and the costs and expenses that would be incurred by the Company if the Merger were not consummated and no break-up fee or expense reimbursement were required.

    (2) The projections assume the conversion and/or opening of: (i) 4 brewery/chophouse and 2 Old Chicago restaurants in the fiscal year ending in 1999, (ii) 2 brewery/chophouse and 4 Old Chicago restaurants in the fiscal year ending in 2000, (iii) 4 brewery/chophouse and 4 Old Chicago restaurants in the fiscal year ending in 2001, (iv) 4 brewery/chophouse and 5 Old Chicago restaurants in the fiscal year ending in 2002, and (v) 4 brewery/chophouse and 5 Old Chicago restaurants in the fiscal year ending in 2003.

    The Company also provided projections to U.S. Bancorp Piper Jaffray in January 1999. However, in March 1999, the Company prepared revised first quarter 1999, fiscal year 1999 and five-year projections. The Company revised its first quarter 1999 and fiscal year 1999 projections based on actual performance in January and February. The Company believed the revised projections, which are summarized above, were more indicative of the Company's future performance, especially as to the Company's projected short term financial results and its continuation as a publicly traded Company.

RB CAPITAL'S AND RBR ACQUISITION'S PURPOSE AND REASON FOR THE MERGER

    The purpose of RB Capital, RBR Acquisition and the Founders in proceeding with the Merger is to acquire the entire equity interest of the Company in a leveraged transaction providing fair value to the Company's unaffiliated shareholders. The Merger was motivated largely by the continuing low valuation placed on the Company in the public markets despite improved operating results during 1998.

    The low public market valuation had led to pressure on Company management from public stockholders to take actions to increase stockholder value. In addition, it gave rise to concerns for the Founders that contributed to their desire to undertake the Merger, including the difficulty in improving the market's valuation of the Company and the negative effects of a low stock price on the Company's stockholders. In addition, the low stock price, combined with the failure of negotiations in the fall of 1997 to result in a sale or merger of the Company, created an atmosphere for employees and management that was not conducive to improvements in operations or long term success. The Founders, in particular Mr. Day, believed that the Company was at a key juncture and, if action was not taken to define the Company's future more clearly, employees essential to successful operations and growth would begin to leave. As a significant stockholder, Mr. Day considered alternatives based on enhancing the value of the Company's common stock. Having resumed the position of Chief Executive Officer in December 1997 and improving operations for 1998 without significant improvement in the market price for the common stock, Mr. Day came to believe that obtaining improved stock value would require seeking a sale of the Company or consideration of a purchase of the Company by the Founders. In evaluating these alternatives, Mr. Day took into consideration the 1997 sale effort and the effect of recommending to the Board that the Company undertake an effort to sell to a third party at this time, while evaluating the feasibility of a purchase by the Founders. Upon concluding that a purchase by the Founders was feasible, Mr. Day approached the Board and the Special Committee was created. The Founders came to believe that they could better manage the Company's future without the short-term focus of the public markets. As a private company, the Company would be better positioned to manage the high risk period of debt repayment, at the conclusion of which values could be enhanced, and the Founders would be left in a better position to control the Company's future with a view to increased opportunities for employees and shareholders than exists in the current public market environment.

    The transactions contemplated by the Merger Agreement, however, will involve a substantial risk to the Founders because of the large amount of indebtedness to be incurred in connection with the consummation of the Merger. See "Special Factors--Financing of the Merger."

    The acquisition of the entire equity interest in the Company was structured as a cash merger in order to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases. Obtaining financing for a tender offer would require a pledge of substantially all of the Company's assets prior to ownership of all of such assets. Until the completion of the merger, RB Capital would not own all of the Company's assets and would not be able to pledge such assets to support the borrowing.

    Each of the Founders, RB Capital and RBR Acquisition has concluded that the Merger, including the Merger Consideration of $10.00 per share in cash and the terms and conditions of the Merger Agreement, are fair to the Company and the holders of the common stock (other than RB Capital, RBR Acquisition and their affiliates) based upon, among other things, the following factors:

    - the conclusions and recommendations of the Special Committee and the Board;

    - the Special Committee, consisting of disinterested directors who are not affiliated with RB Capital, RBR Acquisition or the Founders, had unanimously approved the Merger and recommended that stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby;

    - the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of arm's-length, good faith negotiations between the Special Committee and the Founders and their respective advisors;

    - U.S. Bancorp Piper Jaffray issued an opinion to the Special Committee to the effect that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $10.00 per share in cash to be received in the Merger was fair to the holders of common stock (other than RB Capital, RBR Acquisition or their affiliates) from a financial point of view;

    - the Company and two third-party bidders publicly disclosed eight weeks before the Merger Agreement was signed that the Company was considering acquisition proposals and, during such period, no entity proposed a transaction resulting in an agreement at a price higher than that offered by RB Capital;

    - during the substantial period of time which would elapse between the announcement of the execution of the Merger Agreement and the consummation of the Merger following the Special Meeting to be held to vote upon the Merger, there would be more than sufficient time and opportunity for other persons to propose alternative transactions to the Merger;

    - the terms of the Merger Agreement authorize the Company under certain circumstances to (1) engage in negotiations with, and provide access to information about the Company to, third parties who submit in writing an acquisition proposal for a transaction which, among other things, the Special Committee determines is at least as likely to occur as the Merger and would be more favorable to the stockholders of the Company than the Merger and (2) terminate the Merger Agreement in order to permit the Company to enter into such a transaction; and

    - the other factors referred to above as having been taken into account by the Special Committee, which the Founders, RB Capital and RBR Acquisition adopt (see "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "Special Factors--Opinion of Financial Advisor to the Special Committee").

    Although BancBoston Robertson Stephens generally assisted the Founders in this transaction and, in particular, advised the Founders' on bidding and negotiating strategies, represented RB Capital in negotiations with the Special Committee and its representatives and acted as liaison for RB Capital in obtaining financing commitments from its affiliated bank and mezzanine lending groups, BancBoston Robertson Stephens was not requested to and did not deliver a fairness opinion as to the Merger Consideration and did not provide the Founders with any reports, opinions or appraisals.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS

    In considering the recommendation of the Special Committee and the Board with respect to the Merger, stockholders should be aware that certain members of the Board and of the Company's management have interests that may present actual, potential or the appearance of potential conflicts of interest in connection with the Merger. The Special Committee and the Board were aware of these potential or actual conflicts of interest and considered them along with other matters described under "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger."

    RETAINED EQUITY INTEREST

    The Founders beneficially own an aggregate of 2,250,173 shares of common stock, representing approximately 28.0% of the total outstanding shares of common stock. In addition, the Founders hold options to purchase an aggregate of 106,907 shares of common stock at exercise prices ranging from $6.20 to $8.50 per share.

    The Founders will, prior to the Effective Time (as defined herein), contribute to RB Capital the shares of common stock beneficially owned by them (other than 50,000 shares owned by Mr. Lux which will be converted into the right to receive the Merger Consideration at the Effective Time) and certain cash amounts in consideration of the issuance of RB Capital stock. Without giving effect to the equity issuances, if any, to employees of the Company upon exchange of stock options described below, or to new investors as described under "Financing of the Merger--Subordinated Credit Facility and Junior Equity--Warrants" and "Junior Equity Securities," upon consummation of the Merger, the Founders will collectively indirectly own 100% of the outstanding common stock of the Surviving Corporation. Such ownership will arise from the conversion, upon the consummation of the Merger, of all of the outstanding shares of common stock of RBR Acquisition, a wholly owned subsidiary of RB Capital, into all of the outstanding shares of common stock of the Surviving Corporation.

    The Company expects to offer holders of stock options who will be either employees or directors of the Surviving Corporation or RB Capital subsequent to the Merger, the ability to convert the value of their options into newly issued restricted stock of RB Capital. The conversion will be based on the relative values of the securities on the date of exchange, assuming a $10 value for the stock of each of the Company and RB Capital. RB Capital is not currently able to quantify the number of stock options that will be exchanged by employees for restricted stock of RB Capital. The only officers and directors that have indicated that they intend to convert Rock Bottom options into RB Capital restricted stock are the Founders and Mr. Lidvall, an executive officer, who are expected to exchange options to purchase 106,907 and 58,100 shares of Company common stock, respectively, with an average exercise price of $7.00 for 32,072 and 17,430 shares of RB Capital restricted stock, respectively. RB Capital proposes to pay the resulting income taxes for all exchanging holders, subject to the approval of the Company's financing sources. Such tax payment is currently estimated to be approximately $151,000 for the Founders in the aggregate.

    In addition, certain officers, employees and stockholders of the Company may, by agreement among RB Capital, such persons and the Company prior to the effective time of the Merger, contribute some or all of their restricted or other stock of the Company to RB Capital in exchange for stock and/or restricted stock of RB Capital. Other than the contributions by the Founders set forth above, the only officer that is currently anticipated to enter into such agreement is Mr. Lidvall, who will contribute to RB Capital 32,554 shares of restricted stock and 1,087 shares of common stock in exchange for the same number of shares of restricted stock and common stock, respectively, of RB Capital. As a result of all such agreements, these persons may own a portion of RB Capital.

    None of the members of the Special Committee will contribute any shares of common stock or other equity interests in the Company to RB Capital nor will any member of the Special Committee own any interest in RB Capital or the Surviving Corporation following the effective time of the Merger.

    The value of Rock Bottom stock and stock options held by members of the Special Committee to be received upon consummation of the Merger is as follows:

NAME                                                   NUMBER OF SHARES         VALUE     NUMBER OF STOCK OPTIONS  NET VALUE
--------------------------------------------------  -----------------------     -----     -----------------------  ----------
Duncan H. Cocroft.................................                 0                  0             15,564         $   44,082
Mary C. Hacking...................................                 0                  0             16,591         $   55,233
Gerald A. Hornbeck................................                 0                  0             36,968         $  116,364

    Except as set forth above, the Founders have not yet formulated definitive plans regarding equity contributions, the treatment of Rock Bottom stock options and restricted stock or the terms of RB Capital securities to be issued in exchange therefor, or certain other arrangements to be made among the current and future stockholders of RB Capital. It is currently anticipated that such arrangements would include an agreement among the Founders and future stockholders of RB Capital regarding the management and control of the Surviving Corporation, the creation of certain rights of first refusal concerning dispositions of the shares of common stock of RB Capital, the creation of certain equity or equity-based incentives for certain members of management, and related stockholder arrangements.

    DIRECTORS AND MANAGEMENT OF THE SURVIVING CORPORATION

    The Merger Agreement provides that the current directors of RBR Acquisition shall be the directors of the Surviving Corporation immediately after the Merger. Messrs. Day and Wong are the current directors of RBR Acquisition and no determination has been made as to whether additional persons will be invited to join the Board of Directors of the Surviving Corporation following the Merger. The management of the Company immediately prior to the Effective Time of the Merger will be the management of the Surviving Corporation immediately after the Merger, except that RB Capital has held discussions with various officers of the Company concerning changes in titles and responsibilities, as well as termination without cause following the Merger. None of such officers are Founders although they may become stockholders of RB Capital. In connection with the Merger, the Company expects that two current executive officers, Mr. Hoppe and Ms. Shelton, will receive severance payments of $325,650 ($232,500 and $93,150, respectively). In addition, Mr. Hoppe will receive $214,210 in respect of restricted stock owned by him with respect to which restrictions have lapsed or will lapse as a result of the Merger, and will have the right to receive, in respect of 11,500 additional shares of restricted stock as to which restrictions will not have lapsed upon completion of the Merger, an additional $115,000 in 2006 when such restrictions lapse (unless rights thereto are otherwise terminated). In addition, Mr. Hoppe and Ms. Shelton will receive $186,810 and $113,277, respectively, in respect of the net exercise of stock options held by them that will not be contributed to RB Capital.

    RB Capital currently does not expect to enter into new employment or other agreements with any officers prior to the Merger, although agreements currently in effect will become obligations of the Surviving Corporation. It is expected that current employment arrangements, including salaries and benefits, will remain comparable with existing compensation. RB Capital has no arrangements or understandings with respect to the future grant of stock options. The Merger Agreement provides that the Surviving Corporation will, for a period of six years after the Effective Time, maintain all rights to indemnification and limitations on liability in favor of such officers and directors to the same extent and upon the terms and conditions provided in the Company's and its subsidiaries' certificates of incorporation, bylaws and indemnification agreements as in effect on the date of the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will maintain its existing (or appropriate substitute) policies of directors' and officers' liability insurance and fiduciary liability insurance for a period of six years after the Effective Time, subject to certain limitations. See "The Merger Agreement--Covenants." The Merger Agreement also provides that, for a period of at least one year following the Effective Time, RB Capital will cause the Surviving Corporation to maintain employee benefit plans and arrangements (other than equity incentive arrangements) which provide benefits substantially comparable in aggregate value to the benefits provided by the Company as of March 18, 1999.

    MANAGEMENT EMPLOYMENT AGREEMENTS

    Each of Mr. Hoppe and Ned R. Lidvall (each, an "Executive") is party to an employment agreement (each, an "Employment Agreement") with the Company which was entered into in July 1997 and amended in January 1998, providing generally for the employment of the Executive by the Company on a year-to-year basis. The Employment Agreements currently expire on June 30, 1999, which term will automatically be extended through June 30, 2000 unless a notice of non-renewal is provided by the Company or the Executive prior to April 30, 1999. Pursuant to the Employment Agreements, the Executive's employment is terminable by the Company without cause (other than as a result of a "Change of Control" or the death or disability of the Executive) at any time upon 30 days prior written notice to the Executive. Under such circumstances, the Executive will be entitled to certain severance payments for a period of 12 months, and certain other benefits for a period of 9 months, after the date of termination. Upon the occurrence of a "Change of Control" and a subsequent termination of the Executive without cause or a termination by the Executive for good reason as set forth in the Employment Agreement, the Executive will be entitled to certain severance payments and other benefits for a period of 18 months after the date of termination. In the event Messrs. Hoppe and Lidvall were terminated following a "Change of Control," the Company expects that severance payments payable to each of Messrs. Hoppe and Lidvall under the Employment Agreement would equal approximately $232,500. Stockholder approval of the Merger Agreement will constitute a "Change of Control" for purposes of the Employment Agreements.

    Any payment or benefit received by an Executive in connection with a change in control of the Company or the termination of the Executive's employment will be reduced to the extent that such payment would not be deductible by the Company pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

    RESTRICTED STOCK

    Messrs. Day, Hoppe and Lidvall currently hold an aggregate of 75,974 shares of restricted stock of the Company granted under the Company's Equity Incentive Plan, as amended. Except for 11,500 shares of restricted stock held by each of Messrs. Hoppe and Lidvall, the agreements granting shares of restricted stock to such persons provide that upon a "Change of Control," the restrictions on such shares lapse. The Merger Agreement provides that all shares of restricted stock, including the aggregate of 23,000 shares held by Messrs. Hoppe and Lidvall as to which the restrictions applicable to such shares do not lapse upon a "Change of Control," will be converted into the Merger Consideration at the Effective Time, unless otherwise agreed in writing by the Company, such persons and RB Capital prior to such time, although the individuals' right to the Merger Consideration vests in 2006 when the applicable restrictions would otherwise lapse. Under the terms of the Equity Contribution Letter, as defined herein, between Mr. Day and RB Capital, Mr. Day has agreed to contribute his shares of restricted stock (10,499 shares) to RB Capital. It is currently anticipated that Mr. Lidvall will also contribute his shares of restricted stock (32,554 shares) to RB Capital. As a result of such agreements, Messrs. Day and Lidvall will not receive Merger Consideration for such shares. RB Capital has not yet formulated definitive plans with respect to whether it will enter into any such agreement with Mr. Hoppe. In the event any agreement is reached, any or all of the 11,500 shares of restricted stock outstanding as to which the restrictions thereon do not lapse upon a "Change of Control" may be converted at the Effective Time into shares of restricted stock or other equity securities of or stock options in RB Capital. For purposes of the restricted stock grant agreements, stockholder approval of the Merger Agreement will constitute a "Change of Control."

    AFFILIATED LEASES

    The Company leases the Old Chicago restaurant in Fort Collins, Colorado from
C. B. Partnership, a partnership that is 50% owned by 141 College Partnership. Messrs. Wong and Day own 12% and 10%, respectively, of 141 College Partnership. The lease term was renewed in June 1997 and will expire in May 2012. The annual base rent for 1998 was $97,400 and increases $2,400 annually. The Company pays additional rent based on the excess of 6% of gross sales over base rent, if any.

    The Company subleases the Old Chicago restaurant on Tejon Street, Colorado Springs, Colorado from Old Chicago Colorado Springs Limited Partnership, a partnership owned by Messrs. Day, Wong and Lux. The restaurant sublease, which was renewed effective April 1, 1995 and amended effective September 1, 1997, expires in March 2005. Annual base rent for years one through four under the sublease, as amended, was $147,600 and increased to $158,352 for years five through ten. On January 1, 1999, the Company executed a second amendment to the lease that extended the lease term to March 2010 and increased the total square footage subject to such lease. Pursuant to this amendment, annual base rent increases approximately $100 per month through March 2005. Annual base rent for the last five years of the lease increases to approximately $178,800. The Company pays additional rent based on the excess of 6% of gross sales over base rent, if any.

    The Company leases the Old Chicago restaurant on Commerce Center Drive in Colorado Springs, Colorado from Lux/Day Northport Ltd., a partnership that is 94% owned by Messrs. Day and Lux. The lease term commenced in 1986, terminates in 2006 and provides for a monthly payment of $11,000 or 6% of sales, whichever is higher.

    The Company leases the Old Chicago restaurant in Bettendorf, Iowa, from Dulcet, LLC, an Iowa limited liability corporation in which Mr. Wong and his wife have a 33% ownership interest. The lease commenced in June 1996, terminates in 2011 and provides for a monthly payment of $6,250. The monthly payment increases to $7,078 in years six through ten and to $8,016 in years ten through fifteen.

    The Company leases the brewery restaurant in Boulder, Colorado, from The 1123 Walnut Corporation, a corporation owned by Messrs. Greenlee and Day. The lease expires in July, 1999 and provides for an annual base rent of $84,000. The Company also pays additional rent based on the excess of 6% of gross restaurant sales over base rent, if any. On February 23, 1999, the Company exercised its renewal option under the lease extending the lease term to July 31, 2004.

    The Company leases the brewery restaurant in Englewood, Colorado, from Zymotic, LLC, a Colorado limited liability company in which Mr. Wong and/or his affiliates own 34%. The lease commenced in July 1997, and terminates in June 2012, with the option to renew for four terms of 60 months each. The initial base rent for years one through five under the lease is $230,775, increases to $261,353 for years six through ten, and increases to $295,982 for years eleven through fifteen.

    The Company leases the brewery restaurant in Des Moines, Iowa from B.W.C. Farms, Inc., an Iowa corporation in which Mr. Wong and/or his affiliates own 12.5%. The lease commenced in February 1998, and terminates in February 2013, with the option to renew for four terms of 60 months each. The initial base rent for years one through five under the lease is $230,775, increases to $261,353 for years six through ten, and increases to $295,982 for years eleven through fifteen.

    The Company leases the brewery restaurant in Warrenville, Illinois from Lagomorph, L.L.C., a limited liability company partially owned by Mr. Wong. The lease commenced in April 1999 and expires in March 2010, with the option to renew for four terms of 60 months each. The initial base rent during the first year of the lease is $287,000 and increases each year thereafter by 2.25%.

    The Surviving Company will continue to be a party to these leases after the Merger. Management of the Company believes the terms of these leases are no less favorable to the Company than those that could be obtained from unaffiliated third parties. All such transactions with affiliated lessors or any other affiliate are subject to the approval of the Company's disinterested directors and are on terms believed by such directors to be no less favorable to the Company than those available from unaffiliated third parties.

    OTHER ARRANGEMENTS WITH AFFILIATES

    The Company purchases certain of its pasta products used in the Old Chicago restaurants from Pasta Fresca Inc., a Colorado corporation owned 39% by Mr. Day. During 1998, the Company paid approximately $132,000 to Pasta Fresca, Inc.

CERTAIN EFFECTS OF THE MERGER

    If the Merger is consummated, the holders of the Company's common stock will no longer have any interest in, and will not be stockholders of, the Company and, therefore, will not benefit from any future earnings or growth of the Company or from any increases in the value of the Company and will no longer bear the risk of any decreases in value of the Company. Instead, each stockholder (other than the Company and its wholly-owned subsidiaries, RB Capital, RBR Acquisition, certain consenting holders of restricted stock and Dissenting Stockholders) will have the right to receive upon

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consummation of the Merger $10.00 in cash for each share of common stock they hold, without interest. The benefit to the holders of common stock of the transaction is the payment of a premium, in cash, above the market value for such stock prior to the announcement of the transaction. This cash payment assures that all stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriment to such holders is their inability to participate as continuing stockholders in the possible future growth of the Company. If the Merger is consummated, the Founders, together with the other stockholders of RB Capital, will indirectly hold the entire equity interest in the Company and will therefore be the sole beneficiaries of any future earnings or growth of the Company and any increases in value of the Company. However, the Founders will bear the risk of any decreases in value of the Company and the risks associated with (1) the significant amount of debt to be incurred by the Company in connection with the Merger and (2) the lack of liquidity in its investment in the Company. See "Special Factors-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger-- Special Committee."

    The common stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Merger, the common stock will be delisted from the Nasdaq National Market, the registration of the common stock under the Exchange Act will be terminated, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. Further, the Company will no longer be subject to periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Accordingly, less information will be required to be made publicly available than presently is the case.

    The certificate of incorporation and bylaws of the Company will be amended and restated as of the Effective Time and, as amended and restated, will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended.

PLANS FOR THE COMPANY AFTER THE MERGER

    Each of RB Capital and the Founders expects that, except as described in this proxy statement, the business and operations of the Surviving Corporation will be continued substantially as they are currently being conducted by the Company and its subsidiaries. However, RB Capital expects that it may, from time to time, evaluate and review the Surviving Corporation's businesses, operations and properties and make such changes as are deemed appropriate.

    Except as described in this proxy statement, none of the Founders, RB Capital, RBR Acquisition or the Company has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. As contemplated by the Merger Agreement, the Company has completed several sale-leaseback transactions with respect to five operating properties and sold one non-operating property. See "Special Factors--Financing of the Merger--Sale-Leaseback Transactions." However, the Founders, RB Capital and RBR Acquisition will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of the Surviving Corporation and its stockholders. None of the Company, RB Capital or the Founders have formulated any specific plans regarding repayment of the indebtedness incurred in connection with the Merger; however, such persons anticipate that such indebtedness will be repaid primarily with or by means of cash from the operations of the business of the Surviving Corporation, or such other means as the Surviving Corporation or RB Capital may determine in their sole discretion.

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CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED

    If the Merger is not consummated, the Board expects to seek to retain the Company's current management team, although there can be no assurance it will be successful in doing so. There are no plans in such circumstances to operate the Company's business in a manner substantially different than presently operated.

ACCOUNTING TREATMENT

    The merger will be accounted for in accordance with the purchase method of accounting under U.S. generally accepted accounting principles.

FINANCING OF THE MERGER

    The maximum amount of funds required by RB Capital and RBR Acquisition to pay the aggregate Merger Consideration due to stockholders and to pay cash to holders of stock options in the Company in exchange for the cancellation of such options at the closing of the Merger pursuant to the Merger Agreement, assuming all shares of common stock, including shares of restricted stock, and stock options, in each case, not owned by the Founders, are converted into cash in the Merger in accordance with the Merger Agreement and there are no Dissenting Stockholders, is expected to be approximately $61.8 million. In addition, in order to fulfill conditions to the financing described below, the Company will be required to repay no more than $13.2 million under its existing loan agreement. The Company, RB Capital and RBR Acquisition will also require approximately $8.3 million to pay other expenses and costs incurred by the Company, RB Capital and RBR Acquisition relating to the transactions and for other general corporate purposes. The proceeds to pay the Merger Consideration and related costs and expenses of the transaction will be obtained from new senior secured revolving credit and term loan facilities, the private placement of senior subordinated debt securities issued by the Surviving Corporation and Class B common stock of RB Capital and equity contributions of certain of the Founders. RB Capital does not currently have any plan or arrangement for refinancing or repaying these borrowings, other than cash flow from operations.

    SENIOR SECURED REVOLVING CREDIT AND TERM LOAN FACILITY

    On March 18, 1999, RB Capital entered into and delivered to the Company a commitment letter (the "Senior Debt Commitment Letter") with BankBoston and BancBoston Robertson Stephens. Pursuant to the Senior Debt Commitment Letter, but subject to the terms and conditions set forth therein, BankBoston has agreed to act as administrative agent for itself and for any other lending institutions (together with BankBoston, the "Lenders") which may become party to the Senior Debt Facilities (as defined below) with respect to the proposed senior secured revolving credit and term loan facilities aggregating up to approximately $60,000,000 (collectively, the "Senior Debt Facilities"), including two term loan tranches of $20,000,000 ("Term Loan A") and $30,000,000 ("Term Loan B"), respectively, and a revolving credit facility of $10,000,000, for the purpose of providing a portion of the financing for the Merger. BancBoston Robertson Stephens has agreed to act as the exclusive syndication agent and arranger for the Lenders with respect to the Senior Debt Facilities. BankBoston has committed, subject to the terms and conditions of the Senior Debt Commitment Letter, to provide the full amount of the Senior Debt Facilities, but may syndicate the Senior Debt Facilities to other banks or financial institutions. Under the Senior Debt Commitment Letter, the entire proceeds of the term loans, but no more than $1.75 million of the revolving credit facility, may be drawn at the effective time of the Merger.

    The proceeds of the Senior Debt Facilities will be used:

    - to pay a portion of the Merger Consideration;

    - to pay related transaction fees and expenses of the Merger;

    - to refinance certain existing indebtedness of the Company and its subsidiaries;

    - for the acquisition and/or construction of new operating facilities;

    - for operating facility upgrades;

    - for the issuance of standby letters of credit; and

    - for working capital and general corporate purposes.

    The Senior Debt Commitment Letter contemplates that the definitive credit agreement governing the Senior Debt Facilities (the "Credit Agreement") will contain terms and conditions, including, without limitation, the following:

    - BORROWER. Rock Bottom Restaurants, Inc. and all of its present and future direct and indirect subsidiaries (the "Borrower").

    - GUARANTORS. All of the Borrower's obligations under the Senior Debt Facilities will be fully and unconditionally guaranteed by RB Capital and all direct and indirect present and future subsidiaries of RB Capital (collectively, the "Guarantors").

    - INTEREST RATE. Amounts outstanding under the Senior Debt Facilities will bear interest at a rate per annum equal to either: the Eurodollar Rate available for 1, 2, 3 or 6 month periods or the higher of (1) the BankBoston's Base Rate as publicly announced from time to time, and (2) 0.50% plus the federal funds rate, in each case, plus the Applicable Margin (as defined below).

        The "Applicable Margin," which will be based upon the ratio of consolidated funded indebtedness to consolidated EBITDA of the Borrower, as such terms will be defined in the Credit Agreement, will range from:

       - 2.25% to 3.50% for Eurodollar Rate loans and from 0.75% to 2.00% for Base Rate loans under the revolving credit facility and Term Loan A; and

       - 3.50% to 4.00% for Eurodollar Rate loans and from 2.00% to 2.50% for Base Rate loans under Term Loan B.

    - TERM. Borrowings under the Senior Debt Facilities will be amortized, and commitments with respect to drawings under the Senior Debt Facilities will be correspondingly reduced, over the five years for Term Loan A and seven year terms for Term Loan B in accordance with an agreed schedule.

    - SECURITY. The Senior Debt Facilities will be secured by:

       - a first priority perfected pledge of and security interest in all of the capital stock of the Borrower and the Guarantors; and

       - a first priority perfected security interest in all tangible and intangible assets of the Borrower and the Guarantors.

    - CONDITIONS. The obligations of BankBoston under the Credit Agreement will be subject to usual and customary conditions for credit facilities of the size, type and purpose contemplated by the Senior Debt Facilities, including, without limitation, the following:

       - consummation of the Merger in a manner satisfactory to BankBoston, including contemporaneous closing of the private placement of $22,000,000 in junior debt securities and $6,000,000 of equity securities pursuant to the terms and conditions set forth in the separate commitment letter between BancBoston Robertson Stephens and RB Capital (described below);

       - the negotiation, execution and delivery of documentation in respect of the Senior Debt Facilities that are satisfactory in form and substance to BankBoston;

       - the absence of any material adverse change (from certain information previously provided or available to BankBoston) in the assets or business of the Company or its subsidiaries, or the financial condition, management or prospects of the Company, its subsidiaries, or the Guarantors, or the ability of the Company, its subsidiaries, or the Guarantors to perform their respective obligations described in the Senior Debt Commitment Letter;

       - the repayment of all of the existing debt of the Company contemplated to be repaid in connection with the Merger, and the termination of all credit facilities and the release of all liens with respect thereto;

       - the absence of material adverse changes in governmental regulation or policy affecting BankBoston, BancBoston Robertson Stephens or any of the Company, its subsidiaries or the Guarantors;

       - the absence of material adverse changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the Senior Debt Facilities prior to the closing;

       - the receipt by BankBoston of a day one balance sheet and sources and uses of funds, showing the effects of the Merger, the refinancing required as a result of the Merger, and compliance with the terms and conditions of the Senior Debt Facilities; and

       - the receipt by BankBoston of customary solvency opinions.

    - COVENANTS AND EVENTS OF DEFAULT. The Credit Agreement will contain affirmative and negative covenants and events of default, in each case which are customary for credit facilities of that size, type and purpose. Such affirmative and negative covenants will, among other matters, limit certain activities of the Borrower and require it to satisfy certain ongoing financial requirements. Such events of default will include, among other matters, certain cross-defaults and judgment defaults and an event of default upon a change in control of the Surviving Corporation.

    - EXPIRATION. The obligations of BankBoston under the Senior Debt Commitment Letter will expire and terminate automatically if the closing of the Merger has not occurred on or prior to August 15, 1999. There can be no assurance, however, that the closing of the Merger will occur prior to August 15, 1999.

The Credit Agreement will also contain other terms and conditions which are customary in transactions of the type contemplated by the Senior Debt Facilities.

    SUBORDINATED CREDIT FACILITY AND JUNIOR EQUITY

    On March 18, 1999, RB Capital entered into and delivered to the Company a commitment letter (the "Subordinated Debt and Junior Equity Commitment Letter") with BancBoston Robertson Stephens. Pursuant to the Subordinated Debt and Junior Equity Commitment Letter, but subject to the conditions set forth therein, BancBoston Robertson Stephens has agreed to provide a senior subordinated bridge loan (the "Bridge Loan") of up to $22 million, if necessary, and to serve as exclusive placement agent with respect to the sale of $22 million of senior subordinated debt securities (the "Senior Subordinated Debt Securities"), $4 million of Class B common stock of RB Capital (the "Junior Equity Securities") and up to $2 million of securities having the same terms as, but in addition to, the $4 million of Junior Equity Securities (collectively, the "Subordinated Debt and Junior Equity Facilities"). Under the Subordinated Debt and Junior Equity Commitment Letter, BancBoston Robertson Stephens has committed to purchase up to $22 million of the Senior Subordinated Debt Securities and up to $4 million of the Junior Equity Securities if it is unable to place such securities with other purchasers. If BancBoston Robertson Stephens is required to fund under such commitment, it will do so by means of the Bridge Loan.

    The Subordinated Debt and Junior Equity Commitment Letter contemplates that the definitive agreements governing the Subordinated Debt and Junior Equity Facilities, will contain terms and conditions which are customary in transactions of the type contemplated by the Subordinated Debt and Junior Equity Commitment Letter and will contain certain other terms and conditions, including, without limitation, the following:

    - BRIDGE LOAN.

       - BORROWER. Rock Bottom Restaurants, Inc.

       - INTEREST RATE. Amounts outstanding under the Bridge Loan will bear interest at the London interbank offered rate (LIBOR) plus 6.00%, compounded monthly.

       - GUARANTOR. All of the Borrower's obligations under the Bridge Loan will be fully and unconditionally guaranteed by RB Capital.

       - USE OF PROCEEDS. The proceeds of the Bridge Loan will be used to pay a portion of the Merger Consideration and to pay related transaction fees and expenses of the Merger.

       - MATURITY. The Bridge Loan will mature six months after the Effective Time, with a bullet payment of the entire principal amount payable on such date, which bullet payment shall be prepayable in whole or in part at any time.

       - COVENANTS AND EVENTS OF DEFAULT. The credit agreement governing the Bridge Loan will contain affirmative and negative covenants and events of default, in each case which are customary for credit facilities of similar size, type and purpose. Such affirmative and negative covenants will, among other matters, limit certain activities of the Borrower and require it to satisfy certain ongoing financial requirements. Such events of default will include, among other matters, failure to pay interest, principal and other usual defaults including insolvency, bankruptcy and judgment defaults.

    - SENIOR SUBORDINATED DEBT SECURITIES.

       - SECURITY. Senior Subordinated Notes with Detachable Warrants.

       - ISSUER. Rock Bottom Restaurants, Inc.

       - GUARANTOR. All of the Issuer's obligations under the Senior Subordinated Debt Securities will be fully and unconditionally guaranteed by RB Capital.

       - PRINCIPAL AMOUNT. $22 million payable in its entirety at the maturity date of the Senior Subordinated Debt Securities.

       - INTEREST RATE. Amounts outstanding under the Senior Subordinated Debt Securities will bear interest at a rate of 12% per annum, payable in cash, quarterly in arrears computed on the basis of twelve 30-day months in a year of 360 days.

       - USE OF PROCEEDS. The proceeds of the sale of the Senior Subordinated Debt Securities will be used to pay a portion of the Merger Consideration, to pay related transaction fees and expenses of the Merger or, in the event the Bridge Loan is funded, to refinance the Bridge Loan.

       - FINAL MATURITY. Eight years after the Effective Time.

       - PREPAYMENTS. Required prepayment at final maturity or on an initial public offering of the Company, or in the event of a sale, merger or liquidation of the Company or a change of control of the Company. Optional prepayments may be made after the third year following the Effective Time under certain circumstances and subject to certain premiums.

       - COVENANTS AND EVENTS OF DEFAULT. The Senior Subordinated Debt Securities will be subject to affirmative and negative covenants and events of default, in each case which are customary for transactions of this type. Such affirmative and negative covenants will, among other matters, limit certain activities of the Issuer and require it to satisfy certain ongoing financial requirements. Such events of default will include, among other matters, failure to pay interest, principal and other usual defaults including insolvency, bankruptcy and judgment defaults.

    - JUNIOR EQUITY SECURITIES.

       - SECURITY. Class B Common Stock.

       - ISSUER. RB Capital.

       - CONVERSION. The Junior Equity Securities will be convertible into Class A common stock of RB Capital upon an initial public offering of RB Capital.

       - USE OF PROCEEDS. The proceeds of the sale of the Junior Equity Securities will be used to pay a portion of the Merger Consideration, to pay related transaction fees and expenses of the Merger, and to refinance certain debt of RB Capital.

       - OTHER RIGHTS. Holders of the Junior Equity Securities will have a disposal right after eight years (the terms of which will be determined prior to the Effective Time), a right to participate in certain sales of common stock of RB Capital by Mr. Day, a right of first offer to purchase future equity or equity-linked securities offered by RB Capital, certain registration rights and observation rights on RB Capital's board of directors.

       - RESTRICTIONS; OBLIGATIONS. The Junior Equity Securities will be subject to certain restrictions on transfer and holders of the Junior Equity Securities will be obligated to sell their Junior Equity Securities under certain circumstances.

    - WARRANTS.

       The Senior Subordinated Debt Securities and/or the Junior Equity Securities will be issued with warrants (the "Warrants") or other equity securities entitling the holders thereof to purchase between 12% and 20% of the equity of RB Capital. The Warrants will be exercisable in whole or in part for a nominal price at any time after an agreed upon period following the Effective Time, and it is expected that the Warrants will become immediately exercisable upon (1) certain public equity offerings by RB Capital; (2) a change of control of the Surviving Corporation; or
       (3) a default under the definitive agreement governing the Senior Subordinated Debt Securities. After the fifth anniversary of the Effective Date, holders of such securities will be entitled to require that RB Capital repurchase these securities at fair market value. RB Capital can call the securities after six years at such price. The agreement governing the Warrants and any such other equity securities will provide for certain tag-along, drag-along, preemptive and registration rights in favor of the holders thereof, as well as customary anti-dilution provisions relating to the Warrants. Under certain circumstances, the holders of the such securities shall also have the right to appoint one member to the RB Capital board of directors.

    RB Capital has entered into a non-binding letter of intent with an unaffiliated third party relative to the purchase of the $22 million of senior subordinated debt securities and up to $5 million of Junior Equity Securities. Such letter contemplates that the definitive agreements governing the Senior Subordinated Debt Securities will contain terms and conditions substantially similar to those described above, and that the Junior Equity Securities will be issued as preferred stock with terms and conditions customary for that type of security, including those described above under "Junior Equity Securities-- Other Rights." Conditions to such purchase include, among other things, the satisfactory completion of the third party's due diligence and no material adverse change in Rock Bottom's business, financial condition or prospects.

    EQUITY CONTRIBUTIONS

    The Founders have each entered into a letter agreement with RB Capital, dated March 18, 1999 (the "Equity Contribution Letters"), pursuant to which they agreed to make the following purchases from, and contributions to, RB Capital prior to the Effective Time, subject to the terms and conditions set forth therein:

    - Mr. Day agrees to purchase $1.0 million of RB Capital's Class B common stock for cash and contribute 1,333,772 shares of the Company's common stock to RB Capital;

    - Mr. Greenlee agrees to purchase $500,000 of RB Capital's Class B common stock for cash and contribute 519,136 shares of the Company's common stock to RB Capital;

    - Mr. Wong agrees to purchase $500,000 of RB Capital's Class B common stock for cash and contribute 216,200 shares of the Company's common stock to RB Capital; and

    - Mr. Lux agrees to contribute 131,065 shares of the Company's common stock to RB Capital.

    Funding under each of the Equity Contribution Letters is conditioned upon the completion of the Merger, the execution of definitive documentation with respect to the Senior Debt Facilities and the Subordinated Debt and Junior Equity Facilities on terms not materially more adverse to RB Capital than those set forth in the Senior Debt Commitment Letter and the Subordinated Debt and Junior Equity Contribution Letter, respectively, and the funding of amounts thereunder, the funding under each of the other Equity Contribution Letters and the repayment of certain amounts loaned to RB Capital by Messrs. Day and Wong to finance certain fees and expenses incurred by RB Capital in connection with the Merger Agreement. The Founders have agreed to use their reasonable best efforts to complete and execute the definitive documentation with respect to the equity contributions set forth in their respective Equity Contribution Letters. See "Special Factors--Interests of Certain Persons in the Merger; Certain Relationships." Pursuant to the Merger Agreement, all such shares of the Company's common stock contributed by the Founders to RB Capital will be canceled at the effective time of the Merger and no consideration will be paid therefor in the Merger. See "The Merger Agreement--The Merger; Merger Consideration."

    SALE-LEASEBACK TRANSACTIONS

    The funding of the financings described in the Senior Debt Commitment Letter and the Subordinated Debt and Junior Equity Commitment Letters is contingent upon there being no more than $13.2 million in indebtedness (excluding capital leases and certain other amounts) outstanding at the Company as of the Effective Time. In order to reduce the Company's indebtedness to a level at or below $13.2 million as of the effective time of the Merger, the Company has consummated certain ancillary sale-leaseback transactions (the "Sale-Leaseback Transactions"), as provided for in the Merger Agreement, and has used net sale proceeds of approximately $8.5 million from such transactions to reduce the Company's revolving credit facility with Norwest Bank Colorado, National Association (the "Norwest Credit Facility"). The Board approved the Sale-Leaseback Transactions on March 18, 1999. The Sale-Leaseback Transactions comprise five separate transactions with respect to property owned by the Company in each of Warrenville, Illinois; Phoenix, Arizona; Greeley, Colorado; Longmont, Colorado; and Grand Junction, Colorado. The Sale-Leaseback Transactions in Warrenville, Illinois and Phoenix, Arizona were part of the Company's business plan to develop prototype brewery restaurants and utilize sale-leaseback transactions. This strategy has been in the Company's budget since early 1998. The three Sale-Leaseback Transactions relating to the Colorado properties are consistent with the Company's desire to reduce indebtedness and will assist RB Capital in satisfying the conditions of the

Senior Debt Facilities. The Company believes that each of the Sale-Leaseback Transactions is on arms-length terms.

    The party involved in the Sale-Leaseback Transaction with respect to the Warrenville, Illinois property is Lagomorph, L.L.C., an entity in which Mr. Wong, a director of the Company and one of the Founders, has an interest. Each of the other Sale-Leaseback Transactions was entered into by the Company with unaffiliated third party investment groups.

    Under the terms of the agreement with respect to the Warrenville, Illinois property, the Company sold to and leased from Lagamorph, L.L.C. certain real property, including a building, which is currently occupied as a Rock Bottom restaurant. The Company sold the Warrenville, Illinois property for $2.8 million and executed a lease for such property which provides for rent equal to $287,000 per year, increasing annually at a rate of 2.25%. In addition, the lease has a term of 12 years with four 5-year renewal options.

    The terms of the Sale-Leaseback Transactions with respect to the Phoenix, Arizona and the three Colorado properties provide for, among other things:

    - the sale and lease by the Company of property located in Phoenix, Arizona for $2,650,000 and $271,625 per year, respectively;

    - the sale and lease by the Company of property located in Grand Junction, Colorado for $1,110,000 and $113,775 per year, respectively;

    - the sale and lease by the Company of property located in Greeley, Colorado for $907,241 and $92,992 per year, respectively; and

    - the sale and lease by the Company of property located in Longmont, Colorado for $1,140,000 and $116,850 per year, respectively.

Each of the foregoing leases has a term of 12 years with two 10-year renewal options and provides for increases in lease payments equal to 6.75% compounded every third year.

REGULATORY REQUIREMENTS; THIRD PARTY CONSENTS

    The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger other than:

    - such approvals, filings or notices required pursuant to federal and state securities laws; and

    - the filing of the certificate of merger with the Secretary of State of the State of Delaware.

    Based upon RB Capital's currently anticipated capital structure, the parties are not required to file a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), because RBR Acquisition does not satisfy the "size of person" jurisdictional test of the HSR Act insofar as RB Capital is its "ultimate parent" and does not have a regularly prepared balance sheet or assets of $10,000,000 or more, excluding the cash that will be used to consummate the Merger and shares of common stock and stock options to be contributed to RB Capital by the Founders.

    The Company's restaurants are subject to licensing and regulation by a number of governmental authorities regarding alcoholic beverages. As a result of the Merger, various subsidiaries of the Company will be required to satisfy various notification requirements imposed by the Federal Bureau of Alcohol, Tobacco and Firearms (BATF), as well as state and municipal licensing authorities where its restaurants are located. Filing requirements for notification vary by agency. Subject to the timely submission of notices, which the Company intends to do prior to the Merger, the Company will be duly licensed and able to continue business as usual throughout the notification period. Failure to appropriately and timely file notices could pose a risk of loss or suspension of the affected license.

    The Company does not believe any material third party consents will be required by the Company in connection with the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion is a summary of the material federal income tax consequences expected to result to stockholders whose shares of common stock are converted to cash in the Merger. This summary does not purport to be a complete analysis of all potential tax effects of the Merger. For example, the summary does not consider the effect of any applicable state, local or foreign tax laws. In addition, the summary does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances and is not intended for stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, stockholders who hold their common stock as part of a hedge, straddle or conversion transaction, stockholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States) that may be subject to special federal income tax rules not discussed below. The following summary also does not address holders of stock options and, except as noted, does not address tax consequences to the Founders. The following summary assumes that stockholders have held their common stock as "capital assets" (generally, property held for investment) under the Code.

    This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to stockholders. It cannot be predicted at this time whether any current proposed tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to stockholders.

    EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

    TREATMENT OF HOLDERS OF COMMON STOCK

    The conversion of common stock in the Merger will be fully taxable to stockholders. Accordingly, a stockholder who, pursuant to the Merger, converts such holder's common stock into cash will recognize a gain or loss equal to the difference between (1) the amount of cash received in the Merger and (2) such stockholder's tax basis in the common stock. Generally, a stockholder's tax basis in his common stock will be equal to such stockholder's costs therefor. In the case of a stockholder who is an individual, such capital gain or loss will be taxable at a maximum capital gains rate of 20% if the holder held the common stock for more than one year at the time of the Merger.

    For federal income tax purposes, the Surviving Corporation will be deemed to be the source of a portion of the cash consideration issued in the Merger (including the proceeds from debt used to fund the Merger that is assumed by the Surviving Corporation in the Merger). Therefore, to the extent that cash received by a stockholder is from such source, the receipt of cash in exchange for such stockholder's common stock in the Merger will be treated as a redemption of common stock for federal income tax purposes. If a stockholder's interest in the Company will terminate as a result of the

Merger, taking into account the constructive ownership rules of Section 318 of the Code, then the stockholder will continue to receive sale or exchange treatment as described in the preceding paragraph. If a stockholder's interest in the Surviving Corporation, taking into account the constructive ownership rules of Section 318 of the Code, is not terminated as a result of the Merger, then the stockholder will recognize gain or loss as described above only if the deemed redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate" within the meaning of Section 302 of the Code. Whether or not a stockholder qualifies for sale or exchange treatment under these provisions depends on the stockholder's individual facts and circumstances. Stockholders are urged to consult their tax advisors with respect to the potential applicability of these provisions.

    The Founders will transfer common stock of Rock Bottom to RB Capital in exchange for shares of RB Capital (the "RB Capital Exchange"). See "--Interests of Certain Persons in the Merger; Certain Relationships." It is intended that the RB Capital Exchange will qualify as a transfer to a controlled corporation in which gain or loss is not recognized under Section 351 of the Code. In addition, no gain or loss will be recognized in the Merger by RB Capital, RBR Acquisition or Rock Bottom.

    BACKUP WITHHOLDING

    A stockholder whose common stock is converted to cash pursuant to the Merger may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the conversion of such common stock unless such stockholder
(1) is a corporation or other exempt recipient and, when required, establishes this exemption or (2) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the Surviving Corporation with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability.

    The Surviving Corporation will report to stockholders and to the IRS the amount of any reportable payments (including payments made to stockholders pursuant to the Merger) and any amount withheld pursuant to the Merger.

    EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAW.

FEES AND EXPENSES

    Whether or not the Merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that:

    - the Company will pay for all costs and expenses relating to the printing and mailing of this proxy statement; and

    - if the Merger is consummated, the Surviving Corporation will pay any real property transfer tax imposed on the holders of shares of capital stock of the Company resulting from the Merger.

    In addition, under the terms of the Merger Agreement, the Company will pay RB Capital certain costs, expenses and fees, up to a maximum of $2,750,000, if the Merger Agreement is terminated under certain circumstances. See "The Merger Agreement--Fees and Expenses."

    Estimated fees and expenses (rounded to the nearest thousand) to be incurred by the Company or RB Capital in connection with the Merger, the financing and related transactions are as follows:

Financing Fees(1)...........................................  $  3,860,000
Special Committee's Financial Advisor's Fees(2).............     1,463,750
Buyout Group's Financial Advisor's Fees.....................       750,000
SEC Filing Fees.............................................        12,423
Legal and Accounting Fees and Expenses......................     1,535,000
Printing and Solicitation Fees and Expenses.................       187,600
Special Committee Fees......................................       202,500
Other expenses..............................................       288,727
                                                              ------------
  Total.....................................................     8,300,000
                                                              ------------
                                                              ------------

------------------------

(1) See "Special Factors--Financing of the Merger."

(2) See "Special Factors--Opinion of Financial Advisor to the Special
    Committee."

    To the extent not paid prior to the Effective Time by RB Capital or the Company, all such fees and expenses will be paid by the Surviving Corporation if the Merger is consummated. If the Merger is not consummated, each party will bear its respective fees and expenses, except as otherwise provided in the Merger Agreement. See "The Merger Agreement--Fees and Expenses."

                   INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE AND DATE

    This proxy statement is furnished in connection with the solicitation by the Board of proxies from the holders of shares of common stock, par value $.01 per share, of the Company for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 10:00 a.m., Mountain Daylight Time, on Friday, July 23, 1999, at Hotel Boulderado, 2115 13th Street, Boulder, Colorado, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this proxy statement as Annex A. Pursuant to the Merger Agreement, each outstanding share of common stock (other than (1) common stock held in the treasury of the Company or by any of its wholly owned subsidiaries, (2) common stock held by RB Capital or RBR Acquisition, or (3) common stock held by stockholders who perfect their rights under Delaware law to dissent from the Merger and seek an appraisal of the fair value of their shares (the "Dissenting Stockholders")) will be converted into the Merger Consideration.

    The Special Committee was appointed by the Board to, among other things, review and evaluate the terms of the Merger and to make a recommendation to the Board regarding the fairness of the Merger to the holders of common stock. Ms. Hacking and Mr. Hornbeck selected Mr. Cocroft as chairman of the Special Committee. None of Messrs. Cocroft and Hornbeck or Ms. Hacking are employees of the Company and none of the Special Committee members have or will have any continuing equity interest in RB Capital or the Surviving Corporation. The Special Committee concluded that the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of the holders of common stock (other than RB Capital, RBR Acquisition and their affiliates), and unanimously recommended that the Board approve and declare advisable the Merger

Agreement. At a meeting held on March 18, 1999, acting on the unanimous recommendation of the Special Committee, the Board unanimously approved the Merger Agreement, concluded that the terms and provisions of the Merger Agreement are advisable and that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the holders of common stock (other than RB Capital, RBR Acquisition and their affiliates), and approved a recommendation that the stockholders of the Company approve the Merger Agreement and the transactions contemplated thereby. The Special Committee and the Board, in reaching their respective decisions, considered a number of factors, including the opinion of U.S. Bancorp Piper Jaffray, the financial advisor to the Special Committee, that, as of the date of such opinion and based upon and subject to various considerations, assumptions and limitations stated therein, the $10.00 per share cash consideration to be received by the stockholders of the Company in the Merger was fair to the stockholders of the Company (other than RB Capital or RBR Acquisition and their affiliates) from a financial point of view. A copy of U.S. Bancorp Piper Jaffray's opinion is attached as Annex B to this proxy statement. See "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "Special Factors--Opinion of Financial Advisor to the Special Committee."

    BASED ON THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE, THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; VOTING AT THE MEETING; QUORUM

    Acting under authority granted to it by the Board, the Special Committee has fixed the close of business on June 14, 1999 as the record date (the "Record Date") for the Special Meeting. Only stockholders of record as of the close of business on June 14, 1999 will be entitled to notice of and to vote at the Special Meeting.

    As of the close of business on the Record Date, the Company had outstanding 8,163,755 shares of common stock, held of record by approximately 250 registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of not less than one-third of the voting power of the outstanding common stock entitled to vote at the Special Meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the Special Meeting.

REQUIRED VOTE

    Under Delaware law, the Merger Agreement must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock. The affirmative vote of approximately 4,081,879 shares of common stock will be necessary to satisfy this voting requirement. Approval of the Merger Agreement does not require the affirmative vote of a majority of the outstanding shares of common stock held by persons other than RB Capital, RBR Acquisition or their affiliates. The Founders, each a director of the Company, currently own 2,250,173 shares of common stock in the aggregate, representing approximately 28.0% of the outstanding shares of common stock as of the Record Date. The Founders also collectively hold options to acquire an aggregate of 106,907 shares of common stock, which stock options are expected to be converted into restricted stock or options to acquire shares of common stock of RB Capital in connection with the Merger, provided RB Capital, such persons and the Company have entered into agreements for such purpose on terms which have not yet been determined. See "Special Factors--Interests of Certain Persons in the Merger; Certain Relationships." The Founders have entered into a Voting Agreement, which provides, among other things, that each of them will vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. See "The Voting Agreement." The executive officers of the Company who are not Founders also intend to vote their shares (69,714 shares in the aggregate or approximately 0.9% of the outstanding shares of common stock as of the Record Date) in favor of the Merger Agreement and the transactions contemplated thereby. Although those members of the Board who are not Founders currently own options to purchase shares of the Company's common stock, they do not currently own shares of common stock of the Company. As a result of these arrangements, the affirmative vote of an additional 1,761,992 shares is required to satisfy the voting requirement.

    Because Delaware law requires the Merger Agreement to be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock, failure to return an executed proxy card or to vote in person at the Special Meeting or abstaining from the vote will constitute, in effect, a vote against approval of the Merger Agreement and the transactions contemplated thereby for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against approval of the Merger Agreement and the transactions contemplated thereby.

VOTING AND REVOCATION OF PROXIES

    The enclosed proxy card is solicited on behalf of the Board. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with the Company's Secretary at the Company's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to American Stock Transfer & Trust, Inc., 938 Quail Street, Lakewood, Colorado 80215.

ACTION TO BE TAKEN AT THE SPECIAL MEETING

    All shares of common stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted "FOR" the approval of the Merger Agreement and the transactions contemplated thereby. As explained below in the section entitled "Dissenters' Rights of Appraisal," a vote in favor of the Merger Agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such stockholder's shares. The Company does not know of any matters, other than as described in the Notice of Special Meeting of Stockholders, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the enclosed proxy card will not use their discretionary authority to use proxies voting against the Merger to vote in favor of adjournment or postponement of the Special Meeting. The Merger is also subject to a number of additional conditions. See "The Merger Agreement--Conditions."

PROXY SOLICITATION

    The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Stockholders and the enclosed proxy card will be borne by the Company. The Company is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

    No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

    COMPANY STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER AGREEMENT--THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK" AND "THE MERGER AGREEMENT--TRANSFERS OF COMMON STOCK."

                              THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. Such summary is qualified in its entirety by reference to the full text of the Merger Agreement.

THE MERGER; MERGER CONSIDERATION

    The Merger Agreement provides that the Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as the parties may agree and specify in the certificate of merger (the "Effective Time"). If the Merger is approved at the Special Meeting by the holders of a majority of all outstanding shares of common stock, and the other conditions to the Merger are satisfied or waived, it is currently anticipated that the Merger will become effective as soon as practicable after the Special Meeting; however, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

    At the Effective Time, RBR Acquisition will be merged with and into the Company, the separate corporate existence of RBR Acquisition will cease and the Company will continue as the Surviving Corporation. In the Merger and at the Effective Time:

    - each share of common stock, including each share of restricted stock, issued and outstanding immediately prior to the Effective Time (other than common stock held by the Company, its wholly-owned subsidiaries, RB Capital, RBR Acquisition or Dissenting Stockholders) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive the Merger Consideration;

    - each share of common stock issued and outstanding immediately prior to the Effective Time that is owned by the Company, its wholly-owned subsidiaries, RB Capital or RBR Acquisition will automatically be canceled, retired and cease to exist and no payment will be made with respect thereto;

    - each share of common stock of RBR Acquisition issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation;

    - Dissenting Stockholders who do not vote to approve the Merger Agreement and who otherwise strictly comply with the provisions of the DGCL regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of common stock and payment in cash therefor in lieu of the Merger Consideration. See "Dissenters' Rights of Appraisal;" and

    - each certificate representing shares of common stock that has been converted to cash under the terms of the Merger Agreement (a "Certificate") will, after the Effective Time, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the Merger Consideration.

TREATMENT OF CERTAIN SHARES HELD BY THE FOUNDERS AND CERTAIN OTHER INDIVIDUALS

    Prior to the Effective Time, each of the Founders will contribute shares of common stock owned by them to RB Capital in exchange for shares of capital stock of RB Capital in accordance with the Voting Agreement and their respective Equity Contribution Letter. With respect to 50,000 shares of common stock owned by Mr. Lux which will not be so contributed, such shares will be subject to cancellation in the Merger in exchange for Merger Consideration. Shares so contributed to RB Capital will, pursuant to the Merger Agreement, be canceled in the Merger and no consideration will be paid therefor.

    In addition, other officers, employees and stockholders of the Company may, prior to the Merger, execute agreements with RB Capital and the Company to contribute some or all of their shares of common stock, including restricted stock, to RB Capital in exchange for stock or restricted stock of RB Capital. Such agreements would govern the treatment of such shares in the Merger. Shares of restricted stock held by any individuals which are not covered by such agreements will be subject to cancellation in the Merger in exchange for Merger Consideration, although the holders' right to receive the Merger Consideration will not, with respect to certain shares of restricted stock, vest until 2006, when conditions would otherwise lapse. See "Special Factors--Interests of Certain Persons in the Merger-- Retained Equity Interest."

    Options to acquire shares of common stock of the Company held by the Founders and certain other officers and employees and of the Company may be converted into stock, stock options or restricted stock of RB Capital or the Surviving Corporation, pursuant to agreements between RB Capital, such persons and the Company on terms which have not yet been determined. In the event such stock options are not so converted, such stock options will be canceled and such stock option holders will be entitled to receive Stock Option Consideration (as defined below).

THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK

    On or before the closing date of the Merger, RB Capital will enter into an agreement with a bank, trust company or other exchange agent selected by RB Capital and reasonably satisfactory to the Company (the "Exchange Agent"). As of the Effective Time, RB Capital or the Surviving Corporation will deposit or cause to be deposited with the Exchange Agent, cash in the amount equal to the aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund") for the benefit of holders of shares of the common stock (other than common stock held by Dissenting Stockholders and shares to be canceled without consideration pursuant to the Merger Agreement).

    Within five days following the Effective Time, the Exchange Agent will mail to each holder of record of shares of common stock that have been converted pursuant to the Merger Agreement into the right to receive Merger Consideration immediately prior to the Effective Time, a letter of transmittal and instructions for use in surrendering Certificates in exchange for the Merger Consideration. No stockholder should surrender any Certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration into which the number of shares of common stock previously represented by such Certificate(s) shall have been converted pursuant to the Merger Agreement, without any interest thereon, and the Certificates so surrendered will be canceled.

    If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed (together with signature guarantees on such Certificate) or otherwise be in proper form for transfer and that the person requesting such payment pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

    Eighteen months after the Effective Time, the Exchange Agent will deliver to the Surviving Corporation or otherwise at the direction of the Surviving Corporation any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of Certificates (including the proceeds of any investments thereof), and any holders of Certificates who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled.

TRANSFERS OF COMMON STOCK

    After the Effective Time, the stock transfer books of the Company will be closed, and there will be no further transfers of Certificates on the records of the Company or its transfer agent. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Surviving Corporation, they will be canceled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Merger Agreement (subject to applicable law in the case of Dissenting Stockholders).

TREATMENT OF STOCK OPTIONS

    It is currently anticipated that at the Effective Time, each outstanding option to acquire common stock, other than stock options held by the Founders, Mr. Lidvall, and other employees of the Company with respect to which the holder has agreed with the Company and RB Capital to contribute such stock options to RB Capital, will be canceled. See "Interests of Certain Persons in the Merger; Certain Relationships--Retained Equity Interest." In consideration of such cancellation, the Surviving Corporation will pay to the holder of each such canceled stock option, as soon as practicable after the Effective Time, a cash payment equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, subject to any required withholding of taxes (the "Stock Option Consideration"). At the Effective Time, all such stock options, will be converted into, and will thereafter only represent the right to receive, the Stock Option Consideration.

    Prior to the Effective Time, the Company will use its best efforts to make any amendments to the terms of any stock option agreements with the holder of stock options granted under the Company's stock Option Plans that are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement.

CONDITIONS

    The respective obligations of RB Capital and RBR Acquisition and of the Company to consummate the Merger are subject to the following conditions, among others:

    - the approval of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding shares of common stock;

    - the expiration or termination of the waiting period under the HSR Act applicable to the Merger; and

    - the absence of any governmental action or order which makes the Merger illegal or otherwise prohibits consummation of the Merger.

    The obligations of RB Capital and RBR Acquisition to effect the Merger are subject to the following additional conditions:

    - the representations and warranties of the Company being true and correct as of the Effective Time as though made on and as of the Effective Time, except where, among other things, the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on the Company (without giving effect to qualifications as to materiality contained within such representations and warranties) or would not prevent completion of the Merger by September 18, 1999, or in certain cases, December 18, 1999 (the "Outside Date");

    - the Company having performed or complied with all of its obligations and covenants required to be performed by the Company under the Merger Agreement at or prior to the Effective Time, except where the failure to so perform or comply would not have a material adverse effect on the Company or would not prevent consummation of the Merger by the Outside Date; and

    - The funding of the debt and equity financings being provided by BankBoston, BancBoston Robertson Stephens and the Founders must have occurred. The funding of these financings is subject to a number of material conditions independent of those in the merger agreement.

    The obligations of the Company to effect the Merger are also subject to the following additional conditions:

    - the representations and warranties of RB Capital and RBR Acquisition being true and correct as of the Effective Time as though made on and as of the Effective Time, except where, among other things, the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on RB Capital and RBR Acquisition (without giving effect to qualifications as to materiality contained within such representations and warranties) or would not prevent completion of the Merger by the Outside Date; and

    - RB Capital and RBR Acquisition having performed or complied with all of their respective obligations and covenants required to be performed by them under the Merger Agreement at or prior to the Effective Time, except where the failure to so perform or comply would not have a material adverse effect on RB Capital or RBR Acquisition or would not prevent consummation of the Merger by the Outside Date.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains limited representations and warranties of RB Capital, RBR Acquisition and the Company.

    The representations of RB Capital and RBR Acquisition relate to, among other things:

    - their respective organization and qualification to do business, capitalization, ownership, and authority to enter into the Merger Agreement and the Voting Agreement;

    - the absence of a conflict of the Merger Agreement, the Voting Agreement, and the transactions contemplated thereby, with laws applicable to, and material agreements of, RB Capital and RBR Acquisition;

    - the consents and filings required with respect to the Merger Agreement, the Voting Agreement and the transactions contemplated thereby;

    - the availability of financing;

    - the accuracy of the information provided by RB Capital and RBR Acquisition for inclusion in this proxy statement and in filings to be made with the SEC with respect to the proposed Merger;

    - the requirement for approval of the Merger Agreement by the shareholders of RB Capital and RBR Acquisition;

    - the brokers used by RB Capital and RBR Acquisition; and

    - the historical business activities of RB Capital and RBR Acquisition.

    The representations of the Company relate to, among other things:

    - the organization and qualification to do business of the Company and its subsidiaries;

    - the capitalization and indebtedness of the Company and its subsidiaries;

    - the Company's authority to enter into the Merger Agreement and the Voting Agreement;

    - the absence of a conflict of the Merger Agreement, Voting Agreement and the transactions contemplated thereby with laws applicable to and material agreements of the Company and its subsidiaries;

    - the consents and filings required with respect to the Merger Agreement, Voting Agreement and the transactions contemplated thereby;

    - filings made with the SEC;

    - the compliance with law and accuracy of the proxy statement and filings made with the SEC with respect to the proposed Merger;

    - the absence of changes in the business of the Company;

    - the required vote of the shareholders of the Company with respect to the proposed Merger;

    - the status of all existing discussions or negotiations with any parties conducted before the date of the Merger Agreement;

    - the brokers used by the Company;

    - the effect of the Merger Agreement, the Voting Agreement and the transactions contemplated thereby on the provisions of the Rights Agreement;

    - the action of the Board approving the Merger Agreement and the Voting Agreement and the transactions contemplated thereby; and

    - the opinion of U.S. Bancorp Piper Jaffray.

    Most of the Company's representations and warranties are qualified by the facts, circumstances, conditions or events actually known by the Founders, Mr. Lidvall and Ms. Shelton which would cause such representations or warranties to be untrue or incorrect in any material respect (without giving effect to qualifications as to materiality contained in such representations or warranties) as of March 18, 1999.

COVENANTS

    The Company has agreed to operate, and cause each of its subsidiaries to operate, their respective businesses in the ordinary and usual course prior to the Effective Time. In this regard, the Company has agreed that it will not, without the consent of RB Capital (which consent may not be unreasonably withheld or delayed), engage in certain types of transactions. Specifically, the Company has agreed that prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, among other things:

    - declare or pay dividends (other than dividends by the Company's subsidiaries in the ordinary course of business consistent with past practice);

    - split, combine or reclassify their respective capital stock;

    - repurchase, redeem or acquire any of their respective capital stock;

    - issue, sell, grant, pledge or otherwise encumber any of their respective securities (other than issuance of common stock upon exercise of Company stock options which were issued in the ordinary course or issuance of stock options or other awards in the ordinary course pursuant to Company benefit plans) or accelerate the vesting of or the lapsing of restrictions with respect to restricted stock;

    - amend their respective certificates of incorporation or bylaws;

    - incur additional indebtedness (subject to certain ordinary course allowances);

    - increase the compensation payable to or materially modify the benefits provided to employees;

    - take any action that could reasonably be expected to result in any of the conditions to the Merger not being satisfied; or

    - enter into non-competition agreements.

    In addition, the Company has agreed not to:

    - merge or sell substantially all of its assets;

    - enter into or amend material employment, consulting or severance agreements;

    - change its method of accounting;

    - acquire substantially all of the assets of any other person; or

    - make material capital expenditures or commitments.

The Company has also agreed to use reasonable best efforts to consummate certain sale-leaseback transactions on commercially reasonable terms and to amend its bylaws to require the vote of two-thirds of the entire board of directors of the Company to approve certain matters, which transactions and amendment have been completed. See "Special Factors--Financing of the Merger."

    RB Capital and RBR Acquisition have agreed that they will not, without the consent of the Company (which consent may not be unreasonably withheld or delayed), engage in certain types of transactions. Specifically, RB Capital and RBR Acquisition have agreed that prior to the Effective Time, neither of them will, among other things:

    - amend their respective certificates of incorporation or bylaws in any way that would delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date;

    - change their respective capital structures in a manner that would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date; or

    - take any action that could reasonably be expected to result in any of the conditions to the Merger not being satisfied.

In addition, RB Capital agreed to use its reasonable best efforts to consummate financing on terms consistent with the commitment letters; to keep the commitment letters in effect until the Effective Time; and to maintain certain employee benefits for one year following the Effective Time; to maintain provisions in the organizational documents of the Surviving Corporation regarding the indemnification of directors and officers following the Effective Time; and to continue in force the Company's directors and officers liability insurance for six years following the Effective Time.

    RB Capital and the Company have made further agreements regarding, among other things, advising each other of representations or warranties contained in the Merger Agreement becoming untrue, of their respective failure to comply with or satisfy covenants, conditions or agreements contained in the Merger Agreement and of any change, event or circumstance that could reasonably be expected to have a material adverse effect on such party or on its ability to consummate the proposed Merger by the Outside Date; cooperating in the preparation of required governmental filings, in obtaining required permits and regulatory approvals and in the release of public announcements; and granting access to information and maintaining confidentiality.

ACQUISITION PROPOSALS

    The Merger Agreement provides that, at any time prior to the Effective Time (unless RB Capital consents in writing), the Company and the Special Committee will not, and the Company will use its reasonable best efforts to cause its and the Special Committee's Representatives not to, either directly or indirectly, initiate, encourage, or solicit the making, submission or announcement of any Acquisition Proposal. "Acquisition Proposal" means any offer, indication of interest or proposal (1) to acquire 30% or more of the Company's assets, or (2) relating to a transaction which would, upon consummation, result in any person beneficially owning 30% or more of the capital stock of the Company, in either case by merger, consolidation, share exchange, reorganization or other business combination, purchase of assets, tender or other exchange offer or otherwise. "Acquisition Proposal" does not include any offer, indication of interest or proposal made by RB Capital, RBR Acquisition or any of the Founders or any of them jointly with any other person.

    In addition, the Company and the Special Committee will not, and the Company will use its reasonable best efforts to cause its and the Special Committee's Representatives not to, either directly or indirectly, engage in discussions with, furnish or provide any non-public information to, or afford reasonable access to the properties, books, records and Representatives of the Company (other than Company employees) to, any person with respect to any Acquisition Proposal unless the Special Committee determines in good faith that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below) provided that such person has entered into an appropriate confidentiality agreement and the Company has notified RB Capital of the taking of any such action, the identity of the person making such Acquisition Proposal and the terms of the proposal.

    In addition, the Company, the Board or the Special Committee may engage in negotiations with any person with respect to an Acquisition Proposal; and may withdraw or modify its recommendation of, or refrain from recommending, the Merger and the Merger Agreement, approve any Acquisition Proposal, declare such Acquisition Proposal advisable, recommend such Acquisition Proposal to the

Company's stockholders or terminate the Merger Agreement to accept an Acquisition Proposal if, prior to taking such action:

    - the Special Committee determines in good faith that such Acquisition Proposal is a Superior Proposal. A "Superior Proposal" is an Acquisition Proposal which (1) is as or more likely than the Merger to be consummated;
      (2) is accompanied by evidence of cash on hand or readily available under existing lines of credit or written commitments for financing sufficient to fund its consummation; and (3) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement;

    - the Company and Special Committee gives RB Capital 10 business days from the date of notifying RB Capital of the Acquisition Proposal to propose to the Company modifications to RB Capital's proposal; and

    - the Special Committee provides RB Capital with notice of any material changes in the terms of a Superior Proposal during its pendency and gives RB Capital 5 business days, after written notice of the final material economic terms of the Superior Proposal, to modify RB Capital's proposal.

    Finally, the Company, the Board or the Special Committee may take such actions as required by the rules promulgated under the Exchange Act with regard to tender offers received by the Company if, prior to taking such action, the Company notifies RB Capital that the Company intends to take such action and provides RB Capital with a copy of the tender offer and description of the financial and other terms, if necessary.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the proposed Merger by the stockholders of the Company, by the mutual written consent of the Company and RB Capital (acting through their respective boards of directors), or by either the Company or RB Capital if:

    - any permanent injunction, judgment, order, decree, ruling or other action of any governmental entity prohibiting the consummation of the Merger has become final and nonappealable;

    - the Merger has not been consummated by the Outside Date (provided that such termination will not be available to any party whose material breach of any representation, warranty, covenant or agreement under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    - the required stockholder approval is not obtained (provided that, in the case of RB Capital, the grantee of the irrevocable proxy set forth in the Voting Agreement shall be able to vote shares of common stock subject to such proxy in favor of the Merger Agreement or, if unable to vote, RB Capital, RBR Acquisition and the Founders shall have voted in favor of the approval of the Merger Agreement and the Merger); or

    - the Company's board of directors, based upon the recommendation of the Special Committee, determines to accept a Superior Proposal.

    The Company may also terminate the Merger Agreement at any time prior to the Effective Time, whether before or after the approval of the proposed Merger by the stockholders of the Company, upon a breach by RB Capital or RBR Acquisition of any representation, warranty, covenant or obligation, in each case, as set forth in the Merger Agreement, which would have a material adverse effect on RB Capital or RBR Acquisition (without giving effect to qualifications as to materiality contained within such representations and warranties), which breach is not or cannot be materially cured by the Outside Date.

    RB Capital may also terminate the Merger Agreement at any time prior to the Effective Time, whether before or after the approval of the proposed Merger by the stockholders of the Company:

    - if the Board, based upon the recommendation of the Special Committee:

       - withdraws or adversely modifies its recommendation of the Merger Agreement;

       - recommends to the stockholders of the Company that they approve an Acquisition Proposal other than the proposed Merger;

       - fails to include the Board's recommendation in favor of the Merger Agreement or the fairness opinion of U.S. Bancorp Piper Jaffray in this proxy statement;

       - fails to mail this proxy statement within the time periods set forth in the Merger Agreement or has postponed or, without obtaining the required shareholder vote, adjourned the stockholder meeting, in each case, when an Acquisition Proposal from a person other than RB Capital and RBR Acquisition was publicly pending or known to the Special Committee;

    - if a tender offer or exchange offer which would result in a person owning 30% or more of the common stock is commenced and the Board shall not have timely recommended rejection of such offer;

    - upon a breach by the Company of any representation, warranty, covenant or obligation, in each case, as set forth in the Merger Agreement, which would result in the funding of the debt and equity financings being provided by BankBoston, BancBoston Robertson Stephens and the Founders not occurring or the proceeds thereof not being immediately available on the Effective Time or which would have a material adverse effect on the Company (without giving effect to qualifications as to materiality contained within such representations and warranties), which breach is not or cannot be materially cured by the Outside Date; or

    - if, despite the exercise of RB Capital's reasonable best efforts, the funding of the financing for the completion of the Merger does not occur by the Outside Date by reason of any failure of any condition to the definitive financing documents or upon the exercise by any party to the definitive financing documents (other than RB Capital, RBR Acquisition or any of the Founders) of any right to terminate the definitive financing documents.

FEES AND EXPENSES

    Whether or not the Merger is consummated and except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that
(1) the Company will pay for all costs and expenses relating to the printing, filing and mailing of this proxy statement and (2) if the Merger is consummated, the Surviving Corporation will pay any real property transfer tax imposed on the holders of shares of capital stock of the Company resulting from the Merger.

    Under the terms of the Merger Agreement, the Company will (1) reimburse RB Capital for its costs and expenses incurred in connection with the Merger, including any fees or expenses payable pursuant to the Senior Debt Commitment Letter and the Junior Debt and Equity Commitment Letter, up to a maximum of $1,750,000 (the "Costs and Expenses") and (2) pay RB Capital a cash termination payment equal to $1,000,000 plus the amount by which RB Capital's reimbursed costs and expenses are less than $1,750,000 (up to a maximum of $250,000) within two business days after the termination of the Merger Agreement if:

    - the Merger Agreement is terminated by the Company or RB Capital because the required stockholder approval is not obtained and on or within the five (5) business days prior to the stockholders meeting at which such approval was sought, a publicly announced Acquisition Proposal from a person other than RB Capital and RBR Acquisition was pending;

    - the Merger Agreement is terminated by the Company or RB Capital because the Board, based on the recommendation of the Special Committee, resolves to accept a Superior Proposal;

    - the Merger Agreement is terminated by RB Capital because the Board, based on the recommendation of the Special Committee:

       - withdraws or adversely modifies its recommendation of the Merger Agreement;

       - recommends to the stockholders of the Company that they approve another Acquisition Proposal;

       - fails to include a recommendation in favor of the Merger Agreement or the fairness opinion of U.S. Bancorp Piper Jaffray in this proxy statement while an Acquisition Proposal from a person other than RB Capital and RBR Acquisition was publicly pending or known to the Special Committee; or

       - fails to mail a proxy statement within the time periods set forth in the Merger Agreement or has postponed or, without obtaining the required shareholder vote, adjourned the stockholder meeting, in each case, when an Acquisition Proposal from a person other than RB Capital and RBR Acquisition is publicly pending or known to the Special Committee;

    - the Merger Agreement is terminated by RB Capital because the Board fails to timely recommend rejection of a tender offer or exchange offer which would result in a person owning 30% or more of the common stock; or

    - the Company willfully and materially breaches its covenants, obligations, representations or warranties with regard to Acquisition Proposals set forth in the Merger Agreement.

    The Company will pay RB Capital the Costs and Expenses plus an additional amount of up to $500,000 if the Merger Agreement is terminated:

    - by mutual written consent of the Company and RB Capital;

    - by the Company or RB Capital because the Merger has not been consummated by the Outside Date (for reasons other than the failure of the conditions to the Company's obligation to consummate the Merger to be satisfied) at a time when the requisite financing was available;

    - by the Company or RB Capital because a Governmental Entity shall have issued an order permanently restraining the Merger which order does not result from the failure of the conditions to the Company's obligation to consummate the Merger to be satisfied;

    - by the Company or RB Capital if the required stockholder approval is not obtained and RB Capital, RBR Acquisition and the Founders have voted or effectively voted their shares of common stock in favor of approval;

    - by RB Capital because the Company breaches any of the representations, warranties or covenants in the Merger Agreement, which breach cannot be timely cured; or

    - by RB Capital because the Board, based on the recommendation of the Special Committee fails to include a recommendation in favor of the Merger Agreement or the fairness opinion of U.S.

      Bancorp Piper Jaffray in this proxy statement while no Acquisition Proposal from a person other than RB Capital and RBR Acquisition was publicly pending or known to the Special Committee.

AMENDMENT/WAIVER

    Before or after approval of the Merger Agreement by the stockholders, the Merger Agreement may be amended by the written agreement of the parties thereto at any time prior to the Effective Time if such amendment is approved on behalf of the Company by the Special Committee or the Board, based on the recommendation of the Special Committee, and on behalf of RB Capital or RBR Acquisition by their respective boards of directors or duly authorized committees thereof; provided that, after any such stockholder approval has been obtained, no amendment may be made which under applicable law or Nasdaq rules requires the approval of the stockholders of the Company if such approval has not been obtained.

    At any time prior to the Effective Time, the Company, RB Capital and RBR Acquisition may extend the time for performance of any of the obligations or other acts of the other parties to the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any agreements or conditions contained in the Merger Agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party making such extension or waiver.

                              THE VOTING AGREEMENT

    On March 18, 1999, the Founders entered into the Voting Agreement, under the terms of which each agreed:

    - to vote or execute a written consent, with respect to the shares of common stock of the Company subject to the Voting Agreement in favor of the approval of the Merger Agreement and the transactions contemplated thereby and to grant the Special Committee, and its members, on behalf of the Company, an irrevocable proxy, with respect to such shares and to appoint the Special Committee and its members as their attorneys-in-fact to so vote or act by written consent;

    - to contribute to RB Capital the amount of cash and/or common stock specified in the Equity Contribution Letters executed by each of the Founders;

    - to inform the Company and the Special Committee of the receipt of any Acquisition Proposal; and

    - other than as contemplated by the Voting Agreement, to refrain from selling, pledging or transferring shares of common stock of the Company subject to the Voting Agreement, or entering into any voting agreement or granting any proxy with respect thereto.

    The Voting Agreement applies to an aggregate of 2,250,173 shares of common stock owned by RB Capital, RBR Acquisition and the Founders, representing approximately 28.0% of the outstanding shares of common stock as of such date. Shares acquired by any of RB Capital, RBR Acquisition or the Founders after March 18, 1999, including by virtue of the contribution of shares to RB Capital, will also be subject to the terms of the Voting Agreement. The Voting Agreement terminates on the earliest of the Effective Time, the date of termination of the Merger Agreement or the date the Board recommends an Acquisition Proposal other than the Merger.

                               CERTAIN LITIGATION

    On February 2, 1999, a stockholder of the Company filed a purported stockholder class action lawsuit against the Company and each of the Company's directors in Colorado District Court for the City and County of Denver under the caption WOHLMAN V. DAY, ET AL., Case No. 99CV0639. The plaintiff alleged, among other things, that (1) Mr. Day unfairly possessed non-public information concerning the financial condition and prospects of the Company when negotiating with the Company on behalf of RB Capital, and (2) the individual defendants breached their fiduciary duties to the Company's stockholders by facilitating RB Capital's proposal to acquire the Company to the exclusion of others, for unfair and inadequate consideration, which actions prevented or could prevent the stockholders of the Company from realizing the full and fair value of their stock. The plaintiff sought preliminary and permanent injunctive relief restraining the defendants from proceeding with a transaction with RB Capital and a declaratory judgment that the defendants had breached their fiduciary duties. On March 18, 1999, the Company, the defendant directors, and the named plaintiff reached an agreement in principle with respect to the settlement of this litigation and, on March 19, 1999, counsel to each of the parties to the litigation entered into a Memorandum of Understanding, agreeing to attempt in good faith to settle all claims and pay certain expenses of plaintiff's counsel and experts following plaintiff's confirmatory discovery, if any, the execution and court approval of a definitive settlement agreement and certain other terms and conditions without any admission of any breach of fiduciary duty or other wrongdoing on the part of any of the defendants. The Company anticipates that any settlement of this litigation will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                        DISSENTERS' RIGHTS OF APPRAISAL

    Under Section 262 of the Delaware General Corporation Law ("DGCL"), any holder of common stock who does not wish to accept the Merger Consideration may dissent from the Merger and elect to have the fair value of such stockholder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement will constitute such notice to the holders of common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex
C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

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
    Any holder of common stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

    - deliver to the Company a written demand for appraisal of such stockholder's shares before the vote on the Merger Agreement at the Special Meeting, which demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares;

    - not vote the holder's shares of common stock in favor of the Merger Agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement; and

    - continuously hold such shares from the date of making the demand through the Effective Time; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

    Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of common stock issued and outstanding immediately prior to the Effective Time is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine and appropriate procedures for the making of a demand for appraisal by such nominee.

    A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to: Rock Bottom Restaurants, Inc., 248 Centennial Parkway, Suite 100, Louisville, Colorado 80027, Theresa D. Shelton, Assistant Secretary.

    Within ten days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who has made a written demand for appraisal in accordance with
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, either the Surviving

Corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a Petition in the Delaware Chancery Court demanding a determination of the value of the shares of common stock held by all dissenting stockholders. The Company is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of the Company), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Merger Consideration.

    Under the Merger Agreement, the Company has agreed to give RB Capital prompt notice of any demands for appraisal received by the Company. RB Capital has the right to participate in and approve all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of RB Capital, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

    Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

    A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the Surviving Corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time).

    Any stockholder may withdraw its demand for appraisal and accept the Merger Consideration by delivering to the Surviving Corporation a written withdrawal of such stockholder's demands for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the Surviving Corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the Merger Consideration.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                          MARKET FOR THE COMMON STOCK

COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION

    The Company's common stock is traded on the Nasdaq National Market under the symbol "BREW." The following table shows, for the quarters indicated, the per share high and low closing sale prices of the common stock on the Nasdaq National Market based on published financial sources. The Company has not paid any dividends on its common stock since its initial public offering in 1994.

                                                                                HIGH        LOW
                                                                              ---------  ---------
FISCAL YEAR ENDING DECEMBER 28, 1997
  First Quarter.............................................................  $   12.00  $    8.63
  Second Quarter............................................................      12.00       9.25
  Third Quarter.............................................................      10.00       7.25
  Fourth Quarter............................................................      11.75       5.75

FISCAL YEAR ENDING DECEMBER 27, 1998
  First Quarter.............................................................  $    6.63  $    5.06
  Second Quarter............................................................       7.56       5.50
  Third Quarter.............................................................       6.88       4.63
  Fourth Quarter............................................................       6.50       4.88

FISCAL YEAR ENDING DECEMBER 26, 1999
  First Quarter.............................................................  $    8.97  $    5.13
  Second Quarter, through June 22, 1999.....................................       9.50       8.44

    On January 25, 1999, the last full trading day prior to the public announcement by a third party of an indication of interest in the Company, the high and low sales prices of the common stock on the Nasdaq National Market were $6.81 and $6.38, respectively, and the closing sale price was $6.63. On March 18, 1998, the last full trading day prior to the day on which the execution of the Merger Agreement was publicly announced, the closing sale price for the common stock on the Nasdaq National Market was $8.44. On June 22, 1999, the closing price for the common stock on the Nasdaq National Market was $9.50. The market price for common stock is subject to fluctuation and stockholders are urged to obtain current market quotations.

COMMON STOCK PURCHASE INFORMATION

    Except as described in this proxy statement, none of the Company, its executive officers or directors, RB Capital, RBR Acquisition or any of the Founders has engaged in any transaction with respect to the common stock within the past 60 days. Except as set forth below, since December 29, 1996, none of the Company, RB Capital, RBR Acquisition or any of the Founders has purchased any of the Company's common stock:

PURCHASER                                             PURCHASE DATE    NUMBER OF SHARES   PURCHASE PRICE
--------------------------------------------------  -----------------  ----------------   --------------
Frank B. Day......................................  March 5, 1998           5,000            $     6.625
Arthur Wong.......................................  February 26, 1998       2,500            $     6.4375
Arthur Wong.......................................  February 27, 1998       5,000            $     6.5175
Arthur Wong.......................................  February 28, 1998       1,500            $     6.4375
Arthur Wong.......................................  March 3, 1998           6,000            $     6.4375

The average purchase price for shares of the Company's common stock purchased by the Company, RB Capital, RBR Acquisition or any of the Founders during the first quarter of 1998 was $6.5044 per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of June 14, 1999, except as otherwise indicated, concerning the beneficial ownership of the Company's common stock by (1) each person or group known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (2) each director of the Company, (3) the Company's Chief Executive Officer and the three other executive officers of the Company; and (4) all of the Company's directors and executive officers as a group.

                                                               NUMBER OF        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          SHARES      COMMON STOCK (%)
-------------------------------------------------------------  ----------  ---------------------
ICM Asset Management, Inc.(2) ...............................     872,950             10.7
  601 W. Main Ave., Suite 600
  Spokane, Washington 99201

Dimensional Fund Advisors(2) ................................     452,400              5.5
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

Frank B. Day(3)(4) ..........................................   1,379,176             16.8

Duncan H. Cocroft(5) ........................................      12,564                *

Robert D. Greenlee(3)(5) ....................................     536,041              6.6

Mary C. Hacking(5) ..........................................      13,591                *

Gerald A. Hornbeck(5) .......................................      33,968                *

David M. Lux(3)(6) ..........................................     190,871              2.3

Arthur Wong(3)(5) ...........................................     228,976              2.8

William S. Hoppe(5)(7) ......................................      83,646              1.0

Ned R. Lidvall(5)(7) ........................................      79,244              1.0

Theresa D. Shelton(5) .......................................      29,244                *

All directors and executive officers as a group (10
  persons)(8) ...............................................   2,587,321             30.7

------------------------

 *  Less than one percent

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Rock Bottom Restaurants, Inc., 248 Centennial Parkway, Suite 100, Louisville, Colorado 80027.

(2) Ownership interests are as of March 31, 1999.

(3) The Voting Agreement executed by Messrs. Day, Greenlee, Lux and Wong in connection with the proposed merger with RB Capital granted the Special Committee, on behalf of the Company, an irrevocable proxy to vote such shares. By virtue of the Voting Agreement, each of Messrs. Day, Greenlee, Lux and Wong, together with RB Capital, have joined in the filing with the SEC of a Schedule 13-D which indicates shared voting power over an aggregate of 2,354,080 shares (which number includes all options, whether exercisable as of within 60 days from June 14, 1999 or not, held by such persons).

(4) Includes 680,635 shares held in trusts of which Mr. Day is trustee, 10,499 shares of restricted stock and 45,404 shares subject to stock options exercisable as of or within 60 days from June 14, 1999.

(5) Includes shares subject to stock options exercisable as of or within 60 days from June 14, 1999 as follows: Mr. Cocroft-- 12,564 shares; Mr. Greenlee--16,905 shares; Ms. Hacking--13,591 shares; Mr. Hornbeck--33,968 shares; Mr. Wong--12,776 shares; Mr. Hoppe--49,773 shares; Mr. Lidvall--45,603 shares; and Ms. Shelton--33,512 shares.

(6) Includes 8,850 shares held in the David M. Lux Irrevocable Grantor Trust of which Mr. Lux is trustee, 3,000 shares held by DT Lux Ltd. of which Mr. Lux is the general partner, and 9,806 shares subject to stock options exercisable as of or within 60 days from June 14, 1999.

(7) Includes shares of restricted stock as follows: Mr. Hoppe--32,921 shares; and Mr. Lidvall--32,554 shares.

(8) Includes a total of 271,702 shares subject to stock options exercisable as of or within 60 days of June 14, 1999, and 75,974 shares of restricted stock.

                            DIRECTORS AND MANAGEMENT

THE COMPANY

    Set forth below are the name and business address of each director and executive officer of the Company, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. Also set forth below are the material occupations, positions, offices and employment of each such person and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Messrs. Day, Cocroft, Greenlee, Hornbeck, Lux and Wong and Ms. Hacking are directors of the Company. Each person listed below is a citizen of the United States.

NAME AND BUSINESS ADDRESS                                           PRINCIPAL OCCUPATIONS
------------------------------------------  ---------------------------------------------------------------------
Frank B. Day .............................  Chairman of the Board since 1994. Mr. Day has also served as Chief
  248 Centennial Parkway                      Executive Officer since 1997 and from 1976 to 1995, and as
  Suite 100                                   President since 1997. Since 1992, Mr. Day has served as a director
  Louisville, Colorado 80027                  and officer of Black Hawk Gaming and Development, Inc., 2060
                                              Broadway, #400, Boulder, Colorado 80302. Since 1994, Mr. Day has
                                              served as the Chairman of the Board and President of Concept
                                              Restaurants, 1227 Spruce Street, Boulder, Colorado 80302, and
                                              President of FBD Management, Inc., P.O. Box 25662 Christiansted,
                                              St. Croix, USVI 00824.

Duncan H. Cocroft ........................  Director since 1996. Since 1997, Mr. Cocroft has served as Senior
  101 Brickell Bay Drive                      Vice President and Chief Administrative Officer of Kos
  25th Floor                                  Pharmaceuticals, Inc., 101 Brickell Bay Drive, 25th Floor, Miami,
  Miami, Florida 33131                        Florida 33131. From 1990 to 1997, Mr. Cocroft served as Vice
                                              President of Finance and Chief Financial Officer of International
                                              Multifoods Corporation, Minneapolis, Minnesota.

Robert D. Greenlee .......................  Secretary and a Director since 1994. Mayor of Boulder, Colorado from
  2060 Broadway                               November 1997 to September 1998. Since 1988, Mr. Greenlee has
  Suite 400                                   served as President of Centennial Investment & Management Company,
  Boulder, Colorado 80302                     Inc., 2060 Broadway, #400, Boulder, Colorado 80302. Since 1991, Mr.
                                              Greenlee has served as Chairman of the Board, Chief Executive
                                              Officer and President of Black Hawk Gaming and Development, Inc.,
                                              2060 Broadway, #400, Boulder, Colorado 80302. Since 1990, Mr.
                                              Greenlee has served as President of 1123 Walnut Corporation, 2060
                                              Broadway, #400, Boulder, Colorado 80302.

Mary C. Hacking ..........................  Director since 1994. Since 1995, Ms. Hacking has been President and
  1425 Market Street                          owner of Think Marketing, L.L.C., 1425 Market Street, Suite 100,
  Suite 100                                   Denver, Colorado 80202. From 1990 to 1995, Ms. Hacking served as
  Denver, Colorado 80220                      President of Barnhart Advertising, Marketing and Public Relations,
                                              Inc., Denver, Colorado.

Gerald A. Hornbeck .......................  Director since 1994. Since 1990, Mr. Hornbeck has served as President
  1164 Safety Harbor Cove                     of Concept Management, Inc., 1164 Safety Harbour Cove, Old Hickory,
  Old Hickory, Tennessee 37138                Tennessee 37138.

NAME AND BUSINESS ADDRESS                                           PRINCIPAL OCCUPATIONS
------------------------------------------  ---------------------------------------------------------------------
David M. Lux .............................
  13 South Tejon                            Director since 1994. Since 1982, Mr. Lux has served as a director and
  Suite 206                                   executive officer of Concept Restaurant Management C.S., Inc., 13
  Colorado Springs, Colorado 80903            South Tejon, Suite 206, Colorado Springs, Colorado 80903.

Arthur Wong ..............................
  1 East Wacker Drive                       Director since 1995. Mr. Wong is also a principal in numerous private
  Suite 3430                                  companies, including computer software, hospitality, real estate,
  Chicago, Illinois 60601                     healthcare, retail, recreation and financial services companies.

William S. Hoppe .........................  Chief Administrative Officer since 1997, Executive Vice President
  248 Centennial Parkway                      since November 1996, and Chief Financial Officer since May 1996.
  Suite 100                                   From May to November 1996, Mr. Hoppe served as Vice President and
  Louisville, Colorado 80027                  Treasurer of the Company. From 1993 to 1996, Mr. Hoppe served as
                                              Executive Vice President and Chief Financial Officer for ZuZu,
                                              Inc., 2651 North Harwood, Suite 100, Dallas, Texas 75201.

Ned R. Lidvall ...........................  Executive Vice President and Chief Operating Officer since December
  248 Centennial Parkway                      1997. From November 1996 to November 1997, Mr. Lidvall served as
  Suite 100                                   Executive Vice President--Brewery Operations, and from October 1995
  Louisville, Colorado 80027                  to October 1996, Vice President--Operations. From May 1994 to
                                              September 1996, Mr. Lidvall served as Vice President of Operations for On the Border Cafes Corporation, 6820 LBJ Freeway, Dallas,
                                              Texas 75240.

Theresa D. Shelton .......................  Treasurer since December 1997, Vice President--Finance since June
  248 Centennial Parkway                      1996 and Assistant Secretary since February 1996. Ms. Shelton
  Suite 100                                   served as Controller of the Company from October 1994 to June 1996.
  Louisville, Colorado 80027                  From September 1985 to September 1994, Ms. Shelton served as audit manager with Arthur Andersen LLP, 1225 Seventeenth Street, Suite
                                              3100, Denver, Colorado 80202.

RB CAPITAL AND RBR ACQUISITION

    Mr. Day is the President, and Mr. Wong is the Vice President, Treasurer and Secretary, of each of RB Capital and RBR Acquisition. All information concerning the current business address, present principal occupation or employment and five-year employment history for each of Messrs. Day and Wong is the same as the information set forth above. In addition to holding the offices indicated, Messrs. Day and Wong both serve as directors of each of RB Capital and RBR Acquisition.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to Rock Bottom that are based on the beliefs of management as well as assumptions made by and information currently available to Rock Bottom. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of Rock Bottom with respect to future events, including the completion of the proposed merger, and are subject to numerous risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Rock Bottom to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

    - delays in receiving required regulatory and other approvals;

    - the ability of RB Capital to obtain funding necessary to consummate the proposed merger;

    - the failure of stockholders to approve the merger agreement;

    - general economic or market conditions;

    - changes in business strategy;

    - availability of suitable restaurant locations;

    - availability of financing on acceptable terms to fund future growth;

    - increasing costs associated with new restaurant construction, and developing a significant number of new restaurants over a relatively short period of time;

    - delays in opening new restaurants;

    - ability to hire and train increasing numbers of restaurant management, staff and other personnel for new restaurants;

    - fluctuations in consumer demand and tastes including a decrease in consumers' preference for high quality, more flavorful beer;

    - acceptance in new markets;

    - competitive conditions in Rock Bottom's markets;

    - general economic or market conditions;

    - adverse weather conditions;

    - operating restrictions and costs associated with governmental regulations;

    - regulatory limitations regarding common ownership of breweries and restaurants in certain states;

    - greater than expected costs associated with closing restaurants; and

    - various other factors, both referenced and not referenced in this proxy statement.

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. Rock Bottom does not intend, or assume any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting such forward-looking statements.

                              INDEPENDENT AUDITORS

    The firm of Arthur Andersen LLP has served as the Company's independent auditors since 1994. The consolidated financial statements of the Company for each of the years in the three year period ended December 27, 1998 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998 enclosed with this proxy statement, have been audited by Arthur Andersen, independent auditors, as stated in their reports appearing therein. It is expected that representatives of Arthur Andersen will be present at the Special Meeting, both to respond to appropriate questions of stockholders of the Company and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

    If the Merger is consummated, there will be no public stockholders of the Company and no public participation in any future meetings of stockholders of the Company. However, if the Merger is not consummated, the Company's public stockholders will continue to be entitled to attend and participate in Company stockholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act promulgated by the SEC, any stockholder of the Company who wishes to present a proposal at the next Annual Meeting of Stockholders of the Company (in the event the Merger is not consummated), and who wishes to have such proposal included in the Company's proxy statement for that meeting, must have delivered a copy of such proposal to the Company at 248 Centennial Parkway, Suite 100, Louisville, Colorado 80027, Attention: Corporate Secretary, so that it was received no later than December 23, 1998. In order for proposals by stockholders not submitted in accordance with Rule 14a-8 to have been timely within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must have been submitted so that it was received no later than March 7, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION

    The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by the Company with the SEC are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998;

    (2) The Company's Current Report on Form 8-K dated March 23, 1999; and

    (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1999.

    The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, Current Report on Form 8-K dated March 23, 1999, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1999 are enclosed with this proxy statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces such statement. The forward looking statements made in the incorporated documents are not protected by the safe harbor for forward looking statements.

    The Company undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Corporate Secretary, Rock Bottom Restaurants, Inc., 248 Centennial Parkway, Suite 100, Louisville, Colorado 80027; telephone number:
(303) 664-4000.

                                 OTHER BUSINESS

    The Board does not know of any other matters to be presented for action at the Special Meeting other than as set forth in this proxy statement. If any other business should properly come before the Special Meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                             AVAILABLE INFORMATION

    No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the Merger Agreement or the Merger, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company, RB Capital or RBR Acquisition. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

    Because the Merger is a "going private" transaction, RB Capital, RBR Acquisition, the Founders and the Company have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, Rock Bottom Restaurants, Inc., 248 Centennial Parkway, Suite 100, Louisville, Colorado 80027, or from the SEC as described below.

    The Company is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." The Company's common stock is listed on the Nasdaq National Market (ticker symbol: BREW), and materials may also be inspected at its offices, 1735 K Street, N.W., Washington, D.C. 20006.

                                          By Order of the Board of Directors
                                          Robert D. Greenlee
                                          SECRETARY

Louisville, Colorado
June 24, 1999

                             LIST OF DEFINED TERMS

TERM                                                PAGE
-----------------------------------------------     -----
Acquisition Proposal...........................          56
BankBoston Robertson Stephens..................           9
BankBoston.....................................          13
Board..........................................           9
Borrower.......................................          39
Bridge Loan....................................          40
Certificate....................................          50
CHSH...........................................           9
CHSH Proposal..................................          12
Code...........................................          35
Company........................................           8
ConQuest.......................................          10
Costs and Expenses.............................          58
Credit Agreement...............................          39
Davis Graham...................................           9
December 23 Meeting............................           9
DGCL...........................................          61
Dissenting Stockholders........................          47
Effective Time.................................          50
Employment Agreement...........................          34
Engagement Letter..............................          29
Equity Contribution Letters....................          43
Exchange Act...................................          37
Exchange Agent.................................          51
Exchange Fund..................................          51
Executive......................................          34
February 11 Meeting............................          13
February 19 Meeting............................          14
February 27 Meeting............................          16
Founders.......................................           1
Guarantors.....................................          39
HSR Act........................................          44
Initial ConQuest Proposal......................          10
Initial RB Capital Proposal....................          10
Issuer.........................................          41

TERM                                                PAGE
-----------------------------------------------     -----

January 22 Meeting.............................          11
Junior Equity Securities.......................          40
Lenders........................................          38
March 10 Meeting...............................          16
March 18 Meeting...............................          17
Merger.........................................          18
Merger Agreement...............................          17
Merger Consideration...........................          18
Norwest Credit Facility........................          43
Outside Date...................................          53
RB Capital.....................................           8
RB Capital Exchange............................          46
RBR Acquisition................................           8
Record Date....................................          48
Revised ConQuest Proposal......................          13
Revised RB Capital Proposal....................          13
Sale-Leaseback Transactions....................          43
Senior Debt Commitment Letter..................          38
Senior Debt Facilities.........................          38
Senior Subordinated Debt Securities............          40
Special Committee..............................           9
Special Meeting................................          47
Stockholder Litigation.........................          12
Stock Option Consideration.....................          52
Subordinated Debt and Junior Equity Commitment
  Letter.......................................          40
Subordinated Debt and Junior Equity
  Facilities...................................          40
Superior Proposal..............................          57
Surviving Corporation..........................          18
Term Loan A....................................          38
Term Loan B....................................          38
U.S. Bancorp Piper Jaffray.....................           8
Voting Agreements..............................          17
Warrants.......................................          42

                                                                         ANNEX A

                            AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MARCH 18, 1999
                                  BY AND AMONG
                               RB CAPITAL, INC.,
                             A DELAWARE CORPORATION
                             RBR ACQUISITION CORP.,
                             A DELAWARE CORPORATION
                                      AND
                         ROCK BOTTOM RESTAURANTS, INC.,
                             A DELAWARE CORPORATION

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                 ---------
ARTICLE       I.         THE MERGER............................................................................          1
              1.1.       The Merger............................................................................          1
              1.2.       Closing...............................................................................          1
              1.3.       Effective Time........................................................................          1
              1.4.       Effects of the Merger.................................................................          2
              1.5.       Certificate of Incorporation..........................................................          2
              1.6.       Bylaws................................................................................          2
              1.7.       Directors.............................................................................          2
              1.8.       Effect on Capital Stock...............................................................          2
              1.9.       Dissenting Shares.....................................................................          3
              1.10.      Stock Options.........................................................................          3

ARTICLE       II.        EXCHANGE OF CERTIFICATES..............................................................          3
              2.1.       Exchange Fund.........................................................................          3
              2.2.       Exchange Procedures...................................................................          4
              2.3.       No Further Ownership Rights in Company Common Stock...................................          4
              2.4.       Termination of Exchange Fund; Unclaimed Funds.........................................          5
              2.5.       No Liability..........................................................................          5
              2.6.       Lost Certificates.....................................................................          5
              2.7.       Withholding Rights....................................................................          5

ARTICLE       III.       REPRESENTATIONS AND WARRANTIES........................................................          5
              3.1.       Representations and Warranties of the Company.........................................          5
              3.2.       Representations and Warranties of Parent and Merger Sub...............................         10

ARTICLE       IV.        COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................         13
              4.1.       Covenants of the Company..............................................................         13
              4.2.       Covenants of Parent and Merger Sub....................................................         15
              4.3.       Advice of Changes; Government Filings.................................................         15

ARTICLE       V.         ADDITIONAL AGREEMENTS.................................................................         16
              5.1.       Stockholders Meeting; Preparation of Disclosure Documents.............................         16
              5.2.       Access to Information; Confidentiality................................................         17
              5.3.       Approvals and Consents; Cooperation...................................................         17
              5.4.       Financing.............................................................................         18
              5.5.       Acquisition Proposals.................................................................         18
              5.6.       Employee Benefits; Company Plans......................................................         20
              5.7.       Fees and Expenses.....................................................................         20
              5.8.       Indemnification; Directors' and Officers' Insurance...................................         20
              5.9.       Public Announcements..................................................................         21
              5.10.      Takeover Statutes.....................................................................         21
              5.11.      Supermajority Voting Requirement......................................................         21
              5.12.      Voting Agreement; Certain Other Agreements............................................         21
              5.13.      Further Assurances....................................................................         22

                                                                                                                   PAGE
                                                                                                                 ---------
ARTICLE       VI.        CONDITIONS PRECEDENT..................................................................         22
              6.1.       Conditions to Each Party's Obligation to Effect the Merger............................         22
              6.2.       Conditions to the Obligation of Parent and Merger Sub to Effect the Merger............         22
              6.3.       Conditions to the Obligation of the Company to Effect the Merger......................         22

ARTICLE       VII.       TERMINATION AND AMENDMENT.............................................................         23
              7.1.       Termination...........................................................................         23
              7.2.       Effect of Termination; Termination Fee and Reimbursement of Expenses..................         25
              7.3.       Amendment.............................................................................         26
              7.4.       Extension; Waiver.....................................................................         26
              7.5.       Procedure for Termination, Amendment, Extension or Waiver.............................         26

ARTICLE       VIII.      GENERAL PROVISIONS....................................................................         27
              8.1.       Non-Survival of Representations, Warranties, Covenants and Agreements.................         27
              8.2.       Notices...............................................................................         27
              8.3.       Interpretation........................................................................         28
              8.4.       Counterparts..........................................................................         28
              8.5.       Entire Agreement; No Third Party Beneficiaries........................................         28
              8.6.       Governing Law.........................................................................         28
              8.7.       Waiver of Jury Trial..................................................................         29
              8.8.       Severability..........................................................................         29
              8.9.       Assignment............................................................................         29
              8.10.      Enforcement...........................................................................         29
              8.11.      Definitions...........................................................................         30

                           GLOSSARY OF DEFINED TERMS

                                                                                                  LOCATION OF
DEFINITION                                                                                        DEFINED TERM
--------------------------------------------------------------------------------------------  --------------------
Acquisition Proposal........................................................................        Section 5.5(a)
Affiliate...................................................................................       Section 8.11(a)
Agreement...................................................................................              Preamble
Business Day................................................................................       Section 8.11(b)
Certificate of Merger.......................................................................           Section 1.3
Closing.....................................................................................           Section 1.2
Closing Date................................................................................           Section 1.2
Code........................................................................................           Section 2.7
Commitments.................................................................................        Section 3.2(d)
Company.....................................................................................              Preamble
Company Board...............................................................................              Recitals
Company Common Stock........................................................................              Recitals
Company Disclosure Schedule.................................................................           Section 3.1
Company Incentive Plans.....................................................................          Section 1.10
Company Stock Options.......................................................................          Section 1.10
Confidentiality Agreement...................................................................           Section 5.2
Definitive Financing Agreements.............................................................           Section 5.4
Delaware Secretary of State.................................................................           Section 1.3
DGCL........................................................................................           Section 1.1
Dissenting Shares...........................................................................           Section 1.9
Dissenting Stockholder......................................................................           Section 1.9
Effective Time..............................................................................           Section 1.3
Exchange Act................................................................................   Section 3.1(c)(iii)
Exchange Agent..............................................................................           Section 2.1
Exchange Fund...............................................................................           Section 2.1
Expenses....................................................................................       Section 8.11(c)
Financing...................................................................................        Section 3.2(d)
GAAP........................................................................................        Section 3.1(d)
Governmental Entity.........................................................................   Section 3.1(c)(iii)
HSR Act.....................................................................................   Section 3.1(c)(iii)
Indemnified Parties.........................................................................           Section 5.8
Liens.......................................................................................   Section 3.1(b)(iii)
Material Adverse Effect.....................................................................       Section 8.11(d)
Merger......................................................................................           Section 1.1
Merger Consideration........................................................................        Section 1.8(c)
Merger Sub..................................................................................              Preamble
Modified Proposal...........................................................................        Section 5.5(c)
Nasdaq......................................................................................   Section 3.1(c)(iii)
Organizational Documents....................................................................       Section 8.11(e)
Other Party.................................................................................       Section 8.11(f)
Outside Date................................................................................        Section 7.1(b)
Parent......................................................................................              Preamble
Parent Common Stock.........................................................................     Section 3.2(b)(i)
Parent Disclosure Schedule..................................................................           Section 3.2
person......................................................................................       Section 8.11(g)
Principals..................................................................................              Recitals
Proxy Statement.............................................................................   Section 3.1(c)(iii)

                                                                                                  LOCATION OF
DEFINITION                                                                                        DEFINED TERM
--------------------------------------------------------------------------------------------  --------------------
Reports.....................................................................................        Section 3.1(d)
Representatives.............................................................................       Section 8.11(h)
Required Company Vote.......................................................................        Section 3.1(g)
Required Regulatory Approvals...............................................................           Section 5.3
Restricted Stock............................................................................        Section 1.8(d)
Rights......................................................................................     Section 3.1(b)(i)
Rights Agreement............................................................................     Section 3.1(b)(i)
Schedule 13E-3..............................................................................   Section 3.1(c)(iii)
SEC.........................................................................................   Section 3.1(c)(iii)
Securities Act..............................................................................    Section 3.1(b)(vi)
Special Committee...........................................................................              Recitals
Stockholders Meeting........................................................................        Section 5.1(a)
Subsidiary..................................................................................       Section 8.11(i)
Superior Proposal...........................................................................        Section 5.5(c)
Surviving Corporation.......................................................................           Section 1.1
Termination Fee.............................................................................        Section 7.2(b)
U.S. Bancorp Piper Jaffray..................................................................        Section 3.1(k)
Voting Agreement............................................................................              Recitals

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 18, 1999, is by and among RB CAPITAL, INC., a Delaware corporation ("PARENT"), RBR ACQUISITION CORP., a Delaware corporation ("MERGER SUB"), and ROCK BOTTOM RESTAURANTS, INC., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, subject to the terms and conditions set forth in this Agreement;

    WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD"), based upon the recommendation of a special committee of independent directors thereof (the "SPECIAL COMMITTEE"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the Company's stockholders;

    WHEREAS, as an inducement to the Company to enter into this Agreement, Parent, Merger Sub and certain of the Company's founding shareholders as identified on EXHIBIT A attached hereto (the "PRINCIPALS") have entered into that certain Voting Agreement, dated as of the date hereof (the "VOTING AGREEMENT"), with the Company pursuant to which Parent, Merger Sub and each of the Principals agrees, among other things, to vote shares of common stock, par value $.01 per share, of the Company (together with the associated Rights, the "COMPANY COMMON STOCK") held by them in favor of the Merger and the transactions contemplated hereby in accordance with the terms set forth in the Voting Agreement;

    WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company (the "MERGER") at the Effective Time. Upon the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") in accordance with the DGCL.

    1.2  CLOSING.  Unless this Agreement shall have been terminated pursuant to
Section 7.1, the closing of the Merger (the "CLOSING") will take place no later than the second Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Davis, Graham & Stubbs LLP, 370 Seventeenth Street, Suite 4700, Denver, Colorado 80201, unless another place is agreed to in writing by the parties hereto.

    1.3 EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware (the "DELAWARE SECRETARY OF STATE") a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State, or at such later time as the parties may agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being herein referred to as the "EFFECTIVE TIME").

    1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended in its entirety as of the Effective Time as set forth on EXHIBIT B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

    1.6 BYLAWS. The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as of the Effective Time as set forth on EXHIBIT C attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

    1.7 DIRECTORS. The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

    1.8 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or Parent Common Stock or any shares of common stock of Merger Sub:

        (a) COMMON STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (b) CANCELLATION OF CERTAIN STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or any wholly-owned Subsidiary of the Company or by Parent (including shares of Company Common Stock contributed to Parent by certain stockholders of the Company prior to the Effective Time) or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(b) and Dissenting Shares) shall be converted into and become the right to receive $10.00 in cash, without interest thereon (the "MERGER CONSIDERATION").

        (d) CONVERSION OF CERTAIN RESTRICTED STOCK. Each share of restricted Company Common Stock issued under the Company Incentive Plans (the "RESTRICTED STOCK") shall be converted into and become the right to receive the Merger Consideration in accordance with Section 1.8(c), except as shall be agreed upon in writing by the Company, Parent and the holder of such Restricted Stock prior to the Effective Time.

        (e) CANCELLATION AND RETIREMENT OF COMPANY COMMON STOCK. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon surrender of such certificate(s) in accordance with Article 2.

    1.9 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 1.8, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder's shares in accordance with Section 262 of the DGCL or any successor provision (such holder being herein referred to as a "DISSENTING STOCKHOLDER" and such shares being herein referred to as "DISSENTING SHARES"), shall not be converted into or represent the right to receive the Merger Consideration, unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, a Dissenting Stockholder shall have solely the appraisal rights provided under Section 262 of the DGCL, provided such Dissenting Stockholder complies with the provisions thereof. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each Dissenting Share held by such Dissenting Stockholder shall be treated as if such share had been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The Company shall give Parent prompt notice of any demand for appraisal of shares of Company Common Stock received by the Company, and Parent shall have the right to participate in and approve (which approval shall not be unreasonably withheld or delayed) all negotiations and proceedings with respect to any such demand. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand.

    1.10  STOCK OPTIONS

    Other than Company Stock Options as to which the holder thereof has agreed in writing with the Company and Parent prior to the Effective Time to elect different treatment in the Merger than as provided in this Section 1.10, each outstanding and unexercised option to purchase shares of Company Common Stock (collectively, the "COMPANY STOCK OPTIONS") issued under the Company's Equity Incentive Plan or the Company's Nonemployee Directors' Stock Option Plan, as each has been amended through the date hereof (together, the "COMPANY INCENTIVE PLANS"), whether vested or unvested, shall be automatically vested and shall terminate and be canceled and each holder of vested Company Stock Options (including those vested hereby) shall be entitled to receive, in consideration therefor, a cash payment (which payment shall be made as soon as practicable after the Effective Time) equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option, multiplied by (ii) the aggregate number of shares of Company Common Stock then subject to such Company Stock Option. Such cash payment shall be net of any required withholding taxes.

                                  ARTICLE II.
                            EXCHANGE OF CERTIFICATES

    2.1 EXCHANGE FUND. As of the Effective Time, Parent or the Surviving Corporation shall deposit, or shall cause to be deposited, with a bank, trust company or other exchange agent reasonably satisfactory to the Company appointed to act as exchange agent (the "EXCHANGE AGENT") for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.8(b), shares of Restricted Stock not converted into the Merger Consideration pursuant to Section 1.8(d) and Dissenting Shares), multiplied by (ii) the Merger Consideration (the "EXCHANGE FUND"). The Exchange Agent shall invest all cash in the Exchange Fund as directed by the Surviving Corporation. Interest and other income with respect to the Exchange Fund shall accrue for the account of, and shall be promptly paid to, the Surviving Corporation.

    2.2  EXCHANGE PROCEDURES

        (a) EXCHANGE OF CERTIFICATES. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate(s) and acceptance thereof by the Exchange Agent (together with the letter of transmittal described in Section 2.2(b), duly executed, and such other documents as may reasonably be required by the Exchange Agent), be entitled to receive the amount of the Merger Consideration into which the number of shares of Company Common Stock previously represented by such certificate(s) so surrendered shall have been converted pursuant to this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented for transfer, they shall be canceled against delivery of the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the certificate(s) representing shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed with the signature guaranteed or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(a), each certificate which, prior to the Effective Time, represented outstanding shares of Company Common Stock (other than shares canceled pursuant to Section 1.8(b), shares of Restricted Stock not converted into the Merger Consideration pursuant to
    Section 1.8(d) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with Section 1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of shares of Company Common Stock.

        (b) LETTER OF TRANSMITTAL. Promptly following the Effective Time (but no later than five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be canceled or retired in accordance with Section 1.8(b) or shares of Restricted Stock not converted into the Merger Consideration pursuant to Section 1.8(d)) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) shall pass, only upon delivery thereof to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of such certificate(s) in exchange for the Merger Consideration.

    2.3 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, and no holder of shares of Company Common Stock shall thereby have any equity interest in the Surviving Corporation (other than as set forth in Section 1.8(d)).

    2.4 TERMINATION OF EXCHANGE FUND; UNCLAIMED FUNDS. Any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of certificates representing shares of Company Common Stock for eighteen (18) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise at the direction of the Surviving Corporation, upon demand, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to this Agreement (subject to applicable abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for the Merger Consideration.

    2.5 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distribution payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to eighteen (18) months after the Effective Time (or immediately prior to any earlier date on which the Merger Consideration in respect of such certificate would become the property of or otherwise escheat to any Governmental Entity), any such cash, shares, dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    2.6 LOST CERTIFICATES. If any certificate representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against the Company with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

    2.7 WITHHOLDING RIGHTS. The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments under Section
1.10. To the extent withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as otherwise set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein), the Company represents and warrants to Parent and Merger Sub as set forth in this Section 3.1:

        (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its respective state of incorporation and has the corporate power and authority to carry on its business as presently being conducted and to own, operate and lease its properties. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date. The copies of the Organizational Documents of each of the Company and its Subsidiaries which were previously furnished to Parent are true, complete and correct copies of such documents. The Subsidiaries set forth in Section 3.1(a) of the Company Disclosure Schedule constitute all of the Company's Subsidiaries.

        (b) CAPITAL STRUCTURE

            (i) As of the date of this Agreement, the authorized capital stock of the Company consists of (A) 15,000,000 shares of Company Common Stock, of which 8,045,796 shares are outstanding, 1,955,752 shares are authorized for issuance pursuant to outstanding Company Stock Options, 98,974 shares represent Restricted Stock and no shares are held in the Company's treasury, and (B) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding, and of which 300,000 shares of Series A Junior Participating Preferred Stock have been designated (none of which have been issued) and were reserved for issuance upon the exercise of the rights (the "RIGHTS") distributed to holders of shares of Company Common Stock pursuant to that certain Rights Agreement, dated as of December 12, 1997, between the Company and American Securities Transfer & Trust, Inc., as rights agent (as amended, the "RIGHTS AGREEMENT").

            (ii) All issued and outstanding shares of capital stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights.

           (iii) All of the issued and outstanding shares of capital stock of each of the Company's Subsidiaries are owned directly or indirectly by the Company and are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("LIENS"), except for Liens which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date.

            (iv) As of the date of this Agreement, (A) no bonds, notes, debentures or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued and outstanding,
       (B) other than the Rights and outstanding Company Stock Options representing in the aggregate the right to purchase up to 1,015,000 shares of Company Common Stock under the Company Incentive Plans, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (C) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

            (v) As of the date of this Agreement, the outstanding indebtedness for borrowed money of the Company and its Subsidiaries (excluding capital leases) does not exceed $25,000,000. No indebtedness for borrowed money of the Company or its Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money of the Company or its Subsidiaries or restricts the ability of any of them to grant any Liens on its properties or assets, except for Liens which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date.

            (vi) There are no agreements or arrangements pursuant to which (A) the Surviving Corporation could be required to register any shares of its common stock or other securities under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or (B) the Company is a party or of which the Company is aware and which restricts the voting or disposition of any Company Common Stock (other than the Voting Agreement).

        (c) AUTHORITY; NO CONFLICTS

            (i) The Company has all requisite corporate power and authority to enter into this Agreement and the Voting Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of Company Common Stock. Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement and the Voting Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (A) violate any provision of the Organizational Documents of the Company or its Subsidiaries, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.1(c)(iii) below, conflict with or result in any violation of any statute, law, ordinance, rule or regulation of any state or the United States or any political subdivision thereof or therein applicable to the Company or any judgment, order, decree, determination or award currently in effect, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent the consummation of the Merger by the Outside Date, or
       (C) other than any required consents of landlords or any licensing board, agency or similar authority governing the sale, production or distribution of alcoholic beverages, violate, conflict with, constitute a breach or default under or give rise to a right of termination under any contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which the Company is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent the consummation of the Merger by the Outside Date.

           (iii) No consent, approval, order or authorization of or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental authority or any private body exercising any regulatory, taxing or other governmental authority (a "GOVERNMENTAL ENTITY"), which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Voting Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in connection with the Stockholders Meeting (such proxy statement, including any preliminary version thereof, in either case, as amended, modified or supplemented from time to time, the "PROXY STATEMENT"), (B) the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "SCHEDULE 13E-3") under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (C) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (D) state securities or "blue sky" laws, (E) any other filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (F) the filing and recordation of appropriate merger or other documents under the DGCL, (G) compliance with the rules and regulations of the Nasdaq National Market ("NASDAQ"), (H) antitrust or other competition laws of other jurisdictions, (I) the consent of any licensing board, agency or similar authority governing or regulating the sale, production or distribution of alcoholic beverages, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company or to prevent the consummation of the Merger by the Outside Date.

        (d) REPORTS AND FINANCIAL STATEMENTS. Since December 29, 1996, the Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, the "REPORTS"). None of the Company's Subsidiaries is required to file any form, report or other document with the SEC. Each of the financial statements and the related schedules and notes thereto included in the Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") (except, in the case of interim unaudited financial statements, as permitted by Form 10-Q) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of interim unaudited financial statements, to normal and recurring year-end adjustments that have not been and are not reasonably expected to be material in amount, and such financial statements complied as to form as of their respective dates in all material respects with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Each Report was prepared in accordance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and did not, on the date of effectiveness in the case of any registration statement under the Securities Act, on the date of mailing in the case of any proxy statement under the Exchange Act and on the date of filing in the case of any other Report (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (e) DISCLOSURE DOCUMENTS. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the Schedule 13E-3, at the time of filing with the SEC (and at any time such

    Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the
    Schedule 13E-3 based on information supplied in writing by Parent or Merger Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be disclosed in the Reports, (i) since September 28, 1998 through the date of this Agreement, each of the Company and its Subsidiaries has conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their respective businesses consistent with their past practices; (ii) since September 28, 1998 through the date of this Agreement, there has not been any change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that has had a Material Adverse Effect on the Company; and (iii) from the date hereof, there has not been any change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that has had a Material Adverse Effect on the Company.

        (g) VOTE REQUIRED. Assuming the accuracy of the representation set forth in Section 3.2(i), the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "REQUIRED COMPANY VOTE") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        (h) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person, the fees of which will be paid by the Company, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except the fees payable to U.S. Bancorp Piper Jaffray pursuant to the engagement letter dated December 22, 1998 (a copy of which has been delivered to Parent) whose fees and expenses shall remain the sole responsibility of the Company and the Surviving Corporation in accordance therewith, and shall be paid upon consummation of the Merger.

        (i) RIGHTS AGREEMENT. None of the approval, execution or delivery of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby will cause (A) the Rights to become exercisable under the Rights Agreement, (B) Parent or Merger Sub to be deemed an Acquiring Person (as defined in the Rights Agreement) under the Rights Agreement, or (C) the Shares Acquisition Date (as defined in the Rights Agreement) to occur pursuant to the Rights Agreement. The Distribution Date (as defined in the Rights Agreement) under the Rights Agreement will not occur as a result of the execution or delivery of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby.

        (j) COMPANY ACTION. As of the date hereof, the Company Board, based upon the recommendation of the Special Committee, at a meeting thereof duly called and held has (i)(A) approved the acquisition by Parent, Merger Sub and the Principals of shares of Company Common Stock pursuant to the Merger and the Voting Agreement and approved and adopted and declared advisable this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, and (B) which approvals are sufficient to render inapplicable to the Merger, the provisions of Section 203 of the DGCL and of the Rights Agreement, (ii) determined that this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company's stockholders, and (iii) resolved to declare advisable and recommend approval of this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, by the Company's stockholders.

        (k) FAIRNESS OPINION. As of the date hereof, the Special Committee has received the written opinion of U.S. Bancorp Piper Jaffray Inc., financial advisor to the Special Committee ("U.S. BANCORP PIPER JAFFRAY"), dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent, Merger Sub and the Principals) in the Merger is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to Parent.

Each of the representations and warranties in this Section 3.1 (other than those set forth in Sections 3.1(f)(iii), (g), (i), (j) and (k)) is qualified by, and the Company Disclosure Schedule shall be deemed to disclose in qualification thereof, any facts, circumstances, conditions or events actually known to or by the Principals or any of the persons set forth in Section 3.1 of the Company Disclosure Schedule and which would result in any such representation or warranty that is qualified by materiality or Material Adverse Effect being untrue or incorrect or any such representation and warranty that is not so qualified being untrue or incorrect in any material respect as of the date hereof.

    3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Except as otherwise set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein), Parent and Merger Sub represent and warrant to the Company as follows:

        (a) ORGANIZATION, STANDING AND POWER. Each of Parent and Merger Sub has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as presently being conducted and to own, operate and lease its properties. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, would not have a Material Adverse Effect on Parent or Merger Sub or would not prevent the consummation of the Merger by the Outside Date. The copies of the Organizational Documents of each of Parent and Merger Sub which were previously furnished to the Company are true, complete and correct copies of such documents.

        (b) CAPITAL STRUCTURE

            (i) As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000 shares of common stock, par value $.01 per share (the "PARENT COMMON STOCK"), 100 shares of which are outstanding. All issued and outstanding shares of capital stock of Parent are validly issued, fully paid and nonassessable. As of the date of this

       Agreement, there are no options, warrants or other rights to acquire capital stock from Parent.

            (ii) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which are outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are validly issued, fully paid and nonassessable.

           (iii) All of the issued and outstanding shares of common stock of Merger Sub are owned by Parent. As of the date hereof, none of the issued and outstanding shares of Parent Common Stock are owned by any person other than the Principals. As of the date hereof, (A) Parent owns no shares of Company Common Stock, (B) Merger Sub owns no shares of Company Common Stock, (C) the Principals own the number of shares of Company Common Stock set forth opposite their names on EXHIBIT A, and (D) the Principals own the number of shares of Parent Common Stock set forth opposite their names on EXHIBIT A.

        (c) AUTHORITY; NO CONFLICTS

            (i) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. Each of this Agreement and the Voting Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement and the Voting Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, (A) violate any provision of the Organizational Documents of Parent or Merger Sub, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii) below, conflict with or result in any violation of or constitute a default (with or without notice or lapse of time, or both) under any statute, law, ordinance, rule or regulation of any state or the United States or any political subdivision thereof or therein or any judgment, order, decree, determination or award currently in effect, which, individually or in the aggregate, would have a Material Adverse Effect on Parent or Merger Sub or would prevent the consummation of the Merger by the Outside Date, or (C) violate, conflict with, constitute a breach or default under or give rise to a right of termination under any contract, loan or credit agreement, note, mortgage, bond, indenture, lease (other than required consents of landlords), benefit plan or other agreement , obligation, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would have a Material Adverse Effect on Parent or Merger Sub or would prevent the consummation of the Merger by the Outside Date.

           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, which has not been received or made, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Voting Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except for (A) compliance with any applicable requirements of the HSR Act, (B) state securities or "blue sky" laws, (C) any filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (D) the filing and recordation of appropriate merger or other documents under the DGCL, (E) antitrust or other competition laws of other jurisdictions and (F) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub or to prevent the consummation of the Merger by the Outside Date.

        (d) FINANCING. Parent has cash on hand or has received fully executed written commitments, copies of which are attached as EXHIBIT D hereto, from the persons indicated thereon (collectively, the "COMMITMENTS") to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement, including the Merger and satisfy all other costs and expenses arising in connection therewith (the "FINANCING"). The Commitments have been accepted by Parent and the fees due upon acceptance of such Commitments have been paid in full. As of the date hereof, the Commitments have not been amended or modified from those attached as EXHIBIT D and there is no breach or default existing, or with notice or the passage of time may exist, under the Commitments. Parent has no reason to believe that any of the matters set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule will result in the failure of any of the conditions precedent to the consummation of the Financing contemplated hereby stated in each of the Commitments (provided that the Company shall bear the burden of proving the existence of any such reason to believe on the part of Parent by a preponderance of the evidence).

        (e) DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or
    (B) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (f) NO VOTE REQUIRED. No vote of the holders of the outstanding shares of common stock of either Parent or Merger Sub is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by Parent and Merger Sub as of the date hereof.

        (g) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person, the fees of which will be paid by Parent or Merger Sub, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except the fees payable to BancBoston Robertson Stephens Inc. pursuant to the engagement letter dated December 3, 1998 (a copy of which has been delivered to the Company) whose fees and expenses shall be paid in accordance therewith.

        (h) NO BUSINESS ACTIVITIES. Neither Parent nor Merger Sub is a party to any material agreement or has conducted any activities other than in connection with its organization, the preparation, negotiation and execution of this Agreement and the Commitments, the procurement of the Financing and the consummation of the transactions contemplated hereby. Except for its ownership of the shares of Company Common Stock set forth in Section 3.2(b)(iii) and all of the outstanding shares of common stock of Merger Sub, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any person and Parent has no Subsidiaries other than Merger Sub.

            (i) DELAWARE SECTION 203. Assuming the accuracy of the Company's representation and warranty in Section 3.1(j)(i)(A), the actions of the Company Board set forth in Section 3.1(j)(i)(A) are sufficient to render inapplicable to the Merger the provisions of Section 203 of the DGCL.

                                  ARTICLE IV.
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    4.1 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

        (a) ORDINARY COURSE. The Company shall operate, and shall cause each of its Subsidiaries to operate, their respective businesses in the ordinary course of business in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and preserve their relationships with customers, suppliers and others having business dealings with them; PROVIDED, HOWEVER, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this
    Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

        (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make any other distributions (whether cash, stock or property) in respect of any of its capital stock, except dividends by the Company's Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

        (c) ISSUANCE OF SECURITIES. The Company shall not and shall cause its Subsidiaries not to issue, sell, grant, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale or encumbrance of, any shares of its capital stock of any class, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or accelerate the vesting of, or the lapsing of restrictions with respect to, the Restricted Stock (other than in accordance with the terms of the grant thereof or pursuant to this Agreement or the Merger) or enter into any agreement with respect to any of the foregoing, other than
    (i) the issuance of Company Common Stock upon the exercise of Company Stock Options issued in the ordinary course of business consistent with past practice in accordance with the terms of the Company Incentive Plans as in effect on the date of this Agreement, and (ii) issuances of options, rights or other awards in the ordinary course of business consistent with past practice pursuant to the Company Incentive Plans as in effect on the date of this Agreement.

        (d) ORGANIZATIONAL DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder or as required by law, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

        (e) EXTRAORDINARY TRANSACTIONS. The Company shall not (i) merge, amalgamate or consolidate with any other person in any transaction or (ii) sell all or substantially all of its assets.

        (f) INDEBTEDNESS. The Company shall not, and shall not permit its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or guarantee any debt securities of another person other than indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries and other than (A) in the ordinary course of business consistent with past practice, (B) borrowings under the Company's existing line of credit (or under any refinancing thereof) with Norwest Bank Colorado, National Association such that amounts outstanding thereunder do not exceed $30,000,000 in the aggregate (which amount shall be reduced by the proceeds of any sale-leaseback transaction set forth in Section 4.1(m) of the Company Disclosure Schedule or, without duplication, any mandatory prepayments required under the loan documents governing such credit facility), (C) pursuant to that certain promissory note with Lakeside Bank (or any refinancing thereof), or (D) pursuant to the sale-leaseback arrangements set forth in Section 4.1(m) of the Company Disclosure Schedule or other capital lease arrangements in the ordinary course of business; (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or routine advances to employees; or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) or (iii) above, loans, advances, capital contributions, investments, payments, discharges or satisfactions entered into, incurred or committed to in the ordinary course of business consistent with past practice.

        (g) EMPLOYEE SALARIES AND BENEFIT PLANS. Except as set forth in the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, (i) increase the compensation payable or to become payable to any of its executive officers or employees, or (ii) take any action with respect to the grant of or make any material modification, any deferred compensation, retirement, severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to employment agreements, the Company Incentive Plans or other benefit plans and policies in effect on the date of this Agreement), except, in either such case, any such increases or grants made in the ordinary course of business consistent with past practice.

        (h) EMPLOYMENT AND OTHER AGREEMENTS. Except as set forth in the Company Disclosure Schedule, the Company shall not enter into or amend any employment, consulting, severance or similar agreement with any person which would result in a Material Adverse Effect on the Company.

        (i) OTHER ACTIONS. Except as otherwise permitted by Section 5.5, the Company shall not, and shall not permit its Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

        (j) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in the Reports filed prior to the date of this Agreement and in Section 4.1(j) of the Company Disclosure Schedule, or as required by a Governmental Entity or a change in GAAP as concurred in by the Company's independent auditors, the Company shall not change its methods of accounting in effect at September 27, 1998. The Company shall not, without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), (i) change its fiscal year, or (ii) make any material tax election or settle or compromise any federal, state, local or foreign tax liability, other than in the ordinary course of business consistent with past practice.

        (k) CERTAIN AGREEMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Closing, limit or restrict the Surviving Corporation or any of its Affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area, except as set forth in Section 4.1(k) of the Company Disclosure Schedule.

        (l) CAPITAL EXPENDITURES. The Company shall not (i) acquire all or substantially all of the business or assets of any other person, or (ii) make any capital expenditures or commitments, except those involving payment of aggregate consideration not exceeding the amount budgeted by the Company for such acquisitions and/or capital expenditures for the fiscal year ending December 26, 1999 (less any such amounts expended through the date hereof) plus an additional $2,500,000.

        (m) SALE-LEASEBACK TRANSACTIONS. The Company shall use reasonable best efforts to consummate the sale-leaseback transactions described in Section 4.1(m) of the Company Disclosure Schedule, in each case in accordance with and upon the terms and conditions thereof as approved by the Company Board, based upon the recommendation of the Special Committee, on or prior to the date hereof.

        (n) COMMITMENTS. The Company shall not commit or agree to take any of the actions specified in this Section 4.1.

    4.2 COVENANTS OF PARENT AND MERGER SUB. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company otherwise consents in writing, which consent shall not be unreasonably withheld or delayed):

        (a) ORGANIZATIONAL DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder or as required by law, neither Parent nor Merger Sub shall amend or propose to amend their respective Organizational Documents in any way which would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date.

        (b) CHANGES IN CAPITAL STRUCTURE. Neither Parent nor Merger Sub shall change its capital structure in a manner which would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date.

        (c) OTHER ACTIONS. Neither Parent nor Merger Sub shall take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

    4.3 ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party hereto shall (a) confer on a regular and frequent basis with the other party, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters, and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or any such representation or warranty that is not so qualified becoming untrue in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger by the Outside Date; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each will consult with the other with respect to, all the information relating to the other party, which appears in any filings, announcements or publications made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE V.
                             ADDITIONAL AGREEMENTS

    5.1  STOCKHOLDERS MEETING; PREPARATION OF DISCLOSURE DOCUMENTS

        (a) Except as otherwise provided in Section 5.5, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of adopting this Agreement and the transactions contemplated hereby, including the Merger, by obtaining the Required Company Vote. Except as otherwise provided in Section 5.5, the Company Board, based upon the recommendation of the Special Committee, shall declare the advisability of, and recommend to its stockholders the approval and adoption of, this Agreement and the transactions contemplated hereby, including the Merger, shall include such recommendation in the Proxy Statement and shall take all lawful action to solicit such approval and adoption.

        (b) As soon as practicable following the date of this Agreement, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement and the Schedule 13E-3. Parent will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3, including, but not limited to, furnishing the Company upon request with any and all information regarding Parent, Merger Sub, the Principals or their respective Affiliates, the plans of such persons for the Surviving Corporation after the Effective Time, information regarding the Financing and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder. The Company shall use reasonable best efforts (i) to respond to the comments of the SEC concerning the Proxy Statement or the Schedule 13E-3 as promptly as practicable, and (ii) to cause the final Proxy Statement to be mailed to the Company's stockholders prior to the later of (A) seventy-five (75) days following the date hereof, or (B) sixty (60) days after the filing with the SEC of the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998. The Company shall pay the filing fees for the Proxy Statement and the Schedule 13E-3. Parent shall be given a reasonable opportunity to review and approve (which approval shall not be unreasonably withheld or delayed) all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and Parent each agree to correct any information provided by such party for use in the Proxy Statement or the
    Schedule 13E-3 which becomes false or misleading. The Company shall cause the fairness opinion of U.S. Bancorp Piper Jaffray referred to in Section 3.1(k) to be included as an exhibit to the Proxy Statement and the Schedule 13E-3.

        (c) Each party shall notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC or any other Governmental Authority, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its representatives on the one hand and the SEC or members of its staff on the other hand with respect to the Proxy Statement or the Schedule 13E-3.

        (d) If, at any time prior to the Stockholders Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. If, at any time prior to the Stockholders Meeting, any event should occur relating to Parent or Merger Sub or relating to the plans of Parent for the Surviving Corporation after the Effective Time or the Financing, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent will promptly inform the Company. In any such case, the Company or Parent, as the case may be, with the cooperation of the other party, shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to either party, shall not be unreasonably withheld or delayed) the form and content of such amendment or supplement.

        (e) The Company will cause American Stock Transfer & Trust, Inc., the Company's transfer agent, to make stock transfer records available to the extent reasonably necessary to effectuate the intent of this Agreement.

    5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. From and after the date hereof until the Effective Time, upon reasonable notice, each of the Company and Parent shall (and shall cause their respective Subsidiaries, if any, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, to all its properties, books, contracts, commitments and records and its officers, employees, representatives and lenders and, during such period, each of the Company and Parent shall (and shall cause its Subsidiaries, if any, to the extent permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request; PROVIDED, HOWEVER, each of the Company and Parent may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any of its Subsidiaries requires such party or any of its Subsidiaries to restrict access to any properties or information. Except as the Company may otherwise agree in writing, Parent and its representatives shall be bound by the provisions of the letter agreement dated February 10, 1999, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall remain in full force and effect.

    5.3 APPROVALS AND CONSENTS; COOPERATION. Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries, if any, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the procurement of the Financing and the satisfaction of the conditions set forth in Article VI) as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this

Agreement, other than those as to which the failure to so prepare and file such documentation would not have a Material Adverse Effect on any of the Company, Parent or Merger Sub, as the case may be, or would not prevent the consummation of the Merger by the Outside Date (the "REQUIRED REGULATORY APPROVALS") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Regulatory Approvals. Without limiting the generality of the foregoing, each of the Company and Parent agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Parent shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws, each of the Company and Parent shall use its reasonable best efforts to resist or resolve such suit. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any Required Regulatory Approvals or other statement, filing, tax ruling request, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

    5.4 FINANCING. Parent shall use its reasonable best efforts (i) to consummate the Financing on terms consistent with the Commitments or such other financing or terms as shall be mutually and reasonably satisfactory to the Company and Parent on or before the Closing Date, and (ii) to execute and deliver definitive agreements with respect to the Financing upon the terms provided in the Commitments or such other financing or terms as shall be mutually and reasonably satisfactory to the Company and Parent (the "DEFINITIVE FINANCING AGREEMENTS") on or before the Closing Date; provided that reasonable best efforts of Parent as used in this Section 5.4 shall in no event require Parent to agree to financing terms materially more adverse to Parent than those provided for in the Commitments. Parent shall use its reasonable best efforts to keep the Commitments in effect until the earlier of the Closing Date or the termination of this Agreement (which shall include, but not be limited to, obtaining any necessary extensions of the Commitments through such date) and to satisfy on or before the Closing Date all requirements of the Commitments and the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The Company shall use its reasonable best efforts to assist and cooperate with Parent to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing which are applicable to the Company.

    5.5. ACQUISITION PROPOSALS. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

        (a) The Company agrees that the directors constituting the Special Committee shall not, and the Company shall use its reasonable best efforts to cause the Company's other Representatives and the Special Committee's Representatives not to, directly or indirectly, initiate, encourage or solicit the making, submission or announcement of any Acquisition Proposal. As used herein, the term "Acquisition Proposal" means and includes any offer, indication of interest or proposal (other than by Parent, Merger Sub or any of the Principals or any of them jointly with any other person)

    (i) to acquire 30% or more of the Company's assets, or (ii) relating to a transaction which would upon the consummation thereof result in any person beneficially owning 30% or more of the capital stock of the Company, in either case whether by merger, consolidation, share exchange, reorganization or other business combination, purchase of assets, tender or exchange offer or otherwise.

        (b) The Company agrees that the directors constituting the Special Committee shall not, and the Company shall use its reasonable best efforts to cause the Company's other Representatives and the Special Committee's Representatives not to, directly or indirectly, engage in discussions, furnish or provide any non-public information or data or afford reasonable access to the properties, books, records and Representatives of the Company (other than employees of the Company) to any person with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Company, the Company Board or the Special Committee may (or may direct any Representative of the Company or the Special Committee to) (i) engage in discussions with respect to furnishing such information or affording such access, (ii) furnish or provide any such information, or (iii) afford any such access, with or to any person that has made and has pending a written Acquisition Proposal which the Special Committee has determined in good faith is reasonably likely to lead to a Superior Proposal; provided that, prior to taking any action described in any of the foregoing clauses (i), (ii) or
    (iii), (A) such person has entered into a confidentiality agreement for the benefit of the Company on substantially the same terms as set forth in the Confidentiality Agreement or on terms more favorable to the Company, and (B) the Company has notified Parent of the taking of any such action which notice shall include the identity of the person making such Acquisition Proposal and the terms thereof.

        (c) The Company agrees that the directors constituting the Special Committee shall not, and the Company shall use its reasonable best efforts to cause the Company's other Representatives and the Special Committee's Representatives not to, directly or indirectly, engage in any negotiations with any person with respect to an Acquisition Proposal; PROVIDED, HOWEVER, nothing contained in this Agreement shall prevent or otherwise restrict the Company, the Company Board or the Special Committee from:

            (i) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; or

            (ii) engaging (or causing its Representatives to engage) in negotiations with any person in response to an Acquisition Proposal by any such person; or

           (iii) withdrawing or modifying its recommendation of, or refraining from recommending, the Merger and this Agreement, approving any Superior Proposal or declaring such Superior Proposal advisable or recommending such Superior Proposal to the Company's stockholders, or terminating this Agreement in accordance with Section 7.1(e);

if and only to the extent that,

           (A) prior to taking any action described in either of the foregoing clauses (ii) or (iii), the Special Committee determines in good faith, after consultation with and giving due consideration to the advice of its legal and financial advisors, that such Acquisition Proposal (x) is as or more likely than the Merger to be consummated, taking into account all legal, financial, regulatory, tax and other aspects of such Acquisition Proposal and the conditions and contingencies thereof, (y) is one as to which there has been provided evidence of cash on hand or readily available under existing lines of credit or written commitments for financing sufficient to fund the consummation of such Acquisition Proposal, and (z) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (any such

       Acquisition Proposal being referred to in this Agreement as a "SUPERIOR PROPOSAL"); and

           (B) prior to taking any action described in clauses (i) or (ii) above, the Company shall notify Parent that the Company intends to take such action and shall provide Parent with a copy of the written Acquisition Proposal and, if necessary to disclose the terms of such Acquisition Proposal, a written description of the financial and other terms thereof; and

           (C) prior to taking any action described in clause (iii) above, the Company and the Special Committee shall have afforded Parent ten (10) Business Days from the date of notice to Parent as provided in clause (B) above to propose to the Company such modifications to the transactions contemplated hereby as Parent may elect (as so modified, a "MODIFIED PROPOSAL"); provided that, notwithstanding the foregoing, the Special Committee (i) shall provide Parent written notice of any material changes in the terms of the applicable Superior Proposal during the pendency thereof, and (ii) shall afford Parent five (5) Business Days after written notification of the final material economic terms of the Superior Proposal to make a Modified Proposal. During any time within which Parent has the opportunity to make a Modified Proposal, the Company agrees to negotiate in good faith with Parent to enable Parent to negotiate a Modified Proposal such that the subject Acquisition Proposal would no longer constitute a Superior Proposal.

        (d) The Company represents and warrants that, as of the date hereof, it has ceased and has caused to be terminated all existing discussions or negotiations with any parties conducted heretofore.

        (e) Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 5.5,
    Section 7.1 and Section 7.2 and make a copy of this Section 5.5, Section 7.1 and Section 7.2 available to a third party.

    5.6  EMPLOYEE BENEFITS; COMPANY PLANS

        (a) Subject to Section 5.6(b) below, for a period of at least one (1) year immediately following the Closing Date, Parent shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements (not including equity incentive arrangements) which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the Company as of the date hereof.

        (b) Unless otherwise agreed to in writing by the employee party thereto, Parent shall cause the Surviving Corporation to honor all written employment, bonus, severance and termination plans and agreements of employees of the Company and its Subsidiaries in effect on or prior to the date of this Agreement in accordance with their terms, including, without limitation, the treatment of the transactions contemplated hereby as a "change of control" thereunder.

    5.7 FEES AND EXPENSES. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger, (b) the Expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals shall be paid by the Company, and (c) as provided in
Section 7.2.

    5.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Surviving Corporation shall cause to be maintained in effect (a) for a period of six (6) years after the Effective Time, the provisions regarding indemnification of current or former officers and directors (the

"INDEMNIFIED PARTIES") contained in the Organizational Documents of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries as of the date hereof, and (b) for a period of six
(6) years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with an insurer of equal claims paying ratings and of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

    5.9 PUBLIC ANNOUNCEMENTS. From and after the date hereof until the Effective Time, the Company and Parent shall use all reasonable best efforts to develop a joint communications plan and each party shall use all reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of Nasdaq or any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

    5.10 TAKEOVER STATUTES. The Company and the Company Board or any duly authorized committee thereof, including the Special Committee, subject to its fiduciary duties, shall grant such approvals and take such actions as are necessary to render Section 203 of the DGCL and any other applicable takeover statute inapplicable to the Merger and the other transactions contemplated hereby and by the Voting Agreement, so that the Merger and the other transactions contemplated hereby and by the Voting Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and shall otherwise act to eliminate or minimize the effects of any such takeover statute on the execution and delivery of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby.

    5.11 SUPERMAJORITY VOTING REQUIREMENT. From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to
Section 7.1, except as otherwise provided in this Section 5.11, (a) any material matter or transaction not previously approved by the Company Board or disclosed in any Report filed by the Company with the SEC prior to the date hereof between the Company and any of Parent, Merger Sub, the Principals or their respective Affiliates not expressly contemplated by this Agreement or the Voting Agreement,
(b) any amendment to any resolution of the Company Board relating to the formation of or delegation of authority to the Special Committee, and (c) any action proposed to be taken by the Company Board which would or would be reasonably likely to result in the breach of any covenant of the Company under this Agreement or the Voting Agreement, shall be presented to the Special Committee or, if required by law, to the Company Board and, if presented to the Company Board, approval thereof shall require the act of two-thirds (2/3) of the entire Company Board. In furtherance thereof, the Company's bylaws shall, upon action by the Company Board, be amended as of the date hereof to read as set forth in EXHIBIT E attached hereto.

    5.12 VOTING AGREEMENT; CERTAIN OTHER AGREEMENTS. Parent and Merger Sub shall, and shall use their respective best efforts to cause the Principals to, comply with the terms and provisions of the Voting Agreement. The Company shall comply with the terms and provisions of the Voting Agreement. Neither the Company nor any Subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party and entered into in connection with an Acquisition Proposal without the prior written consent of Parent (which shall not be unreasonably withheld or delayed).

    5.13 FURTHER ASSURANCES. The proper officers of the Company, Parent and Merger Sub shall take any reasonably necessary actions if, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement.

                                  ARTICLE VI.
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all the transactions contemplated hereby, including the Merger, under the DGCL.

        (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; PROVIDED, HOWEVER, the party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated. The provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to
    Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

    6.2 CONDITIONS TO THE OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. In addition to the conditions set forth in Section 6.1, the obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver by Parent, on or prior to the Closing Date, of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations or warranties, individually or in the aggregate, would not have a Material Adverse Effect on the Company (provided that, solely for purposes of this Section 6.2(a), any representation or warranty of the Company that is qualified by materiality or Material Adverse Effect shall be read as if such language were not present) or would not prevent the consummation of the Merger by the Outside Date, or (ii) such representations and warranties speak as of an earlier date. Parent shall have received an officer's certificate executed on behalf of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS AND COVENANTS. The Company shall have performed or complied with all of its obligations and covenants required to be performed by the Company under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date. Parent shall have received an officer's certificate executed on behalf of the Company to such effect.

        (c) FINANCING. The funding of the financing under the Definitive Financing Agreements shall have occurred or the proceeds thereof shall be immediately available.

    6.3 CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. In addition to the conditions set forth in Section 6.1, the obligation of the Company to effect the

Merger is further subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations or warranties, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Merger Sub (provided that, solely for purposes of this Section 6.3(a), any representation or warranty of Parent or Merger Sub that is qualified by materiality or Material Adverse Effect shall be read as if such language were not present) or would not prevent the consummation of the Merger by the Outside Date, or (ii) such representations and warranties speak as of an earlier date. The Company shall have received an officer's certificate executed on behalf of Parent and Merger Sub to such effect.

        (b) PERFORMANCE OF OBLIGATIONS AND COVENANTS. Parent and Merger Sub shall have performed or complied with all of their respective obligations and covenants required to be performed by them under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on Parent or Merger Sub or would not prevent the consummation of the Merger by the Outside Date. The Company shall have received an officer's certificate executed on behalf of Parent and Merger Sub to such effect.

                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a) By mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

        (b) By either the Company or Parent if the Merger shall not have been consummated by the date which is six (6) months after the date of this Agreement (the "OUTSIDE DATE"); PROVIDED, HOWEVER, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; PROVIDED, FURTHER, that if on the Outside Date any conditions to Closing set forth in Section 6.1(b) or Section 6.1(c) have not been fulfilled, but all other conditions to Closing have been fulfilled or are capable of being fulfilled by the Outside Date, then the Outside Date shall be extended to the date which is nine (9) months after the date of this Agreement;

        (c) By either the Company or Parent if any Governmental Entity shall have issued any judgment, injunction, order, decree or ruling or taken any other action (with respect to which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or prohibiting Parent, Merger Sub or the Company from consummating the transactions contemplated by this Agreement, including the Merger, and such judgment, injunction, order, decree, ruling or other action shall have become final and nonappealable;

        (d) By either the Company or Parent if any approval by the stockholders of the Company required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained at the Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the Required Company Vote; provided that, the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if the grantees of the irrevocable proxy set forth in Section 4 of the Voting Agreement shall be unable to vote shares of Company Common Stock subject to such proxy in favor of the Merger at the Stockholders Meeting and Parent, Merger Sub or any of the Principals shall have failed to vote their shares of Company Common Stock (or otherwise consented in writing with respect thereto) in favor of the Merger at the Stockholders Meeting;

        (e) By the Company or Parent, if, prior to the Effective Time, the Company Board, based upon the recommendation of the Special Committee, has resolved to accept a Superior Proposal;

        (f) By Parent if, prior to the Effective Time, (i) the Company Board, based upon the recommendation of the Special Committee, shall have withdrawn or adversely modified its recommendation of this Agreement and the Merger;
    (ii) the Company Board, based upon the recommendation of the Special Committee, shall have recommended to the stockholders of the Company that they approve an Acquisition Proposal other than the transactions contemplated by this Agreement, including the Merger; (iii) an Acquisition Proposal made as a tender offer or exchange offer which, if consummated, would result in any person beneficially owning 30% or more of the outstanding shares of Company Common Stock is commenced and the Company Board shall not have recommended rejection of such tender offer or exchange offer by the date required for such recommendation under Rule 14e-2 promulgated under the Exchange Act; (iv) the Company, based on the recommendation of the Special Committee, fails to include in the Proxy Statement (x) the Company Board's recommendation to the Company's stockholders to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, or (y) the fairness opinion of U.S. Bancorp Piper Jaffray referred to in Section 3.1(k) (subject to such modifications thereto as do not adversely modify the opinion of U.S. Bancorp Piper Jaffray as to the fairness of the consideration to be received in the Merger from a financial point of view); (v)(A) the Company, based upon the recommendation of the Special Committee, has failed to mail the Proxy Statement in accordance with Section 5.1(b)(ii) or has postponed or, without having obtained the Required Company Vote, adjourned the Stockholders Meeting (unless such failure to mail, postponement or adjournment, as the case may be, was necessitated by applicable law), and (B) an Acquisition Proposal was publicly pending or was known to the Special Committee at the time of such failure to mail, postponement or adjournment, as the case may be; or (vi) the Company has resolved to take any of the actions specified in clause (i) or (ii) or (v) above;

        (g) By Parent if, prior to the Effective Time, there shall be a breach in any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which would result in a failure of any of the conditions set forth in Section 6.2, which breach cannot be or shall not have been cured in all material respects on or before the Outside Date;

        (h) By the Company if, prior to the Effective Time, there shall be a breach in any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement which would result in a failure of any of the conditions set forth in Section 6.3, which breach cannot be or shall not have been cured in all material respects on or before the Outside Date; or

        (i) By Parent if the condition set forth in Section 6.2(c) shall not have been satisfied by the Outside Date by reason of the failure of any condition to closing set forth in the Definitive Financing Agreements or upon the exercise by any person party to the Definitive Financing Agreements (other than Parent, Merger Sub or any of the Principals) of any right to terminate the Definitive Financing Agreements; PROVIDED, HOWEVER, the right to terminate this Agreement under this Section 7.1(i) shall not be available if Parent shall have breached its obligations under Section 5.4.

    7.2  EFFECT OF TERMINATION; TERMINATION FEE AND REIMBURSEMENT OF EXPENSES

        (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Representatives and Affiliates and all rights and obligations of the parties hereto shall cease, except (i) with respect to Section 3.1(h) (Brokers and Finders),
    Section 3.2(g) (Brokers and Finders), Section 5.2 (Access to Information; Confidentiality), Section 5.7 (Fees and Expenses), this Section 7.2 (Effect of Termination; Termination Fee and Reimbursement of Expenses) and Article VIII, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement. No termination of this Agreement at a time when any amounts are then due Parent pursuant to Section 7.2(b) or Section 7.2(c) shall be effective until such amounts are paid.

        (b) If:

            (i) (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d), and (B) a public announcement or public disclosure of any Acquisition Proposal was made prior to the date of the Stockholders Meeting and was publicly pending on or within the five (5) Business Days prior to the date of the Stockholders Meeting; or

            (ii) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(e); or

           (iii) this Agreement is terminated by Parent pursuant to Section 7.1(f) (except that if this Agreement is terminated pursuant to clause
       (iv) thereof no Termination Fee shall be payable unless an Acquisition Proposal was publicly pending or was known to the Special Committee at the time the Company Board's recommendation referred to in clause (iv) or the fairness opinion of U.S. Bancorp Piper Jaffray, as the case may be, was not included in the Proxy Statement; or

            (iv) the Company willfully and materially breaches the provisions of
       Section 5.5;

then the Company shall pay Parent a cash termination payment equal to $1,000,000 (the "TERMINATION FEE") (plus an additional amount, if, at the time such Termination Fee is payable, Parent's Expenses shall be less than $1,750,000, equal to the amount by which Parent's Expenses shall be less than $1,750,000, but not to exceed $250,000), which amount shall be payable by wire transfer of immediately available funds no later than two (2) Business Days after such termination. Except as provided in Section 7.2(c) and Section 8.10, the Termination Fee (provided the same shall be promptly paid) shall be the exclusive remedy of Parent and Merger Sub as a result of (x) the termination of this Agreement by the Company or Parent pursuant to Section 7.1(d) or Section 7.1(e) or by Parent pursuant to Section 7.1(f), or (y) the Company's breach of the provisions of Section 5.5.

        (c) If this Agreement is terminated other than (i) by the Company or Parent pursuant to Section 7.1(b), (A) at a time when the Financing is not then available for immediate funding due to a material breach by Parent of
    Section 5.4, or (B) if the failure to consummate the Merger by the Outside Date is due to the failure of the conditions set forth in Section 6.3; (ii) by the Company or Parent pursuant to Section 7.1(c) if the judgment, injunction, order, decree or ruling or other action referred to therein is due to the failure of the conditions set forth in Section 6.3; (iii) by the Company pursuant to Section 7.1(d) if the grantees of the irrevocable proxy set forth in Section 4 of the Voting Agreement shall be unable to vote shares of Company Common Stock subject to such proxy in favor of the Merger at the Stockholders Meeting and Parent, Merger Sub or any of the Principals, as the case may be, shall have failed to vote their shares of Company Common Stock (or otherwise consented in writing with respect thereto) in favor of the Merger at the Stockholders Meeting; or (iv) by the Company pursuant to Section 7.1(h), then, in addition to any other amounts which may be payable to Parent pursuant to Section 7.2(b), the Company shall reimburse Parent for all Expenses, including, without limitation, commitment, appraisal and other fees relating to the Financing and the reasonable fees and disbursements of accountants, attorneys and investment bankers, whether retained by Parent or by any other person; provided that in no event shall the Company be required to pay in excess of an aggregate of $1,750,000 pursuant to this Section 7.2(c) (plus, in the event no amounts then are or will be payable under Section 7.2(b), an additional amount not to exceed $500,000). Payment of Expenses pursuant to this Section 7.2(c) shall be made not later than two
    (2) Business Days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail such Expenses of Parent.

        (d) The parties hereto acknowledge and agree that the provisions for payment of the Termination Fee and the reimbursement of Expenses set forth in Section 7.2(b) and Section 7.2(c), respectively, are included in this Agreement to reasonably induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses reasonably related to entering into this Agreement, obtaining the Commitments and the Financing and consummating the transactions contemplated hereby, including the Merger.

        (e) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to pay Parent any amounts due under this
    Section 7.2, Parent shall be entitled to payment or reimbursement by the Company of all reasonable expenses, including attorneys' fees, incurred by Parent which are directly related to the prosecution of any action with respect to a claim under this Section 7.2, provided that Parent is the prevailing party (by final nonappealable judgment of a court of competent jurisdiction) in such action with respect to such claim.

    7.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after any required approval of the matters presented in connection with the Merger by the stockholders of the Company; PROVIDED, HOWEVER, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

    7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section
7.4 or any other approval or consent required or permitted to be given pursuant to this Agreement or the exercise of any rights or satisfaction of any obligations of the parties hereunder shall, in order to be effective and in addition to the requirements of applicable law, require (a) in the case of the Company, the action of the Special Committee or, if required by law, the action of the entire Company Board in accordance with Section 5.11, which action shall be based on the recommendation of the Special Committee, or (b) in the case of Parent or Merger Sub, the action by the respective Boards of Directors thereof (or a duly authorized committee thereof or a duly authorized designee of such board of directors or committee thereof).

                                 ARTICLE VIII.
                               GENERAL PROVISIONS

    8.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS. None of the representations, warranties, covenants and other agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE COMPANY, PARENT OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE DOCUMENTS AND THE INSTRUMENTS REFERRED TO HEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and confirmation of such transmission is received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a) if to Parent or Merger Sub, to:

           RB Capital, Inc.
           c/o Frank B. Day, President
           1010 69th Street
           Boulder, Colorado 80303
           Facsimile No.: (303) 499-3738

       with a copy to:

           Davis, Graham & Stubbs LLP
           370 Seventeenth Street, Suite 4700
           Denver, Colorado 80201-0185
           Attention: Paul Hilton
           Facsimile No.: (303) 893-1379

        (b) if to the Company, to:

           Rock Bottom Restaurants, Inc.
           c/o Special Committee of the Board of Directors
           248 Centennial Parkway, Suite 100
           Louisville, Colorado 80027
           Attention: Duncan H. Cocroft, Chairman
           Facsimile No.: (303) 664-4196

       with a copy to:

           Latham & Watkins
           5800 Sears Tower
           Chicago, Illinois 60606
           Attention: Mark D. Gerstein
           Facsimile No.: (312) 993-9767

    8.3 INTERPRETATION. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in any Exhibit in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    8.5  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES

        (a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

        (b) This Agreement is not intended to nor shall anything in this Agreement confer upon any person, other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8.

    8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. The parties hereby
(i) irrevocably submit to the exclusive jurisdiction of the Chancery Court of the

State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and (ii) waive, and agree not to assert, as a defense to any action, suit or proceeding for the interpretation or enforcement hereof, that such party is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereby irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such party and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.2, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

    8.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF SUCH PARTY HAS BEEN AUTHORIZED BY SUCH PARTY TO REPRESENT OR, TO THE KNOWLEDGE OF SUCH PARTY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 8.7.

    8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or in certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

    8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions of this Agreement (without requirement to post a bond, if applicable), this being in addition to any other remedy to which the parties are entitled at law or in equity.

    8.11 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

        (a) "AFFILIATE" shall have the meaning ascribed to such terms under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (b) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

        (c) "EXPENSES" means and includes all out-of-pocket costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, banks, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the Financing.

        (d) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries taken as a whole.

        (e) "ORGANIZATIONAL DOCUMENTS" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

        (f) "OTHER PARTY" means, with respect to the Company, Parent and, with respect to Parent or Merger Sub, the Company.

        (g) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, "group" (as defined in the Exchange Act) or other entity.

        (h) "REPRESENTATIVES" means, collectively, the directors, officers, employees, agents and other representatives (including any investment bankers, financial advisors, attorneys or accountants) of any person.

        (i) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
    (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

                                RB CAPITAL INC., a Delaware corporation

                                By:  /s/ FRANK B. DAY
                                     -----------------------------------------
                                     Name: Frank B. Day
                                     TITLE: PRESIDENT

                                RBR ACQUISITION CORP., a Delaware corporation

                                By:  /s/ FRANK B. DAY
                                     -----------------------------------------
                                     Name: Frank B. Day
                                     TITLE: PRESIDENT

                                ROCK BOTTOM RESTAURANTS, INC. a Delaware corporation

                                By:  /s/ WILLIAM S. HOPPE
                                     -----------------------------------------
                                     Name: William S. Hoppe
                                     TITLE: EXECUTIVE VICE PRESIDENT, CHIEF
                                     FINANCIAL OFFICER AND CHIEF ADMINISTRATIVE
                                     OFFICER

                                                                         ANNEX B

                                                                [LOGO]

March 18, 1999
Special Committee of the Board of Directors
Rock Bottom Restaurants, Inc.
248 Centennial Parkway
Louisville, CO 80027

Members of the Special Committee:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Parent, as defined below, and persons affiliated with Parent) of the outstanding shares of Common Stock (the "Shares") of Rock Bottom Restaurants, Inc. (the "Company"), of the $10.00 per Share in cash into which each outstanding Share of the Company held by persons other than Parent and persons affiliated with Parent (such other shareholders being herein referred to as the "Unaffiliated Shareholders") is proposed to be converted pursuant to the terms of the proposed merger (the "Merger") of the Company with RB Acquisition Corp. ("Acquiror"), a wholly owned subsidiary of RB Capital, Inc. ("Parent"). The terms of the Merger are set forth in the Agreement and Plan of Merger, to be dated as of March 18, 1999, by and among the Company, Acquiror and Parent (the "Merger Agreement").

    U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. U.S. Bancorp Piper Jaffray is currently acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger, for which the Company will pay a fee that is contingent upon the consummation of the Merger. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with this engagement. In the past, we have provided certain investment banking services to the Company. U.S. Bancorp Piper Jaffray makes a market in shares of the Company's common stock and provides research coverage on the Company.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

    (i) Reviewed the Merger Agreement;

    (ii) Reviewed the Annual Reports on Form 10-K for the Company for the three fiscal years ended December 28, 1997;

   (iii) Reviewed the Quarterly Reports on Form 10-Q for the Company for the quarters ended September 27, 1998, June 28, 1998, and March 29, 1998;

    (iv) Reviewed unaudited financial results and certain other operating data for the Company for the fiscal year ended December 27, 1998, certain unaudited financial results and other operating data for January and February 1999 and five-year financial forecasts for the Company on a stand-alone public company basis prepared by the Company's management for the years ending 1999 through 2003;

    (v) Conducted discussions with certain members of senior management of the Company concerning topics such as the financial condition, operating performance and balance sheet of the Company, and the prospects for the Company;

    (vi) Conducted discussions with members of the Special Committee of the Board of Directors;

   (vii) Reviewed information regarding the Company's owned/leased properties and sale/leaseback agreements;

  (viii) Reviewed the historical prices and trading activity for the Company Common Stock;

    (ix) Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

    (x) Performed discounted cash flow analysis on the five-year financial forecasts for the Company on a stand-alone public company basis furnished by the Company's management;

    (xi) Compared certain financial data of the Company with certain financial and securities data of companies we deemed similar to the Company;

   (xii) Compared premiums paid relative to recent public market pre-announcement trading prices of certain selected merger and acquisition transactions to the Company implied premium;

  (xiii) Modified the five-year financial forecasts for the Company as a stand-alone public company based on anticipated changes to be made as a private company by Parent, analyzed the feasibility of a leveraged buyout of the Company based on these changes and performed a discounted cash flow analysis on these modified forecasts;

   (xiv) Reviewed recent press releases and legal and accounting correspondence; and

   (xv) Evaluated, responded to and negotiated with respect to unsolicited indications of interest from persons other than Parent both prior to and after the Company's January 27, 1999 public announcement of its receipt of indications of interest, including that of Parent.

    We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided by the Company or otherwise made available to us and have not assumed responsibility for independently verifying such information. We have assumed, in reliance upon the assurances of the Company management, that the information provided pertaining to the Company has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to us.

    In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company, have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of the Company and express no opinion regarding the liquidation value of the Company.

    Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

    Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Company Common Stock have traded or at which such shares may trade at any future time. Although the Company publicly announced indications of interest in the Company on January 27, 1999, and the Special Committee authorized us to evaluate, respond to and negotiate with respect to such indications of interest, we have not been authorized by the Special Committee to solicit, and did not solicit, other entities for purposes of a business combination with the Company.

    This opinion is furnished pursuant to our engagement letter dated December 22, 1998. Except with respect to the use of this opinion in connection with the proxy statement or Schedule 13e-3 relating to the Merger, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent (which consent shall not be unreasonably withheld or delayed). This opinion does not address the basic decision to proceed with or effect the Merger. This opinion is directed to the Special Committee of the Board of Directors, except that the Board of Directors of the Company is expressly authorized to rely on this opinion, and is not intended to be and shall not be deemed to be a recommendation to any shareholder of the Company as to how to vote with respect to the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the cash consideration to be received by Unaffiliated Shareholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Unaffiliated Shareholders.

Sincerely,

/s/ U.S. Bancorp Piper Jaffray Inc.
U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                         RELATING TO DISSENTERS' RIGHTS

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the Effective Time of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (i) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the Effective Time of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the Effective Time of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the Effective Time of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the Effective Time of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the Effective Time of the merger or consolidation, shall, also notify such stockholders of the Effective Time of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the Effective Time of the merger or consolidation, either (1) each such constituent corporation shall send a second notice before the

    Effective Time of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the Effective Time of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such Effective Time; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the Effective Time of the merger or consolidation, the record date shall be such Effective Time. If no record date is fixed and the notice is given prior to the Effective Time, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the Effective Time of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Time of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the Effective Time of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the Effective Time of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the Effective Time of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PROXY
                         ROCK BOTTOM RESTAURANTS, INC.
                       248 CENTENNIAL PARKWAY, SUITE 100
                           LOUISVILLE, COLORADO 80027

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF ROCK BOTTOM RESTAURANTS, INC.

    The undersigned stockholder of ROCK BOTTOM RESTAURANTS, INC., a Delaware corporation (the "Company"), hereby appoints DUNCAN H. COCROFT, GERALD A. HORNBECK and MARY C. HACKING, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent, and to vote as designated on the reverse side, all the shares of common stock of the Company held of record by the undersigned on June 14, 1999 at the Special Meeting of Stockholders of the Company, to be held at Hotel Boulderado, 2115 13th Street, Boulder, Colorado, on July 23, 1999 at 10:00 a.m., Mountain Daylight Time and at all adjournments or postponements thereof upon the following matters, as set forth in the Notice of Special Meeting of Stockholders and Proxy Statement, each dated June 24, 1999, copies of which have been received by the undersigned, hereby revoking any proxy heretofore given.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

             (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

                                                         PLEASE MARK
                                                         YOUR VOTES
                                                        AS INDICATED     /X/
                                                           IN THIS
                                                          EXAMPLE:

The board of directors of the Company recommends a vote for the Agreement and Plan of Merger.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 18, 1999, by and among RB Capital, Inc., RBR Acquisition Corp. and the Company, as heretofore and hereafter amended, and the transactions contemplated thereby:

            / /  FOR            / /  AGAINST            / /  ABSTAIN

2. The proxies are hereby authorized to vote in their discretion upon all other business as may properly come before the Special Meeting.
                                         Please sign exactly as your name
                                         appears on this proxy. If the shares
                                         represented by this proxy are held by
                                         joint tenants, both must sign. When
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such. If
                                         stockholder is a corporation, please
                                         sign in full corporate name by
                                         President or other authorized officer.
                                         If stockholder is a partnership, please
                                         sign in partnership name by authorized
                                         person.

Signature:                                                                  Date:
           -----------------------------------------------------------             ---------------------------------------

Signature:                                                                  Date:
           -----------------------------------------------------------             ---------------------------------------

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
              PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE